As Filed With the Securities and Exchange Commission on January 5, 2007	Registration No. 333-139139

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED SECURITY BANCSHARES

(Exact Name of Registrant as Specified in its Charter)

California	6022	91-2112732
(State or Other Jurisdication of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

2126 Inyo Street, Fresno, California 93721

(559) 248-4944

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis R. Woods, President and Chief Executive Officer

United Security Bancshares

2126 Inyo Street, Fresno, California 93721

(559) 248-4944  /  Fax: (559) 248-5088

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Gary Steven Findley, Esq.	Daniel B. Eng. Esq.
Gary Steven Findley & Associates	Bullivant Houser Bailey, P.C.
1470 N. Hundley Street, Anaheim, California 92806	1415 L Street, Suite 1000, Sacramento, California 95814
(714) 630-7136 / Fax: (714) 630-7910	(916) 930-2500 / Fax: (916) 930-2501

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value	1,192,821	$23.46	$27,983,580.66	(1)	$2,994.25	(2)

(1)           Pursuant to the provisions of Rule 457(o) the registration fee is calculated based on 1,192,821 shares of Registrant’s common stock at $23.46 per share, based on the closing price of Registrant’s common stock on December 1, 2006.

(2)           Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

To the Shareholders of Legacy Bank, N.A.

APPROVAL OF A MERGER PROPOSAL

YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Legacy Bank, N.A. has approved a merger combining Legacy Bank with United Security Bank, which will continue as the subsidiary of United Security Bancshares.  This document serves as both the proxy statement of Legacy Bank and the prospectus of United Security.

In the transaction, shareholders of Legacy Bank will receive shares of stock in United Security for each share of Legacy Bank common stock that they own.  It is most likely that the shareholders of Legacy Bank will receive at least $12.8471 worth of United Security common stock for each share of Legacy Bank common stock.

We expect the transaction will be tax-free to Legacy Bank’s shareholders that do not choose to exercise dissenter’s rights, except that cash paid in lieu of fractional shares will be taxable.  Upon completion of the merger, we expect that the shareholders of Legacy Bank will own approximately 9.5% of the outstanding common stock of United Security.

We will hold a special meeting at which we will ask our shareholders to approve the merger.  Information about this meeting and the merger is contained in this proxy statement-prospectus.  In particular, see “Risk Factors” beginning on page   .  We urge you to read this document carefully and in its entirety.

Whether or not you plan to attend the meeting, please vote as soon as possible to make sure that your shares are represented at the meeting.  If you do not vote, it will have the same effect as voting against the merger.

Our board of directors unanimously recommends that our shareholders vote FOR the merger.

Gary L. Hong	Thomas E. Ray
Chairman of the Board	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement-prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated               , 2007.

Legacy Bank, N.A.

Notice of Special Meeting of Shareholders

February 12, 2007

To:                              The Shareholders of

Legacy Bank, N.A.

Notice is hereby given that, under the terms of its Bylaws and the call of its Board of Directors, the special meeting of shareholders of Legacy Bank will be held at Legacy Bank’s head office, located at 125 East Campbell Avenue, Campbell, California, on Monday, February 12, 2007, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

1.                                      Approval of the Merger Agreement.  To approve the merger agreement dated October 6, 2006, as amended on December 1, 2006, attached as Appendix A to the proxy statement-prospectus and the merger of Legacy Bank with United Security Bank.

2.                                      Transaction of Other Business.  To transact other business that may properly be presented at the special meeting and any adjournment or adjournments of the special meeting.

The merger agreement sets forth the terms of the acquisition of Legacy Bank by United Security.  As a result of the acquisition, all shareholders of Legacy Bank will receive newly issued shares of United Security common stock for their shares of Legacy Bank common stock.  The transaction is also more fully described in the enclosed proxy statement-prospectus and in Appendix A. Based on United Security’s recent trading prices, it is anticipated that the shareholders of Legacy Bank will receive at least $12.8471 worth of United Security common stock for each share of Legacy Bank common stock.  The closing price per share of Legacy Bank common stock as of October 6, 2006 was $10.00.

The Board of Directors has fixed the close of business on January 5, 2007, as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

Since the affirmative vote of shareholders holding not less two-thirds of the outstanding shares of Legacy Bank common stock is required to approve the merger agreement, as amended and the merger of Legacy Bank with United Security Bank, it is essential that all shareholders vote.  You are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person.  If you do attend the meeting you may then withdraw your proxy.  The proxy may be revoked at any time prior to its exercise.

Shareholders who wish to exercise dissenters’ rights to receive from United Security the value of the Legacy Bank shares as of the date of the meeting based upon a valuation by a committee of three persons must vote against the merger or give written notice to Legacy Bank prior to the meeting that they dissent from the merger and must also fully comply with all applicable provisions of Section 214a of Title 12 of the United States Code, including making a written demand for dissenter’s rights and surrendering their certificates to United Security Bank for endorsement within 30 days of completion of the merger.  If the dissenting shareholder believes that the appraisal is unsatisfactory, the dissenting shareholder may appeal to the Office of the Comptroller of the Currency, or the OCC, whose determination of value shall be final and binding.  The OCC does not permit the appraisal value of the dissenting shares to include appreciation or depreciation as a result of the merger.  Please read the section entitled “The Merger – Dissenters’ Rights of Legacy Bank Shareholders” and Appendix B for additional information on dissenters’ rights.

By Order of the Board of Directors

Dated: , 2007	, Corporate Secretary

Table of Contents

Questions and Answers About the Merger

Summary
General
Parties to the Merger
Special Shareholders’ Meeting
The Merger
United Security Bank’s Management and Operations After the Merger
Financial Interests in the Merger of Directors and Executive Officers of Legacy
Differences in Your Rights as a Shareholder
Dissenters’ Rights
Dividends
Resale of United Security Common Stock by Former Legacy Bank Shareholders

Risk Factors
Risks Regarding the Merger
Risks Regarding United Security Common Stock
Risks Regarding the Businesses of United Security and Legacy Bank

A Warning about Forward Looking Statements

Markets; Market Prices And Dividends

Selected Financial Data

The Legacy Bank Meeting
General
Record Date; Stock Entitled to Vote; Quorum
Number of Votes
Votes Required
Voting of Proxies

The Merger
Background and Reasons for the Merger; Recommendation of the Board of Directors
Structure of the Merger
Calculation of Consideration to be Paid to Legacy Bank Shareholders
Certain Federal Income Tax Consequences
Regulatory Approvals
Resale of United Security Common Stock
Certain Effects of the Merger
Financial Interests in the Merger of Directors and Executive Officers of Legacy
Dissenters’ Rights of Legacy Bank’s Shareholders
Opinion of Financial Advisor

i

Accounting Treatment
The Merger Agreement

Description of United Security
Business
Management and Additional Information

Information About Legacy Bank
General
Employees
Properties
Legal Proceeding
Market Area and Competition
Effect of Government Policies and Recent Legislation
Supervision and Regulation
Summary Selected Financial Data
Overview
Results of Operations
Financial Condition
Effects of Inflation
Impact of New Accounting Pronouncements
Comparison of Shareholder Rights
Comparison of Corporate Structure
Voting Rights
Dividends
Number of Directors
Indemnification of Directors and Officers

Supervision and Regulation
Introduction
United Security
United Security Bank and Legacy Bank
Validity of United Security’s Common Stock

Experts

Where You Can Find More Information

Index to Financial Statements

List of Appendices

Agreement and Plan of Reorganization dated October 6, 2006,
by and between United Security Bancshares,
United Security Bank and Legacy Bank, N.A.,
as amended on December 1, 2006	Appendix A

ii

Section 214a(b) of Title 12 of the United States Code	Appendix B

Fairness Opinion of Howe Barnes Hoefer & Arnett, Inc.	Appendix C

iii

Questions and Answers About the Merger

This question and answer summary highlights selected information contained in other sections of this proxy statement-prospectus.  To understand the merger more fully, you should carefully read this entire proxy statement-prospectus, including all appendices and financial statements.

Q:           What am I being asked to vote on?

A:            You are being asked to vote on an agreement which, if approved, will result in Legacy Bank being merged with United Security Bank, a subsidiary of United Security.

Q:           What will happen if Legacy Bank shareholders approve the merger?

A:            If Legacy Bank shareholders approve the merger, Legacy Bank will merge with United Security Bank, a bank subsidiary of United Security, and Legacy Bank will cease to operate. We expect this to take place on or about February 16, 2007.  In the merger, each outstanding share of Legacy Bank common stock will be converted into that number of shares of United Security common stock determined pursuant to the terms of the merger agreement.

Q:            If the merger is approved what is the merger consideration to Legacy Bank shareholders?

A:            If you do not exercise dissenters’ rights, you will receive newly issued shares of United Security common stock in exchange for your shares of Legacy Bank common stock   The actual number of shares of United Security common stock to be issued is based upon a formula in the merger agreement that considers the average closing price of United Security common stock over a 20 business day period prior to the completion of the merger, the options and warrants of Legacy Bank exercised prior to the completion of the merger, and the costs associated with the termination of certain Legacy Bank data processing agreements.  The number of shares of United Security common stock you will likely receive for a share of Legacy Bank common stock is estimated to range between .5139 shares to .6424 shares of United Security common stock.  Please read the sections entitled “Risk Factors - Risks Regarding the Merger” and “The Merger - Calculation of Consideration to be Paid to Legacy Bank Shareholders,” and the merger agreement included as Appendix A for additional information.

Q:            Do Legacy Bank shareholders have dissenters’ rights in the merger?

A:            Yes.  Holders of Legacy Bank common stock who vote against the merger, or who give written notice to Legacy Bank prior to the meeting that they dissent from the merger, and who have fully complied with all applicable provisions of Section 214a of Title 12 of the United States Code, including making a written demand for dissenter’s rights and surrendering their certificates to United Security Bank for endorsement within 30 days of completion of the merger, have the right to receive from United Security the value of the Legacy Bank shares as of the date of the meeting based upon a valuation by a committee of three persons.  If the dissenting shareholder believes that the appraisal is unsatisfactory, the dissenting shareholder may appeal to the Office of the Comptroller of the Currency, or the OCC, whose determination of value shall be final and binding.  The OCC does not permit the appraisal value of the dissenting shares to include appreciation or depreciation as a result of the merger. Please read the section entitled “The Merger – Dissenters’ Rights of Legacy Bank Shareholders” and Appendix B for additional information.

Q:           Why is Legacy Bank merging with United Security Bank?

A:            United Security’s and Legacy Bank’s respective managements believe that their respective shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could individually accomplish.  United Security and Legacy Bank believe that their similar and complementary financial products and services in their respective markets will contribute to enhanced future performance, as well as providing a larger shareholder base.  United Security and Legacy Bank believe a larger shareholder base will increase shareholder liquidity and provide for increased shareholder value.  Please read the section entitled “The Merger - Background and Reasons for the Merger; Recommendation of the Board of Directors” for additional information.

Q:           Should I send in my certificates now?

A:            No.  You should not send your Legacy Bank stock certificates in the envelope provided for use in returning your proxy.  You will be sent written instructions for exchanging your stock certificates only if the merger is approved and completed.

Q:           What happens if I do not return my proxy card?

A:            If you fail to execute and return your proxy card, it will have the same effect as voting against the merger.

Q:           What risks should I consider before I vote on the merger?

A:            The risks that you should consider in deciding how to vote on the merger are explained in the section of this proxy statement-prospectus entitled “Risk Factors.”  You are urged to read this section, as well as the rest of this proxy statement-prospectus, before deciding how to vote.

Q:           How do I vote?

A:            Just indicate on your proxy card how you want to vote.  Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Legacy Bank special shareholders’ meeting.  Alternatively, you may attend the meeting and vote in person.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the merger.  If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the merger.

You may attend the meeting and vote your shares in person, rather than voting by proxy.  In addition, you may withdraw your proxy up to and including the day of the Legacy Bank special shareholders’ meeting by following the directions on pages     -     and either change your vote or attend the meeting and vote in person.

Q:           If my shares are held in my broker’s name, will my broker vote them for me?

A:            No.  Your broker can only vote your shares of Legacy Bank common stock if you provide instructions on how to vote them.  You should, therefore, instruct your broker on how to vote your shares by following the directions your broker provides when forwarding these proxy materials to you.  If you do not provide voting instructions to your broker, your broker will not be able to vote your shares.  This will have the effect of voting against the merger.

Q:           How do Legacy Bank’s directors plan to vote?

A:            All of Legacy Bank’s directors have committed to vote their shares in favor of the merger.  Legacy Bank’s directors collectively hold, as of the record date for the special shareholders’ meeting, 559,371 shares, or approximately 33.4%, of Legacy Bank common stock eligible to vote.  The affirmative vote of 66 2/3% of Legacy Bank’s issued and outstanding shares of common stock eligible to vote is needed to approve the merger.

Q:           Who can help answer my other questions?

A:            If you want to ask any additional questions about the merger, you should contact Mr. Thomas E. Ray, President and Chief Executive Officer, Legacy Bank, N.A., 125 E. Campbell Avenue, Campbell, California 95008, telephone (408) 641-1000.

Summary

This summary only highlights selected information from this proxy statement-prospectus.  You should carefully read this entire proxy statement-prospectus, including the appendices.  These will give you a more complete description of the merger, the merger agreement, as amended, which is referred to in this proxy statement-prospectus as the merger agreement, and the transactions proposed.  You should also refer to the section entitled “Description of United Security.”

General

This proxy statement-prospectus relates to the proposed merger of Legacy Bank with United Security Bank, a subsidiary of United Security.  Legacy Bank and United Security believe that the merger will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger (pages      and       )

United Security Bancshares

2126 Inyo Street

Fresno, California 93721

(559) 248-4944

United Security is a bank holding company headquartered in Fresno, California.  United Security has one subsidiary bank, United Security Bank.  Through its subsidiary, United Security serves the California communities of Bakersfield, Fresno, Firebaugh, Coalinga, Caruthers, San Joaquin, Taft and Oakhurst.

Please read the section entitled “Description of United Security” for additional information about United Security and United Security Bank.

Legacy Bank, N.A.

125 E. Campbell Avenue

Campbell, California 95008

(408) 641-1000

Legacy Bank is a national banking association which opened for business on October 1, 2003.  It has an office in Campbell.  Legacy Bank serves the California community of Campbell and other communities in Santa Clara county.

Please read the section entitled “Information About Legacy Bank” for additional information.

United Security Bank

2126 Inyo Street

Fresno, California 93721

(559) 248-4944

United Security Bank, N.A., predecessor to United Security Bank, originally started business as a national banking association on December 21, 1987.  On February 1, 1999, United Security Bank was incorporated under the laws of the State of California, and on February 3, 1999, following its conversion from a national banking association, was licensed by the California Commissioner of Financial Institutions and started operations as a California state-chartered bank.  United Security Bank is a member of the Federal Reserve System.  United Security Bank has ten banking branches and one construction lending office which provide financial services in Fresno, Madera and Kern counties.  Under the terms of the merger agreement Legacy Bank will merge with United Security Bank, and United Security Bank will be the survivor.

Special Shareholders’ Meeting (Page     )

Legacy Bank will hold its special shareholders’ meeting at Legacy Bank’s head office, located at 125 East Campbell Avenue, Campbell, California 95008 on Monday, February 12, 2007 at 6:00 p.m.  At this important meeting, Legacy Bank shareholders will consider and vote upon the approval of the merger and any other matter that is properly presented at the special shareholders’ meeting.  You may vote at the Legacy Bank special shareholders’ meeting if you owned shares at the close of business on January 5, 2007.  On that date, Legacy Bank had 1,674,373 shares of common stock issued and outstanding and entitled to be voted.

Each Legacy Bank shareholder is entitled to one vote for each share he or she held on January 5, 2007.  The affirmative vote by holders of at least two-thirds of Legacy Bank’s outstanding shares is required to approve the merger.  United Security’s shareholders are not required to approve the merger.  Please read the section entitled “The Legacy Bank Meeting” for additional information.

The Merger (Page     )

The merger will result in Legacy Bank being merged out of existence and into United Security Bank. The merger will not occur without Legacy Bank’s shareholders approval.  There are also other customary conditions which must be met in order for the merger to be completed.  Please read the sections entitled “The Merger - Structure of the Merger” and “- Certain Effects of the Merger” for additional information.

The Merger Agreement (Page     )

The merger agreement is the legal document that contains the merger’s terms and governs United Security’s and Legacy Bank’s merger process, including the issuance of United Security common stock to Legacy Bank’s shareholders in the merger.  Please read the entire merger agreement which is attached to this proxy statement-prospectus as Appendix A.  Also, please read the section entitled “The Merger - The Merger Agreement” for additional information.

Consideration to be Paid to Legacy Bank Shareholders (Page     )

You will have the right to receive newly issued shares of United Security common stock in exchange for your shares of Legacy Bank common stock.  The number of shares of United Security common stock to be issued is based upon an exchange ratio contained in the merger agreement.

The merger agreement provides that the number of shares of United Security common stock into which a share of Legacy Bank common stock shall be converted shall be determined in accordance with a formula.  The formula for the calculation of the number of shares of United Security received for each Legacy Bank share is as follows:

First, we determine the amount of the per share merger consideration to be paid to the Legacy Bank shareholders.  The merger consideration for each share of Legacy Bank common stock is the amount equal to the quotient of (A) the sum of (i) the product of $13.00 multiplied by 1,672,373 plus (ii) the aggregate dollar amount of capital added to Legacy Bank’s shareholders’ equity account upon the exercise of the Legacy Bank stock options or Legacy Bank warrants, as applicable, minus (iii) the costs associated with the cancellation of Legacy Bank’s data processing/technology agreements, divided by (B) the sum of (i) 1,672,373 plus (ii) the number of additional shares of Legacy Bank common stock issued upon exercise of any Legacy Bank stock option and/or Legacy Bank warrant, as applicable.

To determine the number of shares of United Security common stock, to be paid to for each share of Legacy Bank common stock, we then divide the per share merger consideration by the average closing price of a share of United Security common stock during the 20 business days ending on the fifth business day immediately prior to the closing of the merger, provided, however, that the average closing price for purposes of the calculation shall not be more than $25.00.

In the event the average closing price is less than $20.00, the merger agreement will terminate unless the parties renegotiated the merger terms.

As of November 17, 2006, one holder of a Legacy Bank stock option has exercised his option and has acquired 2,000 shares of newly issued Legacy Bank common stock.

Assuming

•              no other holders of Legacy Bank stock options or Legacy Bank warrants exercise either their options or warrants

•              the costs associated with canceling Legacy Bank’s data processing/technology agreements are approximately $250,000, and

•              the average closing price for United Security common stock is $      ,

then, the shareholders of Legacy Bank will receive approximately         shares of United Security common stock for each share of Legacy Bank common stock held.  The closing per share price of United Security common stock as of                2007 was $              .  Please read the sections entitled “Risk Factors - Risks Regarding the Merger” and “The Merger - Calculation of Consideration to be Paid to Legacy Bank Shareholders” for additional information.

Regulatory Approvals (Page     )

United Security has filed applications with the Federal Reserve Board, or FRB, and the California Department of Financial Institutions, or the DFI for the merger.  United Security has no reason to believe that the applications will not be approved.  Please read the section entitled “The Merger - Regulatory Approvals” for additional information.

Votes Required; Securities Held by Insiders (Page     )

Approval of the merger requires the affirmative vote of two-thirds of the outstanding shares, or 1,114,916 shares, of Legacy Bank’s 1,674,373 issued and outstanding shares of common stock.  Your failure to vote in person or by proxy, or your abstention from voting entirely, will have the same effect as voting against the merger.  Please read the section entitled “The Legacy Bank Meeting.”

Directors and executive officers owned approximately 572,371 shares, or 34.2%, of Legacy Bank’s outstanding shares of common stock.  Legacy Bank’s directors have entered into separate agreements in which they have agreed, among other things, to vote “FOR” approval of the merger agreement.  Please read the section entitled “The Merger - The Merger Agreement - Director Voting Agreements” for additional information.

Opinion of Legacy Bank’s Financial Advisor (Page     )

In deciding to approve the merger, Legacy Bank’s Board of Directors considered, among other things, the opinion dated October 6, 2006 of Howe Barnes Hoefer & Arnett, Inc., Legacy Bank’s financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by Legacy Bank’s shareholders as a result of the merger.  The financial advisor determined that the merger agreement is fair to Legacy Bank’s shareholders from a financial standpoint.  The advisor’s written opinion is attached as Appendix C.  You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion.  Please read the section entitled “The Merger - Opinion of Financial Advisor” for additional information.

Recommendation of Legacy Bank’s Board of Directors (Page     )

On October 6, 2006, Legacy Bank’s Board of Directors unanimously approved the merger agreement and the merger of Legacy Bank with United Security Bank.  Moreover, they unanimously believe that the merger’s terms are fair to you and in your best interests.  Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the merger agreement and the merger.  The conclusions of Legacy Bank’s Board of Directors regarding the merger are based upon a number of factors.  Please read the sections entitled “The Merger - Background and Reasons for the Merger; Recommendation of the Board of Directors” and “- Opinion of Financial Advisor” for additional information.

Exchange of Share Certificates (Page     )

After completing the merger, holders of Legacy Bank stock certificates will need to exchange those certificates for new certificates of United Security common stock.  Shortly after completing the merger, Wells Fargo Shareowner Services, United Security’s exchange agent, will send Legacy Bank’s shareholders detailed instructions on how to exchange their shares.  Please do not send any stock certificates until you receive these instructions.  Please read the section entitled “The Merger - The Merger Agreement - Exchange Procedures” for additional information.

Conditions to Closing the Merger (Page     )

In addition to shareholder approval, United Security’s and Legacy Bank’s obligations to close the merger depend on other conditions being met prior to the completion of the merger.  Please read the section entitled “The Merger - The Merger Agreement - Conditions to the Parties” Obligations” for additional information.

Closing the Merger (Page     )

If shareholder approval is received as planned, and if the conditions to the merger have either been met or waived, United Security and Legacy Bank anticipate that the merger will close on or about February 16, 2007.  However, neither United Security nor Legacy Bank can assure you whether or when the merger will actually close.  Please read the section entitled “The Merger - The Merger Agreement - The Closing” for additional information.

Termination of the Merger (Page     )

United Security and Legacy Bank can mutually agree to terminate or extend the merger agreement.  Either United Security or Legacy Bank can terminate the merger agreement in the event of a material breach or the occurrence of certain other events, including receipt of an offer from a third party.

United Security and Legacy Bank have agreed that in the event the merger agreement is terminated because of a material breach, the non-breaching party will be entitled to receive up to $200,000 from the breaching party.  Additionally, a fee of $300,000 must be paid by Legacy Bank if it completes an alternative merger or similar proposal within twelve months following a termination of the merger agreement by either Legacy Bank or United Security because of certain events specified in the merger agreement.  Please read the section entitled “The Merger - The Merger Agreement – Termination” and “- Discussions with Third Parties” for additional information.

Federal Income Tax Consequences (Page     )

The merger is intended to qualify as a reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code, and the merger is conditioned on the receipt of a legal opinion that the merger will so qualify.  If the merger qualifies as a reorganization, Legacy Bank shareholders, will not recognize any gain or loss upon the receipt of United Security common stock in exchange for Legacy Bank common stock in connection with the merger, except with respect to cash received in lieu of a fractional United Security common stock or in connection with dissenters’ rights.  For a more complete discussion of the federal income tax consequences of the merger, you should carefully read the discussion in the section entitled “Material United States Federal Income Tax Consequences” beginning on page      of this proxy statement/prospectus.  Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of the merger to you will depend upon your own situation.  You should also consult your tax advisor concerning all state, local and foreign tax consequences of the merger.

Accounting Treatment (Page     )

United Security must account for the merger as a purchase.  Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company.  Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired.  Please read the section entitled “The Merger - Accounting Treatment” for additional information.

United Security’s Management and Operations After the Merger (Page     )

At the time of the merger, one current director of Legacy Bank shall be appointed as a director of both United Security and United Security Bank.  The Legacy Bank director will be selected by the then existing board of directors of United Security from a list of three candidates determined by Legacy Bank.  All other directors of United Security shall remain as members of the board of directors of United Security, and all other directors of United Security Bank shall remain as members of the board of directors of United Security Bank.  In addition, the current executive officers of United Security and United Security Bank will remain the executive officers of those corporations.  Please read the section entitled “The Merger - Certain Effects of the Merger” and “- Financial Interests in the Merger of Directors and Executive Officers of Legacy” for additional information.

Financial Interests in the Merger of Directors and Officers of Legacy (Page     )

The directors and executive officers of Legacy Bank have financial interests in the merger over and above those of Legacy Bank shareholders.  As previously discussed, as condition to the merger, one of the Legacy Bank directors will be appointed as a director of United Security and United Security Bank.  In addition, United Security has agreed to offer each director of Legacy Bank who is not selected to serve as a member of United Security’s and United Security Bank’s boards of directors, the title of Director Emeritus which includes a monthly stipend of $400 as long as the director continues to hold at least 50% of the shares of United Security common stock issued to the director at the completion of the merger, and takes no actions construed as detrimental to United Security Bank.  Under the merger agreement, the Legacy director will be selected by the Board of Directors of United Security from a list of three candidates determined by Legacy Bank.  Legacy Bank has not made a determination of the three candidates.  Finally, the directors and officers of Legacy Bank will also receive continuing insurance protections under the existing directors’ and officers’ liability insurance policy of Legacy Bank.  You should consider these interests in deciding how to vote.  Please read the section entitled “The Merger - Financial Interests in the Merger of Directors and Executive Officers of Legacy” for additional information.

Differences in Your Rights as a Shareholder (Page       )

As a Legacy Bank shareholder, your rights are currently governed by Legacy Bank’s Articles of Association and Bylaws and by the national banking laws.  If you do not exercise your dissenters’ rights, you will receive United Security common stock in exchange for your Legacy Bank common stock, and you will become a United Security shareholder.  Consequently, your rights as a United Security shareholder will be governed by United Security’s Articles of Incorporation and Bylaws and by the California Corporations Code, rather than national banking laws.  Therefore, the rights of United Security shareholders differ from the rights of Legacy Bank shareholders in certain respects.  Please read the section entitled “Comparison of Shareholder Rights” for additional information.

Dissenters’ Rights (Page     )

In order to perfect dissenters’ rights and to receive cash instead of shares of United Security common stock in the merger, a shareholder of Legacy Bank common stock must do the following:

•      vote against the merger, or give written notice to Legacy Bank prior to the meeting that he or she dissent from the merger; and

•      within 30 days of the completion of the merger, make a written demand for dissenters’ rights and surrender his or her certificate to United Security Bank at 2121 Inyo Street, Fresno, California 93721, Attention:  Ken Donahue, for endorsement of dissenting shares.

Following receipt of the certificate by United Security Bank, the dissenting shareholder of Legacy Bank shall have within 30 days of completion of the merger, have the right to receive from United Security, the value of the Legacy Bank shares as of the date of the shareholders’ meeting based upon a valuation by a committee of three persons, one to be selected by majority of the dissenting shareholders entitled to receive the value of their shares, one by the directors of United Security Bank, and the third by the two so chosen.

If the dissenting shareholder believes that the appraisal is unsatisfactory, the dissenting shareholder may appeal to the Office of the Comptroller of the Currency, or the OCC, whose determination of value shall be final and binding.  The OCC does not permit the appraisal value of the dissenting shares to include appreciation or depreciation as a result of the merger.  Please read the section entitled “The Merger – Dissenters’ Rights of Legacy Bank Shareholders” and Appendix B for additional information.

Dividends

United Security has paid quarterly cash dividends since its first full year of operation.  United Security has paid cash dividends of $0.0725 per share on January 21, 2004, cash dividends of $0.08 per share on April 21, 2004, July 21, 2004, October 20, 2004, January 19, 2005, cash dividends of $0.09 per share on April 20, 2005, July 20, 2005, October 19, 2005, cash dividends of $0.10 per share on January 25, 2006, and cash dividends of $0.11 per share on April 19, 2006, July 19, 2006 and October 25, 2006.  In addition, on May 1, 2006, United Security completed a two-for-one stock split.  All dividend amounts listed have been adjusted to reflect the split.

Resale of United Security Common Stock by Former Legacy Bank Shareholders (Page     )

United Security common stock that you receive in the merger will be freely transferable, unless you are considered an affiliate of Legacy Bank.  Please refer to the section entitled “The Merger - Resale of United Security Common Stock” for additional information.

Risk Factors

In addition to the other information included in this proxy statement-prospectus or incorporated by reference, you are urged to carefully consider the following factors which contain all known material risks, before making a decision to approve the merger.

Risks Regarding the Merger

Combining United Security and Legacy Bank May Be More Difficult Than Expected

If United Security and Legacy Bank are unable to successfully integrate their businesses, operating results may suffer.  Both United Security and Legacy Bank have operated and, until completion of the merger, will continue to operate independently of one another.  It is possible that the integration process could result in the loss of key employees, disruption of United Security’s and Legacy Bank’s ongoing business or inconsistencies in standards, controls, policies or procedures.  These could negatively affect both United Security’s and Legacy Bank’s ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the merger within the time period expected, if at all. In addition, if United Security is unable to successfully manage its expansion in the Silicon Valley, operating results may also suffer.  As with any merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors.  Further, Legacy Bank has recently experienced a high turnover in senior management positions including its president, chief financial officer and chief credit officer which may have affected Legacy Bank’s implementing consistent policies and procedures.  Although United Security believes that it has strong management, polices and procedures, and experience through other bank acquisitions to integrate Legacy Bank’s operations, no guarantees exist that Legacy Bank’s integration within United Security’s operations will be successful.

You Will Not Know in Advance the Value of the Merger Consideration You Will be Entitled to Receive

The merger agreement provides that the number of shares of United Security common stock into which a share of Legacy Bank common stock shall be converted will be determined by a formula which has variables that will not be known until shortly before the merger is completed.  Please read the section entitled “Summary - Consideration to be Paid to Legacy Bank Shareholders.”

Because of these variables affecting the exchange ratio and per share value of your shares of Legacy Bank common stock, you will not know in advance either the number of shares of United Security common stock or the value of the shares of United Security common stock that you will receive until the merger is completed.  Under the terms of the merger agreement, for purposes of the calculation of the exchange ratio, the average closing price per share of United Security common stock shall not exceed $25.00.  In addition, in the event that the average closing price per share of United Security common stock is less than $20.00, the merger may be terminated. Please read the sections entitled “The Merger - Calculation of Consideration to be Paid to Legacy Bank Shareholders.”

If The Merger Does Not Qualify As A Tax-Free Reorganization For U.S. Federal Income Tax Purposes, You Will Recognize Gain Or Loss On The Exchange Of Your Shares Of Legacy Bank Common Stock.

Although the U.S. Internal Revenue Service, referred to in this proxy statement/ prospectus as the IRS, has not provided a ruling on the merger, United Security and Legacy Bank will obtain a legal opinion from counsel that, subject to the assumptions and qualifications included in such opinion, the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. This opinion, however, neither binds the IRS nor prevents the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, you would generally recognize gain or loss on each share of Legacy Bank common stock surrendered in the merger in the amount of the difference between your basis in such share and the fair market value of the United Security common stock you receive in exchange for each share of Legacy Bank common stock.

Risks Regarding United Security Common Stock

United Security Can Issue Common Stock Without Your Approval, Diluting Your Proportional Ownership Interest

United Security’s articles of incorporation authorize it to issue 20,000,000 shares of common stock.  Currently, United Security has 11,300,156 shares of common stock issued and outstanding, with up to an additional 1,192,821 additional shares to be issued in the merger.  United Security also has 299,500 shares reserved under various stock option plans covering its directors, officers and employees at exercise prices ranging between $5.67 and $22.54.  Consequently, any shares of common stock that United Security issues after the merger with Legacy Bank will dilute your proportional ownership interest in United Security.

United Security intends to seek acquisitions of other banks where it believes that those acquisitions will enhance shareholder value or satisfy other strategic objectives.  United Security can make future acquisitions, if any, by issuing additional shares of its common stock or other securities convertible into or exercisable for its common stock.  As of the date of this proxy statement-

prospectus, United Security has not entered into any agreements or understanding to acquire other banks, bank holding companies or any other entities.

The Price of United Security Common Stock May Decrease, Preventing You from Selling Your Shares at a Profit

The market price of United Security common stock could decrease and prevent you from selling your shares at a profit.  The market price of United Security common stock has fluctuated in recent years.  Fluctuations may occur, among other reasons, due to:

•              operating results;

•              market demand;

•              announcements by competitors;

•              economic changes;

•              general market conditions; and

•              legislative and regulatory changes.

The trading price of United Security common stock may continue to fluctuate in response to these factors and others, many of which are beyond United Security’s control.  We strongly urge you to consider the likelihood of these market fluctuations before deciding how to vote for the merger.  Please read the section entitled “Markets; Market Prices and Dividends” for additional information regarding the trading prices of United Security common stock.

Risks Regarding the Businesses of United Security and Legacy Bank

Legacy Bank has Entered into a Formal Agreement with the Office of the Comptroller of the Currency

On December 21, 2006, Legacy entered into a formal written agreement with the Office of the Comptroller of the Currency (“OCC”) to address certain issues, including Legacy Bank’s management, underwriting and credit risk policies, portfolio management and capital and liquidity maintenance.  (See “Information Regarding Legacy – Legal Proceedings”).  United Security believes that it has the management and policies to address all of the issues raised by the OCC.  In addition, in the event the merger is completed, the formal written agreement will terminate and will have no impact on United Security Bank as the successor.

United Security and Legacy Bank Face Lending Risks

The risk of loan defaults or borrowers’ inabilities to make scheduled payments on their loans is inherent in the banking business.  Moreover, United Security and Legacy Bank focus primarily on lending to small- and medium-sized businesses.  Consequently, United Security and Legacy Bank may assume greater lending risks than other financial institutions which have a smaller concentration of those types of loans, and which tend to make loans to larger businesses.  Borrower defaults or borrowers’ inabilities to make scheduled payments may result in losses which may exceed United Security’s and Legacy Bank’s allowances for loan losses.  Furthermore, should United Security and Legacy Bank be required to fund currently unfunded loan commitments and letters of credit at higher than anticipated levels, there may be an increased exposure to loan losses, necessitating higher loan loss provisions.  Other than these unfunded loan commitments and letters of credit, neither United Security nor Legacy Bank have any off balance sheet exposure.  These risks, if they occur, may require higher than expected loan loss provisions which, in turn, can materially impair profitability, capital adequacy and overall financial condition.  Please read the section entitled “Information About Legacy Bank -Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

United Security and Legacy Bank Are Limited in the Amount They Can Lend to Any Individual Borrower

United Security, through its subsidiary, United Security Bank, and Legacy Bank are limited in the amount that they can lend to a single borrower.  Therefore, the size of the loans which they can offer to potential customers is less than the size of loans that their competitors with larger lending limits can offer.  Legal lending limits also affect United Security Bank’s and Legacy Bank’s ability to seek relationships with larger and more established businesses.  Through previous experience and relationships with a number of other financial institutions, participations in loans which exceed lending limits are sometimes sold.  However, United Security and Legacy Bank cannot assure you of any future success that they may have in attracting or retaining customers seeking larger loans or that they can successfully engage in participation transactions for those loans on favorable terms.  For additional information, please read the section entitled “Information About Legacy Bank -Banking Services - Competition.”

An Increase in Classified Loans May Hurt Performance

Some of the loans that United Security and Legacy Bank make may, with the passage of time, pose a higher risk of becoming uncollectible.  These loans may be classified and require a larger than anticipated amount of loss reserves which, in turn, may reduce United Security’s and Legacy Bank’s liquidity, earnings and ultimately their capitalization and financial condition.  Classified loans as of September 30, 2006, of United Security and Legacy Bank were 20.3% and 12.5% of capital respectively.  United Security and Legacy Bank continually evaluate the credit risks associated with loans that indicate a higher than normal risk of collectability.  United Security and Legacy Bank believe that they have adequately provided for the related credit risks of their respective loans.  However, their respective loan portfolios are vulnerable to adverse changes in the economy and in the particular industries in which their borrowers operate.  Therefore, United Security and Legacy Bank cannot assure you that the level of their classified loans will not increase in the future.  For additional information, please read the section entitled “Information About Legacy Bank -Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Declines in Real Estate Values Could Materially Impair Profitability and Financial Condition

Approximately 70% and 47% respectively, of United Security’s and Legacy Bank’s loans are secured by real estate collateral.  A substantial portion of the real estate securing these loans is located in Central and Northern California.  Real estate values are generally affected by factors such as:

•              the socioeconomic conditions of the area where real estate collateral is located;

•              fluctuations in interest rates;

•              property and income tax laws;

•              local zoning ordinances governing the manner in which real estate may be used; and

•              federal, state and local environmental regulations

Management and the Boards of Directors of United Security and Legacy Bank monitor the concentrations of loans secured by real estate, which are within pre-approved limits.  However, declines in real estate values could significantly reduce the value of the real estate collateral securing United Security’s and Legacy Bank’s loans, increasing the likelihood of defaults.  Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, United Security and Legacy Bank will need to make additional loan loss provisions which, in turn, will reduce their profits.  Also, if a borrower defaults on a real estate secured loan, United Security and Legacy Bank may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, may reduce net interest income.  For additional information, please read the section entitled “Information About Legacy Bank – Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Interest Rates and Other Conditions Impact Profitability

United Security’s and Legacy Bank’s profitability depends on the difference between the rates of interest they earn on their loans and investments, and the interest rates they pay on deposits and other borrowings.  Like other financial institutions, United Security’s and Legacy Bank’s net interest income is affected by general economic conditions and other uncontrollable factors, like the monetary policies of the FRB, which influence market interest rates.  Therefore, the ability to adjust the interest rates on investments, loans and deposit products in response to changes in market interest rates may be limited for a period of time.  Consequently, United Security’s and Legacy Bank’s inability to immediately respond to changes in market interest rates can have either a positive or negative effect on net interest income, capital, liquidity and financial condition.  United Security and Legacy Bank cannot assure you that any positive trends or developments that they have experienced will continue, or that they will not experience negative trends or developments in the future.  Due to the mix and composition of United Security’s and Legacy Bank’s assets and liabilities, changing interest rates may adversely impact their net interest incomes and margins.  For additional information, please read the section entitled “Supervision and Regulation - United Security Bank and Legacy Bank - Impact of Monetary Policies.”

United Security Is Limited in its Ability to Pay Cash Dividends

While United Security and United Security Bank have paid quarterly cash dividends for the last 18 years, United Security depends on dividends from United Security Bank, and if the merger is completed, from the profit contribution of Legacy Bank to United Security Bank, in order to pay cash dividends to its shareholders.  Moreover, the amount and timing of any dividends is at the discretion of United Security’s board of directors.  Please refer to the section entitled “Description of United Security - Description of Capital Stock” for additional information.  Also, please read the sections entitled “Supervision and Regulation - United Security - Bank Holding Company Liquidity” and “- Limitations on Dividend Payments” for additional information.

United Security’s Future Growth May Be Limited If it Is Not Able to Raise Additional Capital

Banks and bank holding companies are required to conform to regulatory capital adequacy guidelines and maintain their capital at specified percentages of their assets.  These guidelines may limit United Security’s ability to grow and could result in banking regulators requiring increased capital levels or reduced loan and other earning asset levels.  Therefore, in order to continue to increase its earning assets and net income, United Security may, from time to time, need to raise additional capital.  United Security cannot assure you that additional sources of capital will be available or, if they are, that the additional capital will be available on economically reasonable terms.  Currently, United Security is “well capitalized” and has no plans to raise additional capital to facilitate the merger with Legacy Bank or for any other purpose.  For additional information, please read the section entitled “Supervision and Regulation - United Security Bank and Legacy Bank - Risk-Based Capital Guidelines.”

United Security and Legacy Bank Compete Against Larger Banks and Other Institutions

United Security and Legacy Bank compete for loans and deposits with other banks, savings and thrift associations and credit unions located in their service areas, as well as with other financial services organizations such as brokerage firms, insurance companies and money market mutual funds.  These competitors aggressively solicit customers within their market area by advertising through direct mail, the electronic media and other means.  Many of their competitors have been in business longer, have established customer bases and are substantially larger.  These competing financial institutions offer services, including international banking services, that United Security and Legacy Bank can only offer through correspondents, if at all.  Additionally, their larger competitors have greater capital resources and, consequently, higher lending limits.  Finally, some of their competitors are not subject to the same degree of regulation.  For additional information, please read the section entitled “Information About Legacy Bank - Banking Services - Competition.”

Current Banking Laws and Regulations Affect Activities

United Security and Legacy Bank are subject to extensive regulation.  Supervision, regulation and examination of banks and bank holding companies by regulatory agencies are intended primarily to protect depositors rather than stockholders.  These regulatory agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve acquisitions or other changes of control of financial institutions.  United Security’s and Legacy Bank’s ability to establish new facilities or make acquisitions requires approvals from applicable regulatory bodies.  Changes in legislation and regulations will continue to have a significant impact on the banking industry.  Although some of the legislative and regulatory changes may benefit United Security and Legacy Bank, others may increase their costs of doing business and assist their nonbank competitors who are not subject to similar regulation.  For additional information, please read the section entitled “Supervision and Regulation.”

A Warning about Forward Looking Statements

Certain statements contained in this proxy statement-prospectus or in documents incorporated by reference, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements, including among others those found in “Questions and Answers About the Merger,” “Summary,” and “The Merger” involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

In particular, we have made statements in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the combined enterprise, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies.  With respect to estimated cost savings, we have made assumptions about the anticipated overlap between the costs of the two banks for data processing and other operations, the amount of general and administrative expenses, the costs of converting Legacy Bank’s data processing to United Security Bank’s systems, the size of anticipated reductions in fixed labor costs, the effort involved in aligning accounting policies and the transactional costs of the merger.  The realization of the anticipated cost savings is subject to the risk of possible inaccuracy of the foregoing assumptions.

In addition to the risks discussed in “Risk Factors,” the following factors may also affect the accuracy of forward looking statements in this proxy statement-prospectus:

•              demographic changes;

•              changes in business strategy or development plans;

•              the availability of capital to fund the expansion of the combined business; and

•              other factors referenced in this proxy statement-prospectus or the documents incorporated by reference.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.  United Security and Legacy Bank disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this proxy statement-prospectus to reflect future events or developments.

Markets; Market Prices and Dividends

Legacy Bank Common Stock

The common stock of Legacy Bank is not listed on any national stock exchange, but is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol of “LBKC.OB.”  As of November 30, 2006, there were approximately 410 shareholders.  The management of Legacy Bank is aware that the following dealers make a market in Legacy Bank common stock: Hill, Thompson, Magid & Company, Inc., Knight Equity Markets, LP, Monroe Securities, Inc., and Wedbush Morgan Securities, Inc.

The following chart summarizes the approximate high and low bid prices and dividends declared per share for Legacy Bank.  The information in the following table is based upon information provided by SNL Securities.  Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.  Legacy Bank’s management does not have any bid price information for the year 2004.

	Legacy Bank Common Stock
	High Bid	Low Bid
2005
First Quarter	$10.00	$10.00
Second Quarter	$10.00	$10.00
Third Quarter	$15.00	$15.00
Fourth Quarter	$11.00	$11.00

2006
First Quarter	$10.10	$8.05
Second Quarter	$9.50	$8.40
Third Quarter	$10.00	$8.40
Fourth Quarter	$13.00	$10.00

There is and has been very little trading in Legacy Bank common stock.  On October 6, 2006, the last trading day prior to the announcement of the merger, the bid price of Legacy Bank common stock was $10.00.

United Security Common Stock

The following chart summarizes the approximate high and low sales prices for United Security.  United Security common stock is listed on the Nasdaq-Global Select Market and traded under the symbol “UBFO.”  The information in the following table is based upon information provided by the National Association of Securities Dealers for prices on the Nasdaq-Global Select Market.  All sales prices have been adjusted to reflect 2-for-1 stock split effected May 1, 2006

	United Security Common Stock
	High Bid	Low Bid
2004
First Quarter	$14.25	$11.81
Second Quarter	$13.03	$10.35
Third Quarter	$11.72	$10.13
Fourth Quarter	$12.88	$10.95

2005
First Quarter	$12.75	$11.52
Second Quarter	$13.25	$11.50
Third Quarter	$14.49	$12.80
Fourth Quarter	$16.35	$13.98

2006
First Quarter	$22.65	$15.26
Second Quarter	$24.63	$12.18
Third Quarter	$24.41	$20.26
Fourth Quarter	$26.24	$21.30

United Security has paid quarterly cash dividends since its first full year of operation.  United Security has paid cash dividends of $0.0725 per share on January 21, 2004, cash dividends of $0.08 per share on April 21, 2004, July 21, 2004, October 20, 2004, January 19, 2005, cash dividends of

$0.09 per share on April 20, 2005, July 20, 2005, October 19, 2005, cash dividends of $0.10 per share on January 25, 2006, and cash dividends of $0.11 per share on April 19, 2006, July 19, 2006 and October 25, 2006.  In addition, on May 1, 2006, United Security completed a two-for-one stock split.  All dividend amounts listed have been adjusted to reflect the split.

The following table sets forth the closing price per share of United Security common stock on the Nasdaq-Global Select Market as of October 6, 2006, the last trading day before the date on which United Security and Legacy Bank announced the execution of the merger agreement, and as of                 , 2007, the last practicable date prior to the date of this proxy statement-prospectus.

Market Price Per Share as of	United Security Common Stock
October 6, 2006		$23.27
, 2007	$

You should obtain current market quotations for United Security common stock.  The market price of United Security common stock will probably fluctuate between the date of this proxy statement-prospectus, the date on which the merger is completed and after the merger.  Because the market price of United Security common stock is subject to fluctuation, the number of shares of United Security common stock that you may receive in the merger may increase or decrease.

Selected Financial Data

United Security and Legacy Bank are providing the following information to aid you in your analysis of the financial aspects of the merger.  The following charts show financial results actually achieved by United Security and Legacy Bank.

United Security

United Security derived its annual historical financial data for 2005 and 2004 from the audited consolidated financial statements incorporated by reference in this proxy statement-prospectus.  In the opinion of United Security’s management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at September 30, 2006 and 2005, and for the nine-months then ended have been made.  Operating results for the nine months ended September 30, 2006 are not necessarily indicative of full year results for the year ending December 31, 2006.  All share and per share information has been retroactively restated to reflect the 2-for-1 stock split paid by United Security in May, 2006.

Legacy Bank

Legacy Bank derived its annual historical financial data for 2005 and 2004 from the audited financial statements included at the end of this proxy statement-prospectus.  In the opinion of Legacy Bank’s management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at September 30, 2006 and 2005, and for the nine-months then ended have been made. Operating results for the nine months ended September 30, 2006 are not necessarily indicative of full year results for the year ending December 31, 2006.

Comparative Historical Financial

Data for United Security

(Unaudited)

	Nine Months
	Ended		Year Ended
(in thousands, except per	Sept. 30,		December 31,
share data and ratios)	2006	2005	2005	2004	2003	2002	2001

SUMMARY OF EARNINGS:
Net interest income	$24,460	$21,577	$29,240	$24,441	$19,790	$17,200	$16,652
Provision for credit losses	639	890	1,140	1,145	1,713	1,963	1,733
Noninterest income	7,132	4,539	6,280	4,742	6,148	5,368	4,277
Noninterest expense	14,644	12,594	16,982	14,667	11,855	10,860	9,818
Net Income	$10,387	$7,979	$11,008	$8,405	$7,706	$6,833	$6,193

FINANCIAL POSITION:
Total assets	$678,012	$629,032	$628,859	$611,696	$506,588	$519,316	$450,928
Total net loans and leases	490,328	379,045	409,409	390,334	338,716	343,042	331,163
Total deposits	590,127	549,383	546,460	536,672	440,444	423,987	368,651
Total shareholders’ equity	64,625	57,332	59,014	53,236	45,036	40,561	36,059

PER SHARE DATA (restated for 2-for-1 stock split May 1, 2006):
Net Income - Basic	$0.91	$0.70	$0.97	$0.75	$0.71	$0.64	$0.57
Net Income - Diluted	$0.91	$0.70	$0.96	$0.74	$0.70	$0.63	$0.56
Book value per share	$5.71	$5.04	$5.19	$4.69	$4.09	$3.75	$3.34

SELECTED FINANCIAL RATIOS:
Return on average assets	2.14%	1.71%	1.76%	1.52%	1.51%	1.37%	1.55%
Return on average shareholders’ equity	22.12%	19.12%	19.46%	16.81%	17.80%	17.64%	17.25%
Average shareholders’ equity to average assets	9.67%	8.98%	9.02%	9.01%	8.48%	7.76%	9.00%
Allowance for credit losses to total nonperforming loans	61.20%	54.72%	55.62%	42.51%	32.58%	36.00%	34.23%
Dividend payout ratio	35.16%	37.14%	38.50%	43.16%	40.07%	40.94%	40.09%

Comparative Historical Financial

Data for Legacy Bank

(Unaudited)

	Nine Months
	Ended		Year Ended
	Sept. 30,		December 31,
	2006	2005	2005	2004	2003(1)
Summary of Earnings:
Net Interest Income	$3,602	$2,350	$3,456	$1,095	$47
Provision for Loan Losses	125	169	261	781	39
Noninterest Income	635	73	229	38	1
Noninterest Expense	3,853	3,179	4,286	2,881	586
Net Income	$259	$(925)	$(862)	$(2,529)	$(577)

Financial Position:
Total Assets	$83,346	$70,955	$82,595	$59,594	$13,793
Total Net Loans and
Leases from Loans, net of Deferred Fees	63,657	56,127	62,314	35,045	3,056
Total Deposits	72,312	60,374	68,937	52,583	4,357
Total Shareholders’ Equity	10,685	10,283	10,282	6,758	9,280

Per Share Data:
Net Income (Loss)-Basic	$0.16	$(0.61)	$(0.55)	$(2.08)	$(0.47)
Net Income (Loss)-Diluted	$0.16	$(0.61)	$(0.55)	$(2.08)	$(0.47)
Book Value	$6.39	$6.15	$6.15	$5.55	$7.62

Selected Financial Ratios:
Return on Average Assets	0.43%	(1.98)%	(1.31)%	(7.33)%	(4.42)%
Return on Average Equity	3.36%	(13.07)%	(8.91)%	(31.28)%	(6.08)%
Shareholders’ Equity to Assets	12.82%	14.49%	12.45%	11.34%	67.30%
Allowance for credit losses to nonperforming loans	0.00%	0.00%	2.81%	0.00%	0.00%

(1)           Operations commenced on October 1, 2003.

The Legacy Bank Meeting

General

Legacy Bank will hold a special shareholders’ meeting on Monday, February 12, 2007 at 6:00 p.m., local time, at Legacy Bank’s head office located at 125 East Campbell Avenue, Campbell, California 95008.  At the special shareholders’ meeting you will be asked to consider and vote on the approval of the merger agreement, and any other matters that may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of Legacy Bank common stock at the close of business on January 5, 2007, the record date for Legacy Bank’s special shareholders’ meeting, are entitled to receive notice of and to vote at the special shareholders’ meeting.  On the record date, Legacy Bank had 1,674,373 shares of its common stock issued, outstanding and eligible to vote at the special shareholders’ meeting.  A majority of the shares of Legacy Bank common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders’ meeting in order for a quorum to be present for purposes of transacting business.  In the event that a quorum is not present, it is expected that the special shareholders’ meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

Each holder of Legacy Bank common stock will be entitled to one vote, in person or by proxy, for each share of Legacy Bank common stock held on the record date on approval of the merger agreement.

Votes Required

Approval of the merger agreement and the merger requires the affirmative vote of at least two-thirds of the shares of Legacy Bank common stock outstanding on the record date.  As of the record date, Legacy Bank’s directors and executive officers owned 572,371 shares, representing approximately 34.2%, of Legacy Bank’s issued and outstanding shares of common stock entitled to vote.

Voting of Proxies

Submitting Proxies

Legacy Bank shareholders may vote their shares in person by attending the special shareholders’ meeting or they may vote their shares by proxy.  In order to vote by proxy, Legacy Bank shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted “FOR” approval of the merger.  Legacy Bank shareholders whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Legacy Bank special shareholders’ meeting.  It is important that you follow the directions provided by your broker regarding instructions on how to vote your shares. Your failure to instruct your broker on how to vote your shares will have the same effect as voting against the proposal to approve the merger agreement and the merger.

Revoking Proxies

Legacy Bank shareholders of record may revoke their proxies at any time before the time their proxies are voted at the Legacy Bank special shareholders’ meeting.  Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Legacy Bank, by a later-dated proxy signed and returned by mail or by attending the special shareholders’ meeting and voting in person.  Attendance at the special shareholders’ meeting will not, in and of itself, constitute a revocation of a proxy.  Instead, Legacy Bank shareholders who wish to revoke their proxies must inform Legacy Bank’s Corporate Secretary at the special shareholders’ meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person.  Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Legacy Bank’s special shareholders’ meeting as follows:

Legacy Bank, N.A.

125 E. Campbell Avenue

Campbell, California 95008

Attention:

Corporate Secretary

Abstentions and Broker Nonvotes

The presence, in person or by properly executed proxy, of the holders of a majority of Legacy Bank’s outstanding shares entitled to vote is necessary to constitute a quorum at the special shareholders’ meeting.  Abstentions and broker nonvotes will be counted in determining whether a quorum is present.  Under the applicable rules of the National Association of Securities Dealers, Inc., brokers or members who hold shares in street name for customers who are the beneficial owners of Legacy Bank common stock are prohibited from giving a proxy to vote those shares regarding approval of the merger and the merger agreement, in the absence of specific instructions from beneficial owners.  We refer to these as “broker nonvotes.”  Abstentions and broker nonvotes will not be counted as a vote “FOR” or “AGAINST” the merger agreement and merger at the Legacy Bank special shareholders’ meeting.  However, abstentions and broker nonvotes will have the same effect as a vote “AGAINST” the merger agreement and merger.

Other Matters

In addition to voting for approval of the merger, any other matters that are properly presented at the special shareholders’ meeting will be acted upon.  Legacy Bank’s management does not presently know of any other matters to be presented at the Legacy Bank special shareholders’ meeting other than those set forth in this proxy statement-prospectus.  If other matters come before the special shareholders’ meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Legacy Bank’s Board of Directors.

Solicitation of Proxies

Legacy Bank’s Board of Directors is soliciting the proxies for the Legacy Bank special shareholders’ meeting.  Legacy Bank will pay for the cost of solicitation of proxies.  In addition to solicitation by mail, Legacy Bank’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, telegram or in person.  If Legacy Bank’s management deems it advisable, the services of individuals or companies that are not regularly employed by Legacy Bank may be used in connection with the solicitation of proxies.  Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners.  Legacy Bank will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Legacy Bank shareholders who submit proxy cards should not send in any stock certificates with their proxy cards.  Instructions for the surrender of stock certificates representing shares of Legacy Bank common stock will be mailed by Wells Fargo Shareowner Services, United Security’s exchange agent, to former Legacy Bank shareholders shortly after the merger is completed.  Please read the section entitled “The Merger - The Merger Agreement - Exchange of Stock Certificates” for additional information.

The Merger

This section of the proxy statement-prospectus describes certain aspects of the proposed merger.  Because this is a summary, it does not contain all the information that may be important to you.  You should read this entire proxy statement-prospectus, including the appendices.  A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus.  The following discussion, and the discussion under the subsection entitled “The Merger Agreement,” describes important aspects of the merger and the material terms of the merger agreement.  These descriptions are qualified by reference to Appendix A.

Background and Reasons for the Merger; Recommendation of the Board of Directors

Legacy Bank, based in Campbell, California, has conducted general banking operations serving individuals and small- to medium-sized businesses since October 1, 2003.  In serving individuals and small businesses, Legacy Bank has focused on a community-based approach to banking.  Legacy Bank for the first two years through December 31, 2005 did not achieve profitability and incurred a net loss.  During 2006, through the first nine months of operations Legacy Bank has achieved net income of $258,930 but as of September 30, 2006 the shareholders’ equity showed a negative undivided profit of $5,728,930 and the book value per share of Legacy Bank was $6.40 per share.

In the third quarter of 2003, Legacy Bank completed its initial capitalization by selling 1,217,373 shares of common stock at $10.00 per share.  From the commencement of operations in October 2003, Legacy Bank has been impacted by a significant change in interest rates, a softening of the general economy and high non-interest expense levels.  During the first quarter of 2005, the board of directors commenced a private placement of Legacy Bank common stock and warrants.  Under the private placement 450,000 units were sold at a price of $10.00 per unit.  Each unit consisted of one share of common stock and one warrant to purchase an additional share of common stock at $10.00 per share.  The purpose of the capital offering was to increase the capital accounts to enable Legacy Bank to grow faster, remain in line with regulatory capital levels and extend larger credits.

Over the past year, Legacy Bank has been contacted by individuals and financial institutions with respect to potential acquisitions and business combinations.  Until the third quarter of 2006, the board of directors did not want to consider an acquisition or business combination where Legacy Bank would not be a stand alone entity.  At the July 2006 regular board of directors meeting, the board of directors of Legacy Bank determined that because of the increased competition in the marketplace, the challenge of finding management personnel that would be acceptable to Legacy Bank’s regulatory authorities, the concerns expressed by several of Legacy Bank’s larger shareholders and the difficulty in implementing an acceptable business plan, Legacy Bank should contact several financial institutions concerning their interest in possibly acquiring Legacy Bank.  The board of directors of Legacy Bank retained the services of Gary Steven Findley & Associates, Legacy Bank’s corporate counsel in order to disseminate information out to prospective acquirors of Legacy Bank.  Gary Steven Findley, a principal of Gary Steven Findley & Associates, has served as an investment banker for a number of merger transactions involving commercial banking institutions through his firm The Findley Group and was familiar with the financial institutions who would have interest in possibly acquiring Legacy Bank.

In July and August 2006, six financial institutions were contacted to determine whether they had interest in reviewing a confidential information package concerning Legacy Bank.  The six institutions contacted were selected on the basis of Legacy Bank’s board’s desire to find an acquirer that was a successful entity that would continue Legacy Bank’s business in the general San Jose area, be able to obtain regulatory approval quickly and provide a majority of the merger consideration in the form of stock rather than cash.  Of the six financial institutions, three expressed interest.  The only information about Legacy Bank provided at this time to the three financial institutions that expressed an interest was limited to information that was publicly available.  One of the three was a financial institution that was eight years old, never done an acquisition, never achieved a consistent return on average equity over ten percent until 2005, had a price earnings ratio that was greater than 23 and its common stock was thinly traded. The second financial institution was seven years old, never done an acquisition, experienced a change in ownership and a realignment of management within the last two years, and had common stock that was thinly traded. The third bank was United Security. United Security had a strong price to earnings ratio because of its strong financial performance, had prior experience in completing other acquisitions, inclusive of an entity that had an informal regulatory enforcement action, and had the desire to expand into the California Bay Area.  While no formal offers to merge were made by the three financial institutions that expressed an interest in acquiring Legacy Bank, all three interested financial institutions as part of their indication of interest were asked to give a range of value for an outstanding share of Legacy Bank common stock. United Security stated a value in the $12 to $13 range, and the other two indicated a preliminary value in the $10 to $11 range.  After reviewing the financial condition and earnings performance of the three financial institutions, the board of directors of Legacy Bank decided to have direct discussions with United Security.  Thereafter United Security executed a confidentiality agreement and was forwarded financial and related information concerning Legacy Bank.

In late August, 2006 representatives of United Security met with the board of directors of Legacy Bank and discussed a strategic alliance where Legacy Bank would be merged with and into United Security with shareholders of Legacy Bank receiving shares of common stock of United Security. United Security’s initial offer was for $12.45 per share, and the board of directors of Legacy Bank rejected that offer. Over the next several weeks, Legacy Bank’s CEO, acting on behalf of the board of directors negotiated the terms of a term sheet that was executed by the parties on September 8, 2006. As a condition to the term sheet, if United Security did not proceed with the acquisition of Legacy Bank after completion of due diligence, United Security would pay to Legacy Bank the amount of $100,000 to offset Legacy Bank’s costs and the disruption caused by due diligence.

The parties conducted due diligence on each other from September 8, 2006 to October 5, 2006. During this time negotiations continued between the parties and Legacy Bank’s board of directors retained Howe Barnes Hoefer & Arnett, a reputable investment banking firm that has experience in the valuation of California commercial banking institutions, to issue a fairness opinion concerning the consideration to be received by Legacy Bank’s shareholders.  On October 5, 2006, the

Legacy Bank board of directors deliberated at length concerning the transaction.  The final agreement demonstrated a $13.00 per share price, minus data processing termination costs.  Based upon the estimates of the costs of the data processing termination costs, the price per share would be approximately $12.85.

The Legacy Bank board of directors reviewed the merger agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for Legacy Bank if it remained independent.  At this meeting, Howe Barnes Hoefer & Arnett discussed with the Legacy Bank board of directors its analysis of the merger and delivered to the Legacy Bank board of directors its opinion that the consideration to be received in the merger was fair to the Legacy Bank shareholders from a financial point of view.  Thereafter, the Legacy Bank board of directors unanimously approved, and authorized the execution of the merger agreement. On October 6, 2006, the merger agreement was executed by Legacy Bank and United Security.

The terms of the merger agreement, including the consideration to the paid to Legacy Bank shareholders, were the result of arms length negotiations.  In evaluating the proposal to merge with United Security, the Legacy Bank board of directors considered a number of factors at meetings of its board of directors in August, September and October 2006, including the following:

•                                          information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of United Security, including the stability of United Security’s management team and the upward performance trend;

•                                          the structure of the transaction, including the fact that the options and warrants of Legacy Bank would be paid out in cash at approximately $2.85 per share, and that the shareholders would receive approximately 9.5% of the common stock of United Security;

•                                          the terms of the merger agreement and other documents to be executed in connection with the merger, including the premium over book value and the fact that Legacy Bank had only reached profitability in 2006 but still had a large negative undivided profits;

•                                          the presentation of Howe Barnes Hoefer & Arnett and the opinion of Howe Barnes Hoefer & Arnettt that the merger is fair to the shareholders of Legacy Bank from a financial point of view;

•                                          the prices paid and the terms of other recent comparable combinations of banks and bank holding companies  and the success of United Security’s previous acquisitions;

•                                          the Legacy Bank board of directors’ review with its legal and financial advisors of alternatives to the merger, the range of possible values to Legacy Bank shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

•                                          the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

•                                          the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit with respect to Legacy Bank’s customers and prospective customers of $16 million versus Legacy’s Bank current $1.7 million, and the generally higher trading multiples of larger financial institutions;

•                                          the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing Legacy Bank’s business relationships in the Silicon Valley;

•                                          the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

•                                          the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Legacy Bank as Legacy Bank’s office will remain open, staff elimination will be kept to a minimum, and remaining staff will receive a strong benefits program;

•                                          information concerning the ability of Legacy Bank and United Security to achieve operating efficiencies;

•                                          the anticipated impact on the communities served by Legacy Bank and United Security in the merger, and the increased ability to serve the communities through the larger branch network;

•                                          the unprecedented consolidation that has occurred during the past few years in the banking industry and increased competition from larger banks in California;

•                                          the value of the consideration offered by United Security compared to the value of the consideration offered in other similar acquisitions of financial institutions in California in 2005-2006 and the prospects for enhanced value of the combined entity in the future;

•                                          the tax-free nature of the United Security offer;

•                                          the United Security common stock to be issued in the merger to the Legacy Bank shareholders will be listed on the Nasdaq Global Select Market, the quality of the United Security common stock, and the liquidity of the United Security common stock; and

•                                          the prospect for Legacy Bank on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the board of directors and management of Legacy Bank also discussed the various risks of combining with United Security, including:

•                                          the disadvantages of being part of a larger entity, including the potential for decreased customer service; and

•                                          the integration of Legacy Bank and United Security may divert the combined entities’ management from other activities.

However, after weighing the advantages and disadvantages of a merger with United Security and Bank, the Legacy Bank board of directors determined that the advantages clearly outweighed the disadvantages.  For example,

•                                          the substantially larger lending limits of the combined entity will better serve customers and prospective customers of Legacy Bank;

•                                          the prospects of the combined entity are substantially greater than the prospects of Legacy Bank on a stand alone basis;

•                                          the liquidity of the United Security stock to be received by the Legacy Bank shareholders will be substantially greater than the current liquidity of Legacy Bank stock; and

•                                          the likelihood that Legacy Bank’s financial performance would continue to suffer due to the inability to implement the business plan and to satisfy the OCC.

The foregoing discussion of the information and factors considered by the Legacy Bank board of directors is not intended to be exhaustive, but constitutes the material factors considered by the Legacy Bank board of directors.  In reaching its determination to approve and recommend the principal terms of the merger, the Legacy Bank board of directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

For reasons set forth above, the Legacy Bank board of directors has unanimously approved the merger agreement as being in the best interest of Legacy Bank and its shareholders and unanimously recommends that the Legacy Bank shareholders approve the principal terms of the merger.

Structure of the Merger

The merger agreement provides that Legacy Bank will merge with United Security Bank, United Security’s subsidiary.  As a result of the merger, United Security Bank will be the surviving bank and will operate under the name “United Security Bank.”  Each share of Legacy Bank common stock issued and outstanding, other than shares with respect to which dissenters’ rights have been perfected, will be converted into the right to receive shares of United Security common stock.  Each share of United Security common stock outstanding will remain outstanding after the merger.  Please read the sections entitled “The Merger - Calculation of Consideration to be Paid to Legacy Bank Shareholders” and “- Dissenters’ Rights” for additional information.

Calculation of Consideration to be Paid to Legacy Bank Shareholders

The merger agreement provides that the number of shares of United Security common stock into which a share of Legacy Bank common stock shall be converted shall be determined in accordance with a formula.  The formula for the calculation of the number of shares of United Security received for each Legacy Bank share is as follows:

First, we determine the amount of the per share merger consideration to be paid to the Legacy Bank shareholders.  The merger consideration for each share of Legacy Bank common stock is the amount equal to the quotient of (A) the sum of (i) the product of $13.00 multiplied by 1,672,373 plus (ii) the aggregate dollar amount of capital added to Legacy Bank’s shareholders’ equity account upon the exercise of the Legacy Bank stock options or Legacy Bank warrants, as applicable, minus (iii) the costs associated with the cancellation of Legacy Bank’s data processing/technology agreements, divided by (B) the sum of (i) 1,672,373 plus (ii) the number of additional shares of Legacy Bank common stock issued upon exercise of any Legacy Bank stock option and/or Legacy Bank warrant, as applicable.

To determine the number of shares of United Security common stock, to be paid to for each share of Legacy Bank common stock, we then divide the per share merger consideration by the average closing price of a share of United Security common stock during the 20 business days ending on the fifth business day immediately prior to the closing of the merger, provided, however, that the average closing price for purposes of the calculation shall not be more than $25.00.

In the event the average closing price is less than $20.00, the merger agreement will terminate unless the parties renegotiate the merger terms.

As of November 17, 2006, one holder of a Legacy Bank stock option has exercised his option and has acquired 2,000 shares of newly issued Legacy Bank common stock.

On a per share basis, each share of Legacy Bank common stock will be entitled to receive the merger consideration described above, in shares of United Security common stock.  In addition, cash will be paid to Legacy Bank shareholders in lieu of any fractional shares of United Security common stock they would otherwise be entitled to receive.

The following table provides as illustration, at various assumed United Security average stock prices, of the number of shares of United Security common stock to be issued, the aggregate value of merger consideration to be received by Legacy Bank shareholders, and the Legacy Bank per share consideration, based upon the assumption that there are 1,674,373 shares of Legacy Bank common stock outstanding, that the costs associated with the cancellation of Legacy Bank’s data processing/technology agreements are $250,000, and that the aggregate dollar of capital added to Legacy Bank’s shareholders’ equity account upon the exercise of the Legacy Bank stock options or Legacy Bank warrants, as applicable is $20,000.  Please note that the following table is only an illustration.

Assumed	Number of
Average	United Security	Aggregate	Value of Legacy
United	Shares to be	Value of	Bank per
Security	Received for each	Merger	Share Merger
Stock Prices	Legacy Bank Share	Consideration	Consideration
$20.00	.6424	$21,510,849	$12.8471
$21.00	.6118	$21,510,849	$12.8471
$22.00	.5840	$21,510,849	$12.8471
$23.00	.5586	$21,510,849	$12.8471
$24.00	.5353	$21,510,849	$12.8471
$25.00	.5139	$21,510,849	$12.8471
$26.00	.5139	$22,371,283	$13.3610
$27.00	.5139	$23,231,717	$13.8749
$28.00	.5139	$24,092,151	$14.3888
$29.00	.5139	$24,952,585	$14.9026
$30.00	.5139	$25,813,019	$15.4165

Assuming

•                                          no other holders of Legacy Bank stock options or Legacy Bank warrants exercise either their options or warrants

•                                          the costs associated with canceling Legacy Bank’s data processing/technology agreements are approximately $250,000, and

•                                          the average closing price for United Security common stock is $      ,

then, the shareholders of Legacy Bank will receive approximately         shares of United Security common stock for each share of Legacy Bank common stock held.  Please read the sections entitled “Risk Factors - Risks Regarding the Merger” and “The Merger - Calculation of Consideration to be Paid to Legacy Bank Shareholders” for additional information.

Fractional Shares

It is very likely that most of Legacy Bank’s shareholders will be entitled to receive a fractional interest of a share of United Security common stock in addition to a whole number of shares of United Security common stock.  The merger agreement provides that, in lieu of receiving a fractional share, Legacy Bank’s shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest.

Material United States Federal Income Tax Consequences

General.  The following discussion is a summary of the material United States federal income tax consequences to Legacy Bank shareholders who exchange Legacy Bank stock for United Security common stock pursuant to the merger, and is supported by an opinion of Bullivant Houser Bailey PC subject to the limitations, qualifications and assumptions set forth in the opinion, and to the extent it reflects statements of law or legal conclusions with respect thereto, is accurate in all material respects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this proxy statement/prospectus.

As used in this section, a “Legacy Bank shareholder” is a citizen or resident of the United States; a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States or any State or the District of Columbia; an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion does not address the effects of any state, local, or non-United States tax laws. This discussion does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not in connection with the merger. Furthermore, this discussion relates only to Legacy Bank shareholders who hold Legacy Bank stock, and will hold United Security common stock, as capital assets. The tax treatment of a Legacy Bank shareholder may vary depending upon such shareholder’s particular situation, and certain shareholders may be subject to special rules not discussed below.  Such shareholders would include, for example,  insurance companies, tax-exempt organizations, financial institutions, investment companies, broker-dealers, domestic shareholders whose “functional” currency is not the United States dollar, shareholders who hold Legacy Bank stock as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who receive United Security stock pursuant to the exercise of employee stock options or otherwise as compensation.

You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the merger in light of your own particular circumstances, including tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Consequences of the Merger.  The completion of the merger is conditioned upon the delivery, at closing of the merger, by Bullivant Houser Bailey PC of its opinion that the merger will constitute a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Code. The closing tax opinion of counsel will be subject to certain assumptions, limitations and qualifications and will be based on the truth and accuracy of certain customary factual representations of Legacy Bank and United Security.  Assuming the merger does qualify as a reorganization within the meaning of Section 368(a) of the Code, then, subject to the limitations and qualifications referred to herein, the following material United States federal income tax consequences will result from qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code:

•                                          a Legacy Bank shareholder will not recognize any gain or loss upon the receipt of United Security common stock in exchange for Legacy Bank common stock in connection with the merger, except with respect to cash received in lieu of a fractional share of United Security common stock;

•                                          a Legacy Bank shareholder will have an aggregate tax basis in the United Security common stock received in the merger (including a fractional share deemed received and redeemed as described below) equal to the shareholder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the shareholder’s tax basis in its shares surrendered in the merger that is allocable to a fractional share of United Security common stock.  If a Legacy Bank shareholder acquired any of its shares of Legacy Bank common stock at different prices or at different times, Treasury Regulations provide guidance on how such shareholder may allocate its tax basis to United Security common stock received in the merger.  Legacy Bank shareholders that hold multiple blocks of Legacy Bank common stock are urged to consult their tax advisors regarding the proper allocation of their basis among shares of United Security common stock received under the Treasury Regulations;

•                                          the holding period of the United Security common stock received by a Legacy Bank shareholder in connection with the merger (including a fractional share of United Security common stock deemed received and redeemed) will include the holding period of the Legacy Bank common stock surrendered in connection with the merger;

•                                          cash received by a Legacy Bank shareholder in lieu of a fractional share of United Security common stock in the merger will be treated as if such fractional share had been issued in connection with the merger and then redeemed by United Security for cash in a separate transaction, and a Legacy Bank shareholder will generally recognize capital gain or loss with respect to such cash payment, measured by the difference between the amount of cash received and the tax basis in such fractional share. Any capital gain will be long-term capital gain if, as of the date of the merger, the Legacy Bank shareholder’s holding period in the Legacy Bank stock is greater than one year; and

If a Legacy Bank shareholder receives cash pursuant to the exercise of dissenters’ rights, that shareholder generally will recognize gain or loss measured by the difference between the cash received and the adjusted tax basis in the shareholder’s Legacy Bank common stock.  This gain will be long-term capital gain or loss if the shareholder’s holding period in the Legacy Bank stock is greater than one year.  In certain circumstances, you can be deemed for tax purposes to own shares that are actually owned by a nondissenter who is related to you, or to own shares of United Security common stock, with the possible result that the cash received upon the exercise of your rights could be treated as a dividend received in a corporate distribution rather than as an amount received in a sale or exchange of Legacy Bank common stock.  Any Legacy Bank shareholder that plans to exercise dissenters’ rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

Treatment of United Security, United Security Bank and Legacy Bank.  No gain or loss will be recognized by United Security, United Security Bank and Legacy Bank as a result of the merger.

Neither United Security nor Legacy Bank will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Legacy Bank shareholders. The closing tax opinion does not bind the Internal Revenue Service and does not prevent the Internal Revenue Service from successfully asserting a contrary opinion.

A successful Internal Revenue Service challenge to the reorganization status of the merger would result in each Legacy Bank shareholder recognizing taxable gain or loss equal to the difference between the sum of the fair market value of the Legacy Bank stock, as of the closing date of the merger, and the amount of cash received in the merger (including cash received in lieu of fractional shares of United Security common stock) and the shareholder’s tax basis in Legacy Bank stock surrendered in exchange therefore.  United Security common stock so received would equal its fair market value as of the closing date of the merger, and the shareholder’s holding period for such stock would begin the day after the merger. Further, if the Internal Revenue Service successfully challenged the reorganization status of the merger, Legacy Bank would be subject to tax on the merger.  In addition, if any of the representations or assumptions upon which the closing tax opinion is based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected.

Backup Withholding. Any cash payments to Legacy Bank shareholders in connection with the merger may be subject to backup withholding at a rate of 28% on a shareholder’s receipt of cash, unless such shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

HOLDERS OF SHARES OF LEGACY BANK COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL, AND FOREIGN TAX LAWS.

Regulatory Approvals

Federal Reserve Board

Because the survivor of the merger will be a state-chartered member bank, the merger is subject to approval of an application by United Security Bank to the FRB.  In reviewing the application, the FRB takes into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served.  Federal law prohibits the FRB from approving the merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public.

The FRB has the authority to deny United Security Bank’s application if the FRB concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion.  Furthermore, the FRB must also evaluate the records of United Security Bank in meeting the credit needs of its community, including low- and moderate-income neighborhoods, consistent with safe and sound operation.  United Security Bank has an “Outstanding” Community Reinvestment Act evaluations.

United Security Bank submitted its application for FRB approval of the merger on November 13, 2006. United Security Bank received approval from the FRB on December 22, 2006.

California Department of Financial Institutions

Because the survivor of the merger will be a California-chartered bank, the approval of the DFI is also required.  In determining whether to approve the merger, the DFI evaluates the application to determine, among other things, that:

•                                          the merger will not result in a monopoly;

•                                          the merger will not have the effect of substantially lessening competition;

•                                          the shareholders’ equity of United Security will be adequate and will not jeopardize United Security Bank’s financial condition;

•                                          the directors and executive officers of United Security Bank after the merger will be competent;

•                                          the merger will afford a reasonable promise of successful operation and that United Security Bank will be operated in a safe and sound manner, in compliance with all applicable laws; and

•                                          the merger will be fair, just and equitable.

The application for DFI approval of the merger was submitted on November 30, 2006.  United Security Bank has no reason to believe that its application will not be approved.

Statutory Waiting Period

Under federal banking laws, a 30-day waiting period must expire following the FRB’s approval of the merger.  Within that 30-day waiting period the Department of Justice may file objections to the merger under federal antitrust laws.  The FRB may reduce the waiting period to 15 days with the concurrence of the Department of Justice.  The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made.  If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

The merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period.  United Security and Legacy Bank are not aware of any reasons why regulatory approvals will not be received.  United Security and Legacy Bank have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals.  However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval.  There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Resale of United Security Common Stock

The shares of United Security common stock that you receive as a result of the merger will be registered under the Securities Act of 1933, or the Securities Act.  You may freely trade these shares of United Security common stock if you are not considered an “affiliate” of Legacy Bank, as that term is defined in the federal securities laws.  Generally, an “affiliate” of Legacy Bank is any person or entity directly or indirectly controlling or who is controlled by Legacy Bank.  Legacy Bank’s affiliates generally include directors, certain executive officers and holders of 10% or more of Legacy Bank’s common stock.

Legacy Bank’s affiliates may not sell their shares of United Security common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with Securities Act Rule 145 or another applicable exemption from the registration requirements of the Securities Act.  United Security may also place restrictive legends on certificates representing shares of United Security common stock issued to all persons considered “affiliates” of Legacy Bank.

Before United Security and Legacy Bank complete the merger, the merger agreement requires each “affiliate” of Legacy Bank to execute and deliver to United Security a letter acknowledging that such person or entity will not dispose of any United Security common stock in violation of the Securities Act or Securities Act Rule 145.

Certain Effects of the Merger

The merger agreement requires Legacy Bank to merge into United Security Bank, with United Security Bank as the surviving entity.  After the merger, United Security Bank will continue to be United Security’s subsidiary, and will continue to have its headquarters at 2151 West Shaw Avenue, Fresno, California 93710.  United Security and United Security Bank will continue to operate with its present directors and executive officers.

After the merger, there will be no more trading in Legacy Bank’s common stock.  Each Legacy Bank shareholder will receive instructions from United Security’s exchange agent regarding exchanging Legacy Bank stock certificates.

Financial Interests in the Merger of Directors and Executive Officers of Legacy

Legacy Bank’s executive officers have interests in the merger in addition to their interests as Legacy Bank shareholders.  Legacy Bank’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.  As a condition to the merger, one of the Legacy Bank directors will be appointed as a director of United Security and United Security Bank.  In addition, United Security has agreed to offer each director of Legacy Bank who is not selected to serve as a member of United Security’s and United Security Bank’s boards of directors, the title of Director Emeritus which includes a monthly stipend of $400 as long as the director continues to hold at least 50% of the shares of United Security common stock issued to the director at the completion of the merger, and takes no actions construed as detrimental to United Security Bank. Under the merger agreement, the Legacy director will be selected by the Board of Directors of United Security from a list of three candidates determined by Legacy Bank.  Legacy Bank has not made a determination of the three candidates.

Legacy Bank’s bylaws provide Legacy Bank’s directors and officers with contractual rights to indemnification binding upon a successor.  Please read the section entitled “Comparison of Shareholder Rights - Indemnification of Directors and Officers” for additional information.

The discovery period for Legacy Bank’s policy of directors and officers liability insurance will be extended for up to 48 months with respect to all matters arising from facts or events which occurred before the effective time of the merger for which Legacy Bank would have an obligation to indemnify its directors and officers.  The cost of this extension shall not exceed $50,000 under the terms of the merger agreement.

Dissenters’ Rights of Legacy Bank’s Shareholders

Dissenters’ rights will be available to the Legacy Bank shareholders in accordance with Section 214a(b) of Title 12 of the United States Code.  The required procedure set forth in Section 214a(b) of the United States Code must be followed exactly or any dissenters’ rights may be lost.

The information set forth below is a general summary of dissenters’ rights as they apply to Legacy Bank shareholders and is qualified in its entirety by reference to Section 214a(b) of Title 12 of the United States Code which is attached to this proxy statement-prospectus as Appendix B.

Fair Market Value of Shares

If the merger is approved, Legacy Bank shareholders who dissent from the merger by complying with the procedures set forth in Section 214a(b) of Title 12 of the United States Code will be entitled to receive an amount equal to the fair market value of their shares as of February 12, 2007), the date of the shareholders’ meeting.

Voting Procedure

In order to be entitled to exercise dissenters’ rights, the shares of Legacy Bank common stock which are outstanding and are entitled to be voted at the special shareholders’ meeting must be voted “AGAINST” the merger by the holder of such shares, or the holder of such shares must give written notice to Legacy Bank at or prior to the special meeting of shareholders that such shareholder dissents from the merger agreement.  Thus, any Legacy Bank shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders’ meeting must vote “AGAINST” the merger.  If the shareholder does not return a proxy or provide written notice of dissent, or returns a proxy without voting instructions or with instructions to vote “FOR” or “ABSTAIN” with respect to the merger, or votes in person or by proxy at the special shareholders’ meeting “FOR” the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters’ rights.

Written Demand

Furthermore, in order to preserve his or her dissenters’ rights, a Legacy Bank shareholder must make a written demand upon Legacy Bank for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of February 12, 2007, the date of the special meeting of shareholders.  The demand must be addressed to United Security Bank, 2126 Inyo Street, Fresno, California 93721; Attention: Ken Donahue, Assistant Corporate Secretary, and the demand must be received by United Security Bank not later than 30 days after the date of completion of the merger.  A vote “AGAINST” the merger does not constitute the written demand.

Surrender of Certificates

Within 30 days after the date of completion of the merger, the dissenting shareholder must surrender to United Security Bank, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed.  Any shares of Legacy Bank common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

Valuation of Shares and Payment

The value of the shares of Legacy Bank common stock will be determined by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders entitled to received the value of their shares, one by the directors of United Security Bank and the third by the two so chosen.  The valuation agreed upon by any two of the three appraisers shall be the value used for payment to the dissenters.

Disagreement on Price and Comptroller Determination

If the value decided by the appraisers is not satisfactory to a dissenting shareholder who has requested payment, such shareholder may within five days after being notified of the appraised value of his or her shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares.  If within ninety days from the date of completion of the merger, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of the shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties.

Withdrawal of Demand

A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Legacy Bank consents to the withdrawal.

Opinion of Financial Advisor

Legacy Bank’s board of directors retained Howe Barnes to render financial advisory and investment banking services.  Howe Barnes is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Legacy Bank and its business.  The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (NASDAQ) and Over-the-Counter (OTC) securities, and makes markets in securities.  As part of its investment banking activities, Howe Barnes is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On October 6, 2006, the Legacy Bank board of directors held a meeting to evaluate the proposed merger with United Security.  At this meeting, Howe Barnes rendered an opinion that the terms of the proposed merger of Legacy Bank with and into United Security was fair, from a financial point of view, to Legacy Bank shareholders.  Howe Barnes has confirmed its October 6, 2006 opinion by delivering to the Legacy Bank board a written opinion dated the date of this proxy statement-prospectus.  In rendering it updated opinion, Howe Barnes confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing certain other factors considered in rendering its opinion.  The full text of Howe Barnes’ opinion is attached as Appendix C to this proxy statement-prospectus and should be read in its entirety.

In rendering its opinion, Howe Barnes reviewed and analyzed, among other things, the following:

•              the merger agreement;

•                                          certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Legacy Bank and United Security, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

•                                          held discussions with members of senior management of Legacy Bank regarding financial forecasts and projections of Legacy Bank, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

•                                          held discussions with members of senior management of Legacy Bank and United Security regarding past and current business operations, regulatory matters, financial condition and future prospects of the respective companies;

•                                          reviewed reported market prices and historical trading activity of Legacy Bank and United Security common stock;

•                                          reviewed certain aspects of the financial performance of Legacy Bank and United Security and compared such financial performance of Legacy Bank and United Security, together with stock market data relating to Legacy Bank and United Security common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

•                                          compared the proposed financial terms of the merger with the financial terms of certain other transactions deemed to be relevant;

•                                          reviewed the potential pro forma impact of the merger; and

•                                          certain other information, financial studies, analyses and investigations and financial, economic and market criteria as Howe Barnes deemed relevant.

Howe Barnes has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Legacy Bank, United Security, and their respective representatives, and of the publicly available information that was reviewed by it.  Howe Barnes is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Legacy Bank and United Security are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.  Howe Barnes was not retained to and it did not conduct a physical inspection of any of the properties or facilities of Legacy Bank or

United Security, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Legacy Bank or United Security, was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

Howe Barnes’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date hereof.  Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Legacy Bank or United Security could materially affect the assumptions used in preparing the opinion.  Howe Barnes assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

No limitations were imposed by Legacy Bank’s board of directors upon Howe Barnes with respect to the investigations made or procedures followed in rendering its opinion.  Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the merger Consideration to be paid by United Security to holders of Legacy Bank common stock in the merger and does not address Legacy Bank’s underlying business decision to proceed with the merger.  Howe Barnes has been retained on behalf of the Board of Directors of Legacy Bank, and its opinion does not constitute a recommendation to any director of Legacy Bank as to how such director should vote with respect to the merger agreement.

Howe Barnes relied upon the management of Legacy Bank as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Howe Barnes assumed that such forecasts and projections reflect the best currently available estimates and judgments of Legacy Bank management.  Legacy Bank does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Howe Barnes in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure.  These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Legacy Bank, including without limitation to, the general economic, regulatory and competitive conditions.

Accordingly, actual results could vary materially from those set forth in such forecasts and estimates. The following is a summary of the material financial analyses performed by Howe Barnes in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Howe Barnes.  The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables.  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, an opinion is not necessarily susceptible to partial analysis or summary description.  Howe Barnes believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion.  In its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Legacy Bank, United Security and Howe Barnes.  Any estimates contained in Howe Barnes’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Summary of Proposal.  Howe Barnes reviewed the financial terms of the proposed transaction.  Based on a market price of $22.05 for United Security, assuming data processing/technology cancellation costs of $300,000 and assuming all Legacy Bank Stock Options accept cash consideration, the merger consideration would equal $12.82 per share and each share of Legacy Bank common stock would have the right to receive 0.5814 shares of United Security common stock.

Transaction Ratios:

Transaction Value to June 30, 2006 Stated Book Value	2.06	x
Transaction Value to June 30, 2006 Tangible Book Value	2.09	x
Transaction Value to Estimated 2006 Earnings Per Share	50.45	x
Transaction Value to June 30, 2006 Assets	27.56%
Tangible Premium on June 30, 2006 Core Deposits	20.41%

For purposes of Howe Barnes’ analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $22.4 million, based upon 1,672,373 shares of Legacy Bank common stock outstanding and including the intrinsic value of options to purchase 322,836 shares with an exercise price of $10.00 and warrants to purchase 15,000 shares with an exercise price of $10.10.

Analysis of Selected Public Companies.  Howe Barnes used publicly available information to compare selected financial and market trading information for United Security with those of a group of comparable publicly traded California banking organizations with total assets between $550 and $750 million.  The companies in United Security’s peer group were:

American River Bankshares

Bank of Commerce Holdings

Bridge Capital Holdings

First Northern Community Bancorp

FNB Bancorp

North Bay Bancorp

San Joaquin Bancorp

To perform this analysis, Howe Barnes used financial data as of and for the six months ended June 30, 2006 and pricing data as of September 27, 2006.  The following table sets forth the comparative financial and market data:

	United Security		Peer Group Median
Total Assets (in millions)	$664.3		$635.8
Equity/Assets	9.55%		8.25%
Loans/Deposits	85.88%		82.93%
Loan Loss Reserve/Loans	1.67%		1.39%
Return on Average Assets	2.18%		1.41%
Return on Average Equity	22.15%		15.86%
Nonperforming Assets/Assets	2.54%		0.04%
Efficiency Ratio	50.41%		64.10%
Price/Book Value Per Share	3.95	x	2.30	x
Price/Tangible Book Value Per Share	4.17	x	3.09	x
Price/Last 12 Months’ Earnings Per Share	19.7	x	16.6	x

Howe Barnes used publicly available information to compare selected financial and market trading information for Legacy Bank with those of a group of comparable publicly traded California banking organizations with total assets between $60 and $100 million.  The companies in Legacy Bank’s peer group were:

Bank of Santa Clarita

Chino Commercial Bancorp

Community Bank of the Bay

County Commerce Bank

Mojave Desert Bank, N.A.

Mother Lode Bank

Pacific Commerce Bank, N.A.

Pacific Valley Bank

Private Bank of California

Private Bank of the Peninsula

Redwood Capital Bank

San Diego Trust Bank

Santa Clara Valley Bank, N.A.

Security Bank of California

Ventura County Business Bank

To perform this analysis, Howe Barnes used financial data as of and for the six months ended June 30, 2006 and pricing data as of September 27, 2006.  The table on the following page sets forth the comparative financial and market data:

	Legacy Bank		Peer Group Median
Total Assets (in millions)	$81.2		$90.3
Equity/Assets	12.80%		13.66%
Loans/Deposits	90.12%		77.47%
Loan Loss Reserve/Loans	1.62%		1.22%
Return on Average Assets	0.23%		0.03%
Return on Average Equity	1.74%		0.21%
Nonperforming Assets/Assets	0.25%		0.00%
Efficiency Ratio	92.30%		89.07%
Price/Book Value Per Share	1.61	x	1.88	x
Price/Tangible Book Value Per Share	1.63	x	1.88	x
Price/Last 12 Months’ Earnings Per Share	NM		16.0	x

Stock Trading History.  Howe Barnes reviewed the closing per share market prices and volumes for United Security common stock, which is listed for trading on NASDAQ and Legacy Bank common stock, which is quoted on the over-the-counter market on the OTC Bulletin Board, on a daily basis from June 27, 2006 to September 27, 2006.

For the period between June 27, 2006 and September 27, 2006 the market value of Legacy Bank common stock ranged from a low of $8.40 to a high of $10.00.  The average closing price for the period was $9.07, the closing price on September 27, 2006 was $10.00 per share and the average daily trading volume for Legacy Bank was 1,430 shares.

For the period between June 27, 2006 and September 27, 2006 the market value of United Security common stock ranged from a low of $20.01 to a high of $24.79.  The average closing price for the period was $22.19, the closing price on September 27, 2006 was $22.05 per share and the average daily trading volume for United Security was 31,003 shares.

Howe Barnes compared the stock price performance for Legacy Bank and United Security to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the median performance of publicly traded banking organizations located in the West.  During the period between September 27, 2005 and September 27, 2006 United Security’s common stock outperformed each of the indices to which it was compared.

	Beginning Index Value September 27, 2005	Ending Index Value September 27, 2006
Legacy Bank	100.00%	102.04%
United Security	100.00%	157.73%
SNL Western Banks	100.00%	117.12%
Nasdaq Bank Index	100.00%	109.14%
S&P 500 Index	100.00%	109.95%

Analysis of Selected Bank Merger Transactions.  Howe Barnes reviewed certain publicly available information regarding eight selected merger and acquisition transactions (the “Comparable Transactions”) announced from January 1, 2005 to September 27, 2006 involving California banking organizations with total assets between $50 and $200 million.

Howe Barnes reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to last twelve months earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions.  The median multiples were then applied to Legacy’s balance sheet information as of June 30, 2006 and estimated 2006 earnings (last twelve months earnings were negative) to derive an imputed range of values per share of Legacy’s common stock.  The following table sets forth the median multiples as well as the imputed values based upon those median multiples.

	Comparable Transaction Median Multiple		Implied Value
Transaction Value/Book Value	2.05	x	$12.74
Transaction Value/Tangible Book Value	2.05	x	$12.60
Transaction Value/Earnings	20.00	x	$5.08
Transaction Value/Assets	26.01%		$12.64
Tangible Premium/Core Deposits	21.66%		$13.83

The transaction value of $12.82 per share falls within the range of values computed in using the Comparable Transactions, which supports the fairness of the transaction.

Present Value Analysis.  Howe Barnes calculated the present value of theoretical future earnings of Legacy Bank and compared the transaction value to the calculated present value of Legacy Bank’s stock on a stand-alone basis.  Based on projected earnings for Legacy Bank for 2006 through 2010, discount rates ranging from 10% to 18%, and including a residual value, the stand-alone present value of Legacy Bank’s stock ranged from $3.81 to $8.95.

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Howe Barnes estimated the net present value of the future streams of after-tax cash flow that Legacy Bank could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value.  Based on projected earnings for Legacy Bank for 2006 through 2010, Howe Barnes calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%.  The terminal values for Legacy Bank were calculated based on Legacy Bank’s projected 2010 equity and earnings, the median price to book and price to earnings multiples paid in the Comparable Transactions and utilized a discount rate of 12%.  This discounted cash flow analysis indicated implied values of $8.54 and $8.47.

Pro Forma Merger Analysis.  Howe Barnes performed pro forma merger analyses to calculate the financial implications of the merger to the Legacy Bank stockholders.  This analysis assumes, among other things, the terms of the transaction as indicated above, that the merger closes at year-end 2006 and cost savings and revenue enhancement opportunities equaling approximately 20% of Legacy Bank’s estimated 2006 overhead expenses.  This analysis utilized the First Call consensus earnings per share estimates for 2006 and 2007 for United Security.  This analysis indicated that the merger would be approximately 62% accretive to Legacy Bank’s projected earnings per share in 2007.

Howe Barnes has not previously provided investment banking and financial advisory services to Legacy Bank or United Security and received compensation for such services.  Howe Barnes provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Legacy Bank and United Security for its own account and for the accounts of customers.

In its engagement letter, dated September 20, 2006, Legacy Bank agreed to pay Howe Barnes a fee of $22,500.  In addition, Legacy Bank has agreed to indemnify Howe Barnes against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Accounting Treatment

United Security must account for the merger under the purchase method of accounting prescribed by accounting principles generally accepted in the United States.  Under this method, United Security’s purchase price will be allocated to Legacy Bank’s assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger.  Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values.  The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed will be recorded as goodwill and periodically evaluated for impairment.  United Security’s financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of United Security and Legacy Bank.  For additional information, please read the section entitled “Description of United Security – Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Merger Agreement

The Merger

United Security and Legacy Bank entered into the merger agreement on October 6, 2006.  Under the merger agreement’s terms, Legacy Bank will merge with United Security Bank.  The separate corporate existence of Legacy Bank will cease, and United Security Bank will be the survivor.  Each share of Legacy Bank common stock issued and outstanding, other than shares with respect to which dissenters’ rights have been perfected, will be converted into shares of United Security common stock.

Each share of United Security common stock outstanding immediately before the merger closes will remain outstanding after the merger closes.  Please read the sections entitled “The Merger - Calculation of Consideration to be Paid to Legacy Bank Shareholders” and “- Dissenters’ Rights” for additional information.

United Security and Legacy Bank have structured the merger to qualify as a tax-free reorganization from their perspectives.  For more information, you are urged to read the section entitled “The Merger - Certain Federal Income Tax Consequences” for additional information.

The Closing

The merger will be effective at the date and time a short-form merger agreement is filed with the DFI, after having been filed with the California Secretary of State and previously approved by the DFI.  At the closing the parties will exchange various documents, including officers’ certificates, as required by the merger agreement.  The merger agreement provides that the timing for the closing and the completion of the merger shall be mutually agreed upon by the parties and shall be held within 30 days after the last to occur of:

•                                          all conditions to the completion of the merger being satisfied or waived;

•                                          the receipt of all regulatory approvals; and

•                                          the expiration of all applicable waiting periods in connection with the regulatory approvals.

Based upon the timing for Legacy Bank’s special shareholders’ meeting and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the merger will be closed on or about February 16, 2007.  Neither United Security nor Legacy Bank can assure you that the merger will close on that date.

Exchange Procedures

United Security’s current transfer agent, Wells Fargo Shareowner Services, will be United Security’s exchange agent to effect the exchange of shares of United Security common stock for shares of Legacy Bank common stock.  A letter of transmittal will be sent to you shortly after the merger is completed.  If you do not exercise dissenters’ rights, you must use the letter of transmittal to receive shares of United Security common stock in exchange for your shares of Legacy Bank common stock.

In order to promptly receive shares of United Security common stock, you must deliver to the exchange agent:

•                                          a properly completed letter of transmittal form;

•                                          your certificates representing former shares of Legacy Bank common stock; and

•                                          any other required documents described in the letter of transmittal.

Do not return your certificates representing shares of Legacy Bank common stock with the enclosed proxy.  The certificates should only be forwarded to the exchange agent with the letter of transmittal.

Following the completion of the merger and upon surrender of all of the certificates representing former shares of Legacy Bank common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of election and transmittal, the exchange agent will mail to you the United Security common stock to which you are entitled, less the amount of any required withholding taxes.

Representations and Warranties

The merger agreement contains various customary representations and warranties that United Security and Legacy Bank make for each other’s benefit.  The representations and warranties relate to:

•                                          corporate organization and similar corporate matters;

•                                          authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•                                          conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

•                                          capital structure;

•                                          the accuracy of documents filed with the Securities and Exchange Commission and bank regulatory agencies;

•                                          absence of certain material adverse events, changes, effects or undisclosed liabilities;

•                                          retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

•                                          litigation;

•                                          compliance with laws, including environmental laws;

•                                          tax returns and audits;

•                                          ownership of real property;

•                                          regulatory actions; and

•                                          labor matters.

The foregoing is an outline of the representations and warranties made by United Security and Legacy Bank contained in the merger agreement attached as Appendix A.  You should carefully review the entire merger agreement, and in particular Articles 3 and 4, containing the detailed representations and warranties of the parties.

Conduct of Business Before the Merger

The merger agreement places restrictions on and requires commitments by United Security and Legacy Bank regarding the conduct of their respective businesses between the date of the merger agreement and the closing.  Legacy Bank has agreed to make its books and records available to United Security for ongoing review.  Additionally, Legacy Bank has agreed to allow a representative from United Security to attend the meetings of its Board of Directors and loan committees.  Both

United Security and Legacy Bank have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies as well as to work together for the purpose of preparing this proxy statement-prospectus.  Also, both United Security and Legacy Bank have agreed to use their best efforts to prevent any material changes to their respective representations and warranties contained in the merger agreement.

In addition, Legacy Bank has agreed that until the closing it will not without,United Security’s prior written consent (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) business days of United Security’s receipt of written notice of a request for prior written consent written notice of objection is not received by Legacy Bank):

•                                          declare or pay any dividend;

•                                          issue any stock options to acquire shares of Legacy Bank common stock;

•                                          amend its Articles of Association or Bylaws;

•                                          authorize another acquisition proposal to acquire Legacy Bank unless the Board of Directors of Legacy Bank has determined that the proposal is more favorable to Legacy Bank’s shareholders and that the action is necessary for Legacy Bank to comply with its fiduciary duties to shareholders under applicable law;

•                                          make the credit underwriting policies less stringent than those in effect on December 31, 2005 or reduce the amount of the loan loss reserves;

•                                          take into other real estate owned any commercial property without an environmental report reporting no adverse environmental condition on the property; or

•                                          materially change its pricing practices on loans or deposit products.

In addition, Legacy Bank has agreed that until the closing it will not without United Security’s prior written consent (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within two (2) business days of United Security’s receipt of written notice of a request for prior written consent written notice of objection is not received by Legacy Bank) make, renew, or extend any loan if the aggregate indebtedness of the borrower exceeds or will exceed $50,000 if unsecured and $100,000 if secured.

Until the closing, Legacy Bank has agreed to use its best efforts to take certain actions and to:

•                                          maintain a reserve for loan losses at an adequate level and charge off all loans deemed uncollectible;

•                                          provide Legacy Bank’s monthly board reports, copies of all material reports filed with or received from any governmental entity, and monthly unaudited balance sheets, statements of income and changes in shareholders’ equity to United Security; and

•                                          provide copies of each credit authorization package for credit of $250,000 or more for secured loans, $100,000 for unsecured loans, and renewals of any classified or criticized loans, concurrently with submission to Legacy Bank’s loan committee.

Until the closing, subject to certain exceptions including Legacy Bank’s prior approval, United Security has agreed that it will not, other than in the ordinary and usual course of business, declare or pay any extraordinary dividend.

The foregoing is a summary of the material negative and affirmative covenants of the merger agreement. You are encouraged to carefully read the terms of the merger agreement attached as Appendix A, including the specific covenants contained in Articles 5 and 6.

Discussions with Third Parties

The merger agreement provides that Legacy Bank shall not solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to United Security.  Notwithstanding the prohibition on soliciting or encouraging such proposals, the merger agreement recognizes that an unsolicited third party proposal might be received.  Moreover, the merger agreement permits Legacy Bank engaging in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders’ perspective, to the merger.

In the event the merger agreement is terminated because Legacy Bank elects to proceed with a third party transaction, Legacy Bank will be obligated to pay a termination fee to United Security in the amount of $500,000.

The foregoing is a summary of the material provisions of the merger agreement regarding discussions with third parties.  You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Sections 6.2.5 and 8.5. of the merger agreement.

Employee Benefits

Immediately prior to the closing, Legacy Bank shall terminate any employee benefit arrangement requested by United Security.  After completion of the merger, all employees of Legacy Bank at the date of the completion of the merger, shall be entitled to participate in all of United Security’s and United Security Bank’s employee benefit arrangements on the same basis as other similarly situated employees of United Security and United Security Bank.  Each of these employees will be credited for eligibility, participation and vesting purposes with such employee’s respective years of past service with Legacy Bank as though they had been employees of United Security and United Security Bank, except with respect to United Security’s Employee Stock Option Plan and 401(k) Plan.

Conditions to the Parties’ Obligations

The obligations of United Security and Legacy Bank to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

•                                          approval of the principal terms of the merger by holders of two-thirds of the outstanding shares of Legacy Bank common stock entitled to vote;

•                                          receipt of the regulatory approvals, without the imposition of burdensome conditions, required in connection with the merger;

•                                          absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

•                                          the registration statement having become effective regarding the shares of United Security common stock to be issued upon completion of the merger;

•                                          the receipt and continued effectiveness of all qualifications or registrations under state securities laws necessary for the issuance of the shares of United Security common stock to be issued upon completion of the merger;

•                                          receipt of a tax opinion stating, among other things, that the merger will qualify as a tax-free reorganization for federal income tax purposes; and

•                                          the average closing price for a share of United Security common stock shall not be less than $20.00.

United Security’s obligation to complete the merger is also subject to the fulfillment or waiver by United Security of certain conditions, including but not limited to the following:

•                                          Legacy Bank’s representations and warranties being and remaining true, accurate and correct in all material respects;

•                                          Legacy Bank’s performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

•                                          delivery of affiliate letters executed by each of Legacy Bank’s affiliates;

•                                          delivery of voting agreements executed by each of Legacy Bank’s directors, as well as other various and customary closing documents; and

•                                          the number of shares of Legacy Bank common stock which are eligible to be dissenting shares under Section 214a of the National Bank Act shall not exceed an amount which, when combined with other cash amounts payable in connection with the merger, would result in the merger being disqualified from a tax free reorganization.

In addition, Legacy Bank’s obligation to complete the merger is also subject to the fulfillment or waiver by Legacy Bank of certain conditions, including but not limited to the following:

•                                          United Security’s representations and warranties being and remaining true, accurate and correct in all material aspects;

•                                          United Security performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

•                                          receipt of a fairness opinion to the effect that the terms of the merger are fair, from a financial standpoint, to Legacy Bank and its shareholders;

•                                          the fairness opinion shall not have been withdrawn prior to the Legacy Bank meeting; and

•                                          United Security shall have offered each director of Legacy Bank who is not selected to serve as a member of United Security’s and United Security Bank’s boards of directors, the title of Director Emeritus which includes a monthly stipend of $400 provided the director meets certain conditions.

The foregoing is a summary of the material conditions of the merger agreement.  You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 7 of the merger agreement.

Termination

United Security and Legacy Bank can mutually agree to terminate the merger agreement and abandon the merger at any time.

Under certain circumstances, either United Security or Legacy Bank can terminate the merger agreement:

•                                          if the other party materially breaches any representation, warranty, covenant, or agreement contained in the merger agreement that is not cured prior to completion of the merger; or

•                                          if the conditions to the merger have not been met by March 31, 2007; or

•                                          if there is a breach or default that would be reasonably likely to have, a material adverse effect upon the consummation of the merger.

United Security can terminate the merger agreement if Legacy Bank’s board of directors approves a merger agreement with a party other than United Security or fails to publicly oppose an offer to acquire 25% of the outstanding shares of Legacy Bank common stock.

If the merger agreement is terminated by United Security or Legacy Bank due to a material breach of any representation, warranty, covenant or agreement, the breaching party will owe the other party liquidated damages of $200,000.  If United Security terminates the merger agreement due to lack of shareholder approval by Legacy Bank’s shareholders, Legacy Bank will owe United Security liquidated damages of $200,000.  In addition, if Legacy Bank’s board of directors approves an alternative merger or similar proposal within one year of United Security’s termination of the merger agreement, Legacy Bank will owe United Security an additional $300,000.  The payment of these fees shall be made as reasonable liquidated damages and not as a penalty or forfeiture.

The foregoing is a summary of the material termination provisions of the merger agreement.  You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 8 of the merger agreement.

Expenses

The merger agreement provides that United Security and Legacy Bank shall bear their own costs and expenses incurred in connection with the merger agreement and the merge.  The total estimated cost of the merger is approximately $              .  United Security will bear approximately $             and Legacy Bank will bear approximately $              .  For example, United Security shall bear, among others, the expenses of:

•                                          preparation of the merger agreement;

•                                          preparation and delivery of the tax opinion from Bullivant, Houser, Bailey, PC;

•                                          preparation of the registration statement, including filing fees;

•                                          filing fees and related costs of regulatory applications; and

•                                          any notifications and press releases to United Security shareholders, including printing expenses.

Legacy Bank shall bear, among others, the expenses of:

•                                          preparation of the merger agreement;

•                                          preparation of its proxy materials;

•                                          the fairness opinion; and

•                                          any notifications and press releases to Legacy Bank shareholders, including printing expenses.

Director Voting Agreements

United Security has entered into voting agreements with each of Legacy Bank’s directors who hold, in the aggregate, shares representing approximately       % of Legacy Bank common stock entitled to vote.  The director’s agreements, in the form attached as Exhibit 7.2.7 to the merger agreement, require each of Legacy Bank’s directors to vote in favor of the merger at Legacy Bank’s shareholders’ meeting.

Each director’s agreement also provides that the directors will not take any action that will alter or affect in any way the director’s right to vote his or her shares of Legacy Bank common stock.

The director’s agreements bind the actions of the directors only in their capacity as Legacy Bank shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Legacy Bank.  Accordingly, while the directors are contractually bound to vote as a Legacy Bank shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Legacy Bank when they consider the merger.  In addition, the directors will continue to be bound by their fiduciary duties as Legacy Bank’s directors with respect to any further decisions they make in connection with the merger.

The director’s agreements also provide that for a period of two years after the completion of the merger, the director agrees not to compete with United Security through the ownership of more than 1% of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the Federal Deposit Insurance Corporation, or FDIC, that has its head offices or a branch office within 50 miles of the head office of Legacy Bank.

The director’s agreements terminate at the earlier of two years following the completion of the merger or when the merger agreement terminates according to its terms.

Description of United Security

Business

United Security is a California corporation incorporated during March of 2001 and is registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956, as amended.  United Security’s stock is listed on NASDAQ under the symbol “UBFO”.  United Security Bank is a wholly-owned bank subsidiary of United Security and was formed in 1987.  United Security Bancshares Capital Trust I (the “Trust”) is also a wholly-owned subsidiary of United Security and was formed during June of 2001 as a Delaware business trust for the sole purpose of issuing Trust Preferred securities.

United Security Bank is a California state-chartered bank headquartered in Fresno, California. It is also a member of the Federal Reserve System.  United Security Bank originally commenced business on December 21, 1987 as a national bank and, in February, 1999, converted to a state-chartered bank.  United Security Bank’s operations are currently subject to federal and state laws applicable to state-chartered, member banks and its deposits are insured up to the applicable limits by the FDIC.  United Security Bank is also subject to the Federal Deposit Insurance Act and regulatory reporting requirements of the FDIC.  As a state-chartered bank and a member of the Federal Reserve System, United Security Bank is subject to supervision and regular examinations by the FRB and the DFI.  In addition, United Security Bank is required to file reports with the FRB and provide such additional information as the FRB may require.

Effective August 25, 1995, United Security Bank consummated a merger with Golden Oak Bank, a two branch California state chartered bank located in Oakhurst, California, with assets of approximately $45 million at the date of merger.  The merger was accounted for as a pooling of interests.

During February of 1997, United Security Bank completed the purchase of the deposits and certain assets of two branches of Wells Fargo Bank located in Caruthers and San Joaquin, both located in Fresno County.  This brought the total branches operated at that time by United Security Bank to six and the total assets to approximately $190 million.  United Security Bank paid a premium of approximately $1.2 million to purchase deposit accounts totaling approximately $33.4 million.  United Security Bank also purchased cash balances as well as certain fixed assets of the branch operations.

During October of 1997, United Security Bank completed the purchase from Bank of America of two of its branches located in Firebaugh and Coalinga, both located in Fresno County.  The acquisition brought the total branches operated by United Security Bank to eight at that time and the total assets to approximately $238 million.  The premium paid by United Security Bank totaled approximately $3.0 million and the amount of deposits totaled approximately $44.4 million. The transaction included the receipt of cash balances of approximately $1.0 million and the purchase of premises and equipment totaling approximately $600,000.

USB Investment Trust Inc. was incorporated effective December 31, 2001 as a special purpose real estate investment trust, or REIT, under Maryland law.  The REIT is a subsidiary of United Security Bank and was funded with $133.0 million in real estate-secured loans contributed by United Security Bank.  USB Investment Trust was originally formed to give United Security Bank flexibility in raising capital, and reduce the expenses associated with holding the assets contributed to USB Investment Trust.

On April 23, 2004, United Security completed its acquisition of Taft National Bank headquartered in Taft, California.  Taft was merged into United Security Bank and Taft’s two branches are operated as branches of United Security Bank.  The total consideration paid to Taft shareholders was 482,894 shares of United Security’s common stock valued at just over $6 million.  In the merger, United Security acquired $15.4 million in cash and short-term investments, $23.3 million in loans, and $48.2 million in deposits.  The transaction was accounted for using the purchase accounting method, and resulted in the purchase price being allocated to the assets acquired and liabilities assumed from Taft based on the fair value of those assets and liabilities.  The consolidated statement of income includes the operations of Taft from the date of the acquisition through December 31, 2004.

During August 2005, United Security Bank formed a new subsidiary named United Security Emerging Capital Fund, or the Fund, for the purpose of providing investment capital for Low-Income Communities (LIC’s).  The Fund was formed as a Community Development Entity (CDE) and was certified by the Community Development Financial Institutions Fund of the United States Department of the Treasury.  The Fund submitted an application to apply for an allocation of New Market Tax Credits (NMTC) in September 2005, which was denied.  The Fund will reapply for the allocation of NMTC’s.  If the Fund is successful in the application process, the Fund can attract investments and make loans and investments in LIC’s and thereby qualify its investors to receive Federal Income Tax Credits.  The maximum that can be applied for under the NMTC program by any one CDE is $150 million, and United Security Bank is subject to an investment limitation of 10% of its risk-based capital.  Federal new market tax credits would be applied over a seven-year period, 5% for the first three years, and 6% for the next four years for a total of 39%.

At September 30, 2006, United Security operated ten full-service bank branches and one construction lending office; with seven branches in Fresno County, two branches in Kern County, and one branch in Madera County.  United Security Bank operates three branches (including its main office) and one construction lending office in Fresno and one branch each, in Oakhurst, Caruthers, San Joaquin, Firebaugh, Coalinga, Bakersfield, and Taft.  In addition, United Security and United Security Bank have administrative headquarters at 2126 Inyo Street, Fresno, California, 93721.  As a community-oriented bank, United Security continues to seek ways to better meet its customers’ needs for financial services, and to expand its business opportunities in today’s ever-changing financial services environment.  United Security’s strategy is to be a better low-cost provider of services to its customer base while enlarging its market area and corresponding customer base to further its ability to provide those services.

Management and Additional Information

Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to United Security is set forth in United Security’s annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this proxy statement-prospectus, and quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, also incorporated by reference in this proxy statement-prospectus.  See also “Where You Can Find More Information” beginning on page       .

Information About Legacy Bank

General

Legacy Bank received its first organizational funds on October 18, 2001 and was organized as a national association under the laws of the United States on November 12, 2002.  On September 30, 2002, Legacy Bank received conditional approval of its application to obtain a national bank charter and federal deposit insurance from the Office of the Comptroller of the Currency (OCC).  Legacy Bank’s initial public offering of common stock began on January 16, 2003, and was completed on September 11, 2003 having received $12.2 million in capital through the sale of 1,217,373 shares of common stock. The FDIC issued its insurance certificate and Legacy Bank opened October 1, 2003.

Legacy Bank was formed as a locally owned and managed financial institution, with an active community role. Legacy Bank’s business plan focuses primarily upon local banking services and community needs.  Legacy Bank’s marketing strategy stresses its local ownership and commitment to serve the banking needs of small-to-medium size businesses, professionals, entrepreneurs, hospitality industry clients, as well as their employees and families.

Legacy Bank offers a full range of banking and related financial services to businesses and individuals in its market area with an emphasis upon efficiency and personalized attention. The specific services offered include personal and business checking, money market and savings accounts, time certificates of deposit, and IRA’s.

A full complement of lending activities is offered and includes the following types of loans:  consumer; commercial; real estate construction; Small Business Administration (“SBA”) guaranteed; and letters of credit.  In the event loan demands exceed Legacy Bank’s legal lending limit, Legacy Bank seeks to utilize the services of correspondent banks.

Other services Legacy Bank offers include safe deposit boxes, night depository facilities, travelers checks, money orders, wire transfer services, cashiers checks, and 24 hour ATM banking services.  Legacy Bank offers a secure Internet website where customers can view account balances and recent transactions, perform account transfers, pay bills, request wire transfers and ACH origination. Legacy Bank is a member of regional ATM networks and offers nationwide access services.  Through third parties, Legacy Bank provides business courier services for non-cash deposits and credit card services.

Employees

On September 30, 2006 Legacy Bank employed 24 full-time equivalent persons.  None of Legacy Bank’s employees are represented by any collective bargaining agreements, and relations with employees are considered satisfactory.

Properties

Legacy Bank’s main office, located at 125 E. Campbell Avenue, Campbell, California 95008, currently houses Legacy Bank’s main office and certain administrative functions.  Legacy Bank leases these premises pursuant to a lease which provides for an initial four and one half year term with three options to renew of five years each at the then current market rate.  The initial lease expires on December 31, 2006.

On October 17, 2005, Legacy Bank entered into a lease for 4,011 square feet of office space located at 51 E. Campbell Avenue, Suite 141, Campbell, California 95008.  This office space is used for administrative services personnel including finance and credit administration.  The initial lease expires on December 31, 2006, and thereafter is month-to-month.

Current rental payments under the aforementioned leases total approximately $26 thousand per month.  Legacy Bank is also responsible for common area maintenance, taxes and insurance.

Legal Proceedings

From time to time, Legacy Bank is a party to claims and legal proceedings arising in the ordinary course of business.  Legacy Bank’s management is not aware of any material pending litigation proceedings to which it is a party or has recently been a party, which will have a material adverse effect on the financial condition or results of operations of Legacy Bank.

On December 21, 2006, Legacy Bank entered into a formal written agreement within the meaning of 12 U.S.C. 1818(b)(1) with the OCC which requires Legacy Bank to take actions to ensure Legacy Bank has competent management in place on a permanent full time basis; review and revise Legacy Bank’s written loan policy to strengthen underwriting and reduce credit risk; develop a written program to improve loan portfolio management; develop a three year capital program and maintain Tier 1 capital, at least equal to 10% of the risk-weighted assets and Tier 1 capital, at least equal to 8% of adjusted total assets; and maintain a level of liquidity to sustain Legacy Bank’s operations and revise the liquidity plans.

Market Area and Competition

The area from which Legacy Bank expects to attract most of its business and which is coextensive with its Community Reinvestment Act designated community (assessment area), will include the communities of Santa Clara County, California and the contiguous surrounding counties.

The banking business in California, generally, and specifically in the greater San Jose and adjacent areas, is highly competitive with respect to both loans and deposits.  The business is dominated by a relatively small number of major banks, most of which have many offices operating over wide geographic areas.  Many of the major commercial banks and their affiliates, including those headquartered outside California, offer certain services (such as trust and securities brokerage services) that are not offered directly by Legacy Bank.  By virtue of their greater total capitalization, such banks have substantially higher lending limits than Legacy Bank and substantially larger advertising and promotional budgets.  In addition, Legacy Bank faces competition from other community banks headquartered in the greater San Jose area that are also serving individuals and businesses.

In recent years, a large number of mergers and consolidations of both banks and savings entities have occurred in California and throughout the nation.  A substantial number of the larger banks have been involved in major mergers.  The result is that these institutions generally have centralized and standardized their services.  Similarly, most lending functions and decisions are sent outside the area.  Acquisitions by major interstate bank holding companies and other large acquirers in the greater San Jose vicinity have resulted in numerous branch consolidations in the area.  Many long-standing relationships have been disrupted or severed, while many other customers are now subjected to less personalized and more “standardized” services.

Legacy Bank believes that this recent merger and consolidation activity presents Legacy Bank with the opportunity to attract customers who are dissatisfied with the level of service provided by larger banks.  Legacy Bank solicits customers “displaced” by the recent and current merger activity.

In order to compete with the major financial institutions in Legacy Bank’s primary service areas, Legacy Bank uses to the fullest extent possible the contacts of its organizers, founders, advisors, directors and officers with residents and businesses in Legacy Bank’s primary service areas. Legacy Bank emphasizes specialized services, local promotional activity and personal contacts by Legacy Bank’s officers, directors and other employees.  Programs have been developed to specifically address the needs of small to medium-sized businesses, professional businesses, and individuals in the community.  As necessary, Legacy Bank can arrange for loans that are too large for Legacy Bank to make by itself to be made on a participation basis with other financial institutions and intermediaries.

Legacy Bank also helps its customers who require other services not offered by Legacy Bank to obtain such services from its correspondent banks or other sources.  In addition, Legacy Bank has joined the STAR® and PLUS® ATM networks and also offers, among other services, a night depository, courier services, bank-by-mail services, direct deposit, and on-line Internet banking.

Effect of Government Policies and Recent Legislation

Banking is a business that depends on rate differentials.  In general, the difference between the interest rate paid by Legacy Bank on its deposits and its other borrowings and the interest rate received by Legacy Bank on loans extended to its customers and securities held in Legacy Bank’s portfolio comprise the major portion of Legacy Bank’s earnings.  These rates are highly sensitive to many factors that are beyond the control of Legacy Bank.  Accordingly, the earnings and growth of Legacy Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Federal Reserve Board.  The Federal Reserve Board implements national monetary policies, with objectives such as curbing inflation and combating recession, by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions.  The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits.  The nature and impact on Legacy Bank of any future changes in monetary policies cannot be predicted.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions.  Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory and other professional agencies.  See “Supervision and Regulation.”

Legacy Bank

Summary Selected Financial Data

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005	Year Ended December 31, 2005	Year Ended December 31, 2004

(dollars in thousands, except per share data)
Condensed Income Statement
Interest Income	$4,853	$2,938	$4,377	$1,498
Interest Expense	1,251	588	921	403
Net Interest Income	3,602	2,350	3,456	1,095
Provision for loan losses	125	169	261	781
Noninterest income	635	73	229	38
Noninterest expense	3,853	3,178	4,283	2,880
Provision for income taxes	1	1	3	1
Net income (loss)	$259	$(925)	$(862)	$(2,529)

Period End Data
Assets	$83,346	$70,955	$82,595	$59,594
Loans, gross	65,090	57,075	63,495	36,027
Securities	7,635	8,303	8,019	8,721
Deposits	72,312	60,374	68,937	52,583
Other Borrowings	—	—	3,000	—
Shareholders’ equity	10,685	10,283	10,282	6,758

Ratios
Return Average Assets	.43%	(1.98)%	(1.31)%	(7.33)%
Return on Average Equity	3.36%	(13.07)%	(8.91)%	(31.28)%
Equity to Assets	12.82%	14.49%	12.45%	11.34%

Asset Quality
Nonperforming assets	$—	$—	$300	$—
Allowance for loan losses	$1,044	$716	842	820
Allowance for loan losses to loans	1.60%	1.25%	1.33%	2.28%
Net Charge-offs (recoveries) to average loans	(0.10)%	0.01%	0.01%	—

Per Common Share
Basic income (loss) per share	$0.16	$(0.61)	$0.55	$2.08
Book Value per share at period end	$6.39	$6.15	$6.15	$5.55
Period end common shares outstanding	1,672,373	1,672,373	1,672,373	1,217,373
Weighted average shares outstanding	1,666,247	1,562,373	1,562,373	1,217,373

Overview

Legacy Bank received preliminary approval from the Comptroller of the Currency to organize as a national bank and was incorporated on September 30, 2002.  Prior to that date, and up to the inception of business of October 1, 2003, organizers of Legacy Bank incurred costs in connection with the organizational process and raising of the initial capitalization of Legacy Bank.  These costs were reimbursed at the inception of business from the proceeds of the initial capitalization, which totaled $12.2 million.

As of September 30, 2006 and December 31, 2005, Legacy Bank had assets of $83.3million and $82.6 million, respectively.  Gross loans were $65.1 million at September 30, 2006 and $63.5 million at December 31, 2005.  Total deposits were $72.3 million at September 30, 2005 and $68.9 million at December 31, 2005.  Total stockholders equity at September 30, 2006 was $10.7 million compared to $10.3 million at December 31, 2005.  For the nine months ended September 30, 2006, Legacy Bank recorded net income of $259 thousand compared to a net loss of $925 thousand for the same period in 2005.

As of December 31, 2005 and 2004, Legacy Bank had assets of $82.6 million and $59.6 million, respectively.  Gross loans were $63.5 million and $36.0 million at December 31 2005 and 2004, respectively.  Total deposits were $68.9 million at December 31, 2005 and $52.6 million at December 31, 2004.  Total stockholders equity at December 31, 2005 was $10.3 million compared to $6.8 million at December 31, 2004.  For the year ended December 31, 2005, Legacy recorded a net loss of approximately $862 thousand compared to a net loss of approximately $2.5 million for the year ended December 31, 2004.

Results of Operations

Net Interest Income and Net Interest Margin

Net Interest Income.  Legacy Bank’s primary source of revenue is net interest income, which is the difference between interest income on interest earning assets and interest expense on interest bearing liabilities.  For the nine month periods ended September 30, 2006 and 2005, average interest earning assets were $76.9 million and $60.1 million, respectively, generating net interest income of $3.6 million and $2.3 million, respectively.  The significant increase in net interest income in 2006 reflects the substantial increase in interest earning assets, primarily loans, which reflects the use of the additional funds provided by stock proceeds and the continued transition of cash and short-term investments to higher yielding adjustable rate loans per Legacy Bank’s strategic plan.  The net interest margins are calculated on an annualized basis

The net interest margin (net interest income annualized divided by average interest-earning assets) for the nine month periods ended September 30, 2006 and 2005, were 6.26% and 5.22%, respectively.

The increase in the net interest margin, when comparing the nine month periods ended September 30, 2006 and 2005, was primarily due to:  (1) the increases in the average balances of loans as a percentage of the earning assets; (2) increases in the prime rate, which is the primary index for the majority of Legacy Bank’s loan portfolio; (3) increases in the short-term interest rates, which benefit Legacy Bank’s short-term investments and (4) transitioning interest bearing liabilities to certificates of deposits to reduce the interest rate risk in the current increasing rate environment.

The following table sets forth, for the nine months ended September 30, 2006 and 2005, information related to Legacy Bank’s average balance sheet and average yields on assets and average costs of liabilities. These yields were derived by dividing income or expense by the average balance of the corresponding assets or liabilities.  Average balances were derived from the daily balances throughout the periods indicated.

	Nine Months Ended,			Nine Months Ended,
	September 30, 2006			September 30, 2005
	Average Balance	Yield / Cost	Income / Expense	Average Balance	Yield / Cost	Income / Expense
Assets
Interest Earning Assets:
Loans, gross	$62,053,048	9.42%	$4,370,329	$43,740,685	7.66%	$2,504,527
Due From Banks	940,596	4.90%	34,451	2,650,538	3.07%	60,779
Federal Funds Sold	5,314,542	4.79%	190,245	4,679,524	2.96%	103,578
Debt Securities	7,531,806	3.90%	219,558	8,564,930	3.85%	246,464
Other Securities	1,127,299	4.56%	38,430	511,869	5.95%	22,770
Total Interest Earning Assets	76,967,291	8.43%	4,853,013	60,147,546	6.53%	2,938,118

Non-Interest Earning Assets:
Cash and Due From Banks	3,533,244			2,163,860
All Other Assets	16,452			214,082
Total Assets	$80,516,987			$62,525,488

Liabilities and Equity
Interest Bearing Liabilities:
NOW	3,496,789	1.30%	34,091	2,221,779	0.78%	12,968
Money Market	7,937,920	1.71%	101,702	8,301,069	1.09%	67,779
Savings	13,284,123	3.07%	305,357	14,005,221	2.02%	212,033
CDs < $100K	3,595,917	3.77%	101,433	2,630,565	2.64%	51,885
CDs > $100K	11,279,664	3.74%	315,206	6,902,419	2.78%	143,611
CDARS	11,247,648	4.43%	372,431	5,035,464	2.65%	99,901
Total Interest Bearing Deposits	50,842,061	3.24%	1,230,220	39,096,517	2.01%	588,177
Other Borrowings	576,154	4.76%	20,529	10,037	—	—
Total Interest Bearing Liabilities	51,418,215	3.25%	1,250,749	39,106,554	2.01%	588,177

Non-Interest Bearing Liabilities:
Non-Interest Bearing Demand	17,919,466			13,721,216
Other Liabilities	879,338			242,092
Stockholders’ Equity	10,299,968			9,455,626
Total Liabilities and Equity	$80,516,987			$62,525,488

Net Interest Margin / Net Interest Income		6.26%	3,602,264		5.22%	2,349,941

Net interest income was $3.5 million in 2005 compared to $1.1 million in 2004, an increase of 215.7%.  Legacy Bank’s net interest margin was 5.46% for the year ended December 31, 2005 as compared to 3.38% for the year ended December 31, 2004.  The increase in net interest income and net interest margin was primarily the result of higher interest earning assets and higher general market rates.  The level of net interest income is also determined by the level of earning assets and the successful management of the net interest margin.  Changes in interest rates paid on assets and liabilities, the rate of growth of the asset and liability base, the ratio of interest-earning assets to interest-bearing liabilities, and management of the balance sheet’s interest rate sensitivity all factor into changes in net interest income.

The following table sets forth, for the years ended December 31, 2005 and 2004, information related to Legacy Bank’s average balance sheet and average yields on assets and average costs of liabilities. These yields were derived by dividing income or expense by the average balance of the corresponding assets or liabilities.  Average balances were derived from the daily balances throughout the periods indicated.

	December 31, 2005
(dollars in thousands)	Average Balance	Yield / Cost	Income / Expense
Assets
Interest Earning Assets:
Loans, gross	$47,625	8.00%	$3,810
Federal Funds Sold	4,690	3.20%	150
Investment Securities	8,449	3.92%	331
Other Interest-Earning Assets	2,530	3.40%	86
Total Interest Earning Assets	63,294	6.92%	4,378

Noninterest Earning Assets:
All Other Assets	2,611
Total Assets	$65,905

Liabilities and Equity
Interest-Bearing Liabilities:
Demand Accounts	2,202	0.81%	18
Savings & Money Market	21,653	1.69%	367
Time Deposits Under $100,000	9,757	3.13%	305
Time Deposits, $100,000 or More	7,580	2.97%	225
Total Interest-Bearing Deposits	41,191	2.22%	915
Other Borrowings	129	4.69%	6
Total Interest-Bearing Liabilities	41,320	2.23%	921

Noninterest-Bearing Liabilities:
Noninteresting-Bearing Demand	14,623
Other Liabilities	281
Stockholders’ Equity	9,682
Total Liabilities and Equity	$65,905

Net Interest Margin / Net Interest Income		5.46%	$3,456

	December 31, 2004
(dollars in thousands)	Average Balance	Yield / Cost	Income / Expense
Assets
Interest Earning Assets:
Loans, gross	$17,500	6.69%	$1,171
Federal Funds Sold	9,357	1.38%	129
Investment Securities	3,677	3.92%	144
Other Interest-Earning Assets	1,814	2.98%	54
Total Interest Earning Assets	32,348	4.63%	1,498

Noninterest Earning Assets:
All Other Assets	2,150
Total Assets	$34,498

Liabilities and Equity
Interest-Bearing Liabilities:
Demand Accounts	1,032	0.68%	7
Savings & Money Market	14,258	2.01%	287
Time Deposits Under $100,000	1,403	1.85%	26
Time Deposits, $100,000 or More	4,262	1.97%	84
Total Interest-Bearing Deposits	20,955	1.93%	404
Other Borrowings	—	NA	—
Total Interest-Bearing Liabilities	20,955	1.93%	404

Noninterest-Bearing Liabilities:
Noninteresting-Bearing Demand	5,319
Other Liabilities	138
Stockholders’ Equity	8,086
Total Liabilities and Equity	$34,498

Net Interest Margin / Net Interest Income		3.38%	1,094

Volume, Mix and Rate Analysis of Net Interest Income

The following table presents the extent to which changes in volume, changes in interest rates, and changes in the interest rates times the changes in volume of interest earning assets and interest bearing liabilities affected Legacy Bank’s interest income and interest expense during the periods indicated. Information is provided on changes in each category due to (1) changes attributable to changes in volume (change in volume times the prior period interest rate), (2) changes attributable to changes in interest rate (changes in rate times the prior period volume), and (3) changes attributable to changes in rate/volume (changes in interest rate times changes in volume). Changes attributable to the combined impact of volume and rate have been allocated proportionally to the changes due to volume and the changes due to rate:

	Nine months ended September 30,
	2006 vs. 2005
	Increase (decrease) due to change in
	Average	Average	Total
Interest income	Volume	Rate	Change
Loans	$(1,680)	$3,545	$1,865
Federal funds sold	(100)	186	86
Investment securities	(281)	255	(26)
Other interest earning assets	(713)	703	(10)
Total interest income	(2,774)	4,689	1,915

Interest expense
Demand	$(7)	$28	$21
Savings and money market	(278)	405	127
Time deposits $100,000 or more	(64)	235	171
Time under $100,000	(13)	336	323
Total interest expense	(363)	1,005 0	642

Change in net interest income	$(2,411)	$3,684	$1,273

December 31, 2005 Compared to December 31, 2004

	Change Due	Change Due	Total
	to Volume	to Rate	Change
Interest Earning Assets:
Loans, gross	$2,370	$269	$2,639
Federal Funds Sold	(13)	34	21
Investment Securities	187	0	187
Other Interest-Earning Assets	24	8	32

Increase in interest income	2,568	312	2,880

Interest-Bearing Liabilities:
Demand Accounts	9	2	11
Savings & Money Market	115	(35)	80
Time Deposits Under $100,000	250	29	279
Time Deposits, $100,000 or More	85	56	141
Other Borrowings	6	—	6

Increase in interest expense	466	51	517

Increase in net interest income	$2,102	$261	$2,362

Provision for Loan Losses

Legacy Bank’s management performs quarterly detailed reviews to identify the risks inherent in Legacy Bank’s loan portfolio, to assess the overall quality of the loan portfolio, and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense.  The systematic reviews follow the methodology set forth in the Comptroller’s policy statement on the allowance for loan losses.  The allowance for loan losses is reduced by charge-offs and increased by provisions for loan losses charged to operating expense and recoveries of previously charged-off loans.

Legacy Bank provided $125 thousand for loan losses for the nine months ended September 30, 2006.  There were no charge-offs for the nine months ended September 30, 2006.  Recoveries for the nine months ended September 30, 2006 totaled $77 thousand.  There were net charge-offs for the nine months ended September 30, 2005 of $273 thousand.

As of September 30, 2006, Legacy Bank had established an allowance for loan losses of $1.04 million compared to $842 thousand at December 31, 2005.  The allowance for loan losses was approximately 1.60% of total loans at September 30, 2006 and 1.33% of total loans at December 31, 2005.  There were no nonperforming loans at September 30, 2006.  As of December 31, 2005, the Bank had one nonperforming loan for $300 thousand

Legacy Bank provided $261 thousand for loan losses for the year ended December 31, 2005.  Net charge-offs for the year ended December 31, 2005 totaled $238 thousand.  There were no charge-offs during the year 2004.

As of December 31, 2005, Legacy Bank had established an allowance for loan losses of $842 thousand compared to $820 thousand at December 31, 2004.  The allowance for loan losses was approximately 1.33% of total loans at December 31, 2005 and 2.28% of total loans at December 31, 2004.  As of December 31, 2005, Legacy Bank had one nonperforming loan totaling $300 thousand.  There were no nonperforming loans at December 31, 2004.

Legacy Bank’s management is of the opinion that the allowance for loan losses is maintained at a level adequate for known and unidentified losses inherent in the loan portfolio. However, Legacy Bank’s loan portfolio could be adversely affected if economic conditions in California and Santa Clara County and surrounding areas were to weaken. The effect of such events, although uncertain at this time, could result in an increase in the level of non-performing loans and the level of the allowance for loan losses, which could adversely affect Legacy Bank’s future growth and profitability.

Noninterest Income and Noninterest Expense

Noninterest Income  Total non-interest income was $635.3 thousand and $73.1 thousand for the nine month period ended September 30, 2006 and 2005, respectively.  The increase in the non-interest income was primarily due to:  (1) $401.7 thousand in gain on sale of SBA loans; (2) increase of $139.3 thousand in service charges on deposit accounts and (3) $21.2 thousand in other SBA-related fee income.

Noninterest income in 2005 was $228 thousand, an increase of $190 thousand compared to noninterest income of $38 thousand in 2004.  The increase was primarily the result of additional volume of service charges and fees on deposits and gain on sale of SBA loans.

Noninterest Expense  Non-interest expenses increased by $675.2 thousand or 21.2% for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005.  The largest increases were in salaries and employee benefits, which increased $481.4 thousand, which was attributable to increased lending staff and one-time severance costs related to the Bank’s former chief executive officer;   occupancy expenses increased $131.9 thousand, which was related to short-term lease of additional space to relocate certain administrative personnel.  Data processing expenses also increased by $102.3 thousand due to the normal operational growth of Legacy Bank.

Noninterest expense in 2005 totaled $4.3 million of which salaries and employee benefits totaled $2.4 million.  Professional services fees were $484 thousand while occupancy expenses was the next largest expense at $446 thousand followed by data services $376 thousand and marketing $179 thousand.

Income Taxes

No tax benefit was recognized in 2006, 2005 and 2004 for the net operating losses incurred, as the ultimate realization was not reasonably assured.

Financial Condition

Investment Portfolio

Legacy Bank’s investment security portfolio consists of obligations of the U.S. Treasury, U.S. Government agencies, mortgage-backed securities, and money market mutual funds.

The following table summarizes the amounts and distribution of Legacy Bank’s fixed income investment securities held as of September 30, 2006 and the weighted average yields:

	September 30, 2006
	Amortized Cost	Market Value	Weighted Average Yield
Available-for-Sale Securities
U.S. Government Agencies
Less than one year	$2,558,929	$2,526,849	3.74%

Mortgage-backed Securities
One to five years	2,102,464	3,066,647	4.25%
Five years and over	3,090,580	2,041,111	3.99%
	5,193,044	5,108,758	4.09%
	$7,751,973	$7,634,607	3.98%

Securities may be pledged to meet collateral requirements imposed as a condition of receipt of deposits of public funds and other purposes.  At September 30, 2006, the total market value of securities pledged was $2.5 million.

The following table summarizes the amounts and distribution of Legacy Bank’s fixed income investment securities held as of December 31, 2005 and the weighted average yields:

	December 31, 2005
	Amortized Cost	Market Value	Weighted Average Yield
Available-for-Sale Securities
U.S. Government Agencies
One to five years	$2,000,000	$1,958,400	3.40%

Mortgage-backed Securities
Five to ten years	1,624,647	1,565,106	3.89%
After ten years	4,113,200	4,067,269	4.07%
	5,737,847	5,632,375	4.09%
	$7,737,847	$7,590,775	3.86%

At December 31, 2005, the total market value of securities pledged was $3.5 million.  At December 31, 2004, Legacy Bank had not pledged any securities.

Loan Portfolio

The following table sets forth the components of total net loans outstanding in each category as of September 30, 2006 and December 31, 2005:

	September 30, 2006		December 31, 2005
	Amount	Percent of Total	Amount	Percent of Total
Loan category
Commercial	$26,201,624	40%	$29,528,917	47%
Real estate construction	11,598,749	18%	9,495,433	15%
Real estate other	25,006,343	38%	21,772,802	34%
Installment and other	2,283,357	4%	2,697,705	4%
Gross Loans	65,090,073	100%	63,494,857	100%
Deferred loan fees and costs, net	(388,816)		(339,007)
Allowance for loan losses	(1,044,439)		(842,346)
Net Loans	$63,656,818		$62,313,504

The following table sets forth the components of total net loans outstanding in each category as of December 31, 2005 and 2004:

	2005	2004
Commercial	$29,528,917	$18,318,860
Real estate construction	9,495,433	1,791,718
Real estate other	21,772,802	11,581,490
Installment and other	2,697,705	4,334,762
Gross Loans	63,494,858	36,026,830
Deferred loan fees and costs, net	(339,007)	(161,338)
Allowance for loan losses	(842,346)	(820,000)
Net Loans	$62,313,504	$35,045,492

The following table shows the contractual maturities of Legacy Bank’s loan portfolio at September 30, 2006 as well as the distribution of fixed rate and variable rate loans.

		After One
		Year But
	Within One	Within Five	After Five
(dollars in thousands)	Year	Years	Years	Total

Commercial	$28,546	$739	$2,311	$31,596
Real Estate:
Construction	18,579	1,016	—	19,595
Other	6,581	3,539	2,799	12,919
Installment and Other	977	3	—	980
Total	$54,683	$5,297	$5,110	$65,090

Loans with variable (floating) interest rates				$52,723
Loans with predetermined (fixed) interest rates				12,367

The following table shows the contractual maturities of Legacy Bank’s loan portfolio at December 31, 2005 as well as the distribution of fixed rate and variable rate loans.

		After One
		Year But
	Within One	Within Five	After Five
(dollars in thousands)	Year	Years	Years	Total

Commercial	$20,693	$7,730	$1,106	$29,529
Real Estate:
Construction	8,924	571	—	9,495
Other	7,623	5,997	8,152	21,772
Installment and Other	2,691	8	—	2,699
Total	$39,931	$14,306	$9,258	$63,495

Loans with variable (floating) interest rates				$51,299
Loans with predetermined (fixed) interest rates				12,196

Nonperforming Assets

There were no nonperforming loans at September 30, 2006.  As of December 31, 2005, Legacy Bank had one nonperforming loans totaling $300 thousand.    Legacy Bank had no other real estate owned at September 30, 2006 and December 31, 2005.

As of December 31, 2005, Legacy Bank had one nonperforming loans totaling $300 thousand.  There were no nonperforming loans at December 31, 2004.  Legacy Bank had no other real estate owned at December 31, 2005 and 2004.

Allowance for Loan Losses

Management performs quarterly detailed reviews to identify the risks inherent in Legacy Bank’s loan portfolio, to assess the overall quality of the loan portfolio, and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense.  The systematic reviews follow the methodology set forth by the Comptroller in its 1993 policy statement on the allowance for loan losses.

As of September 30, 2006, Legacy Bank had established an allowance for loan losses of $1.04 million or approximately 1.60% of total loans.

The following table sets forth information concerning the allocation of Legacy Bank’s allowance for loan losses by loan categories.  The allowance for loan losses is available for offsetting credit losses in connection with any loan, but is internally allocated to various loan categories as part of Legacy Bank’s process for evaluating the adequacy of the allowance for loan losses.

September 30, 2006	Amount	% of Total (1)
Commercial	$669,560	40.3%
Real estate construction	110,837	17.8%
Real estate other	141,925	38.4%
Installment and other	65,048	3.5%
Unallocated	57,069%
	$1,044,439	100.0%

(1)           Represents percentage of loans in category to total loans

There were no charge offs for the nine months ending September 30, 2006.  For the year ended December 31, 2005, Legacy Bank had net-charge offs of $238 thousand representing 0.01% of average loans.

As of December 31, 2005, Legacy Bank had established an allowance for loan losses of $842 thousand or approximately 1.33% of total loans.

The following table sets forth information concerning the allocation of Legacy Bank’s allowance for loan losses by loan categories.  The allowance for loan losses is available for offsetting credit losses in connection with any loan, but is internally allocated to various loan categories as part of Legacy Bank’s process for evaluating the adequacy of the allowance for loan losses.

December 31, 2005	Amount	% of Total (1)
Commercial	$560,791	46.5%
Real estate construction	100,669	15.0%
Real estate other	138,888	34.3%
Installment and other	41,999	4.2%
Unallocated	—	—
	$842,346	100.0%

(1)           Represents percentage of loans in category to total loans

December 31, 2004	Amount	% of Total (1)
Commercial	$652,530	50.8%
Real estate construction	29,894	5.0%
Real estate other	76,654	32.2%
Installment and other	60,922	12.0%
Unallocated	—	—
	$820,000	100.0%

(1)           Represents percentage of loans in category to total loans.

For the year ended December 31, 2005, Legacy Bank had net-charge offs of $238 thousand representing 0.01% of average loans.  There were no charge offs during 2004.

Deposits

Deposits are Legacy Bank’s primary source of funds.  At September 30, 2006, Legacy Bank had a deposit mix of 20% in time deposits, 55% in savings, money market and NOW deposits, and 25% in noninterest-bearing demand deposits.

The scheduled maturity distribution of Legacy Bank’s time deposits of $100,000 or greater, as of September 30, 2006, were as follows (dollars in thousands):

9/30/2006
Remaining Maturity
Three Months or Less	$5,367
Over Three Months to Six Months	1,474
Over Six Months to Twelve Months	2,670
Over Twelve Months	229
Balance at the End of the Period	$9,740

Deposits are Legacy Bank’s primary source of funds.  At December 31, 2005, Legacy Bank had a deposit mix of 40% in time deposits, 30% in savings, money market and NOW deposits, and 30% in noninterest-bearing demand deposits.

The scheduled maturity distribution of Legacy Bank’s time deposits of $100,000 or greater, as of December 31, 2005, were as follows (dollars in thousands):

Three Months or Less	$2,887
Over Three Months to Six Months	542
Over Six Months to One Year	4,898
Over One Year	—
$8,327

Borrowings

The Bank had no outstanding other borrowings at September 30, 2006.  Average outstanding borrowings during the quarter ended September 30, 2006 was $44.3 thousand.  The Bank maintains a $4.0 million line of credit with a correspondent bank for the purchase of overnight federal funds.

At December 31, 2005, Legacy Bank had sold $3.0 million of a security under agreements to repurchase with a broker at a rate of 4.5% that matures in less than 90 days.  This agreement was secured by a security with a market value of approximately $3.3 million.  There were no other repurchase agreement transactions during 2005.

At December 31, 2005, Legacy Bank had one unused Federal funds purchased lines of credit totaling $2.3 million.

Liquidity and Liability Management

Liquidity management for banks requires that funds always be available to pay deposit withdrawals and maturing financial obligations in accordance with their terms and to meet customer requests for loans.  The acquisition of deposits has been Legacy Bank’s primary source of funds used to invest in earning assets.  Legacy Bank expects that deposits will continue to be the primary source of funds in future periods.  Legacy Bank emphasizes seeking demand deposits from business customers in Legacy Bank’s market area.  When necessary, Legacy Bank also pursues the higher cost time deposits, including “brokered deposits”, typically attracting large certificates of deposit at high interest rates.  Other sources of funds have been the cash provided from operations, the proceeds of common stock sales and from borrowings.

At September 30, 2006 and December 31, 2005, the Bank had “brokered deposits” of $1.9 million and $15.8 million, respectively.

To meet liquidity needs, the Bank maintains a portion of its funds in cash deposits in other banks, federal funds sold, and investment securities.  As of September 30, 2006 and December 31, 2005, Legacy Bank’s liquidity ratio was 21.0% and 20.9%, respectively (defined as liquid assets as a percentage of client deposits).  Liquid assets were composed of federal funds sold, available-for-sale investment securities less securities that are pledged to secure treasury, tax and loan deposits and other purposes as required by law, interest bearing deposits in other financial institutions and cash and due from banks.  Client deposits exclude broker deposits and all CDARS deposits.  The Bank monitors Legacy Bank’s liquidity ratios daily to ensure the ratio is above Legacy Bank’s policy target of 20.0%.  The Bank attempts to maximize its loan to deposit ratios and minimize its liquidity ratio, consistent with its liquidity needs and policy, to maximize net interest margin.

The table below sets forth the interest rate sensitivity of Legacy Bank’s interest-earning assets and interest-bearing liabilities as of September 30, 2006 using the interest rate sensitivity gap ratio.  For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms:

	Within	Three Months	Year But
	Three	But Within	Within	After
(dollars in thousands)	Months	One Year	Five Years	Five Years	Total
Interest-Earning Assets:
Federal Funds Sold	$5,360	$—	$—	$—	$5,360
Time Deposits	—	500	—	—	500
Investment Securities	14	544	5,036	2,041	7,635
Loans	50,736	3,947	5,297	5,110	65,090
Total	56,110	4,991	10,333	7,151	78,585

Interest-Bearing Liabilities:
Money Market, Savings And NOW Deposits	$34,899	$—	$—	$—	$34,899
Time Deposits	8,812	5,154	529	—	14,495
Other Borrowings	—	—	—	—	—
Total	43,711	5,154	529	—	49,394
Interest Rate Sensitivity Gap	$12,399	$(163)	$9,804	$7,151	$29,191

Cumulative Interest Rate Sensitivity Gap	$12,399	$12,236	$22,040	$29,191	$29,191

Ratio Based on Total Assets	15%	15%	26%	35%	35%

The objective of Legacy Bank’s asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of Legacy Bank and its capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to Legacy Bank’s shareholders.

Legacy Bank manages its interest rate risk exposure by limiting the amount of long-term fixed rate loans it holds for investment, increasing emphasis on shorter-term, higher yield loans for portfolio, increasing or decreasing the relative amounts of long-term and short-term borrowings and deposits, originating SBA loans for sale to the secondary market, and/or purchasing commitments to sell loans.

The table below sets forth the interest rate sensitivity of Legacy Bank’s interest-earning assets and interest-bearing liabilities as of December 31, 2005, using the interest rate sensitivity gap ratio.  For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms:

	Within	Three Months	Year But
	Three	But Within	Within	After
(dollars in thousands)	Months	One Year	Five Years	Five Years	Total
Interest-Earning Assets:
Federal Funds Sold	$6,550	$—	$—	$—	$6,550
Time Deposits	—	531	—	—	531
Investment Securities	—	—	5,271	2,320	7,591
Loans	50,341	3,781	3,862	5,511	63,495
Total	56,891	4,312	9,133	7,831	78,167

Interest-Bearing Liabilities:
Money Market, Savings And NOW Deposits	$20,897	$—	$—	$—	$20,897
Time Deposits	16,276	10,512	732	—	27,520
Other Borrowings	—	3,000	—	—	3,000
Total	37,173	13,512	732	—	51,417
Interest Rate Sensitivity Gap	$19,718	$(9,200)	$8,401	$7,831	$26,750

Cumulative Interest Rate Sensitivity Gap	$19,718	$10,518	$18,919	$26,750	$26,750

Ratio Based on Total Assets	24%	13%	23%	32%	32%

Liquidity refers to Legacy Bank’s ability to maintain a cash flow adequate to fund both on-balance sheet and off-balance sheet requirements on a timely and cost-effective basis.  Potentially significant liquidity requirements include funding of commitments to loan customers and withdrawals from deposit accounts.

Legacy Bank’s liquidity ratio is defined as:  the sum of cash and due from banks, federal funds sold, interest-bearing deposits with other financial institutions and investment securities, divided by the sum of total deposits.  Using this definition at December 31, 2005, Legacy Bank’s liquidity ratio was 26.7%.

Capital Resources

The banking industry is subject to regulatory capital adequacy requirements based on risk-adjusted assets.  These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items.  Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios.  At September 30, 2006 and December 31, 2005 Legacy Bank’s capital exceeded all minimum regulatory requirements and Legacy Bank was considered to be “well capitalized” as defined in the regulations issued by the FDIC.  However, on December 21, 2006, Legacy Bank, entered into a “formal written agreement” within the meaning of 12 U.S.C.  1818(b)(1) with the OCC pursuant to findings contained in the Report of Examination for the examination that commenced on July 31, 2006.  (See “Information Regarding Legacy – Legal Proceedings.”)

As part of the formal written agreement, Legacy Bank is required to achieve and maintain Tier 1 capital at least equal to ten (10%) of risk-weighted assets, and Tier 1 capital at least equal to eight (8%) of adjusted total assets.  The requirement of the formal written agreement to meet and maintain a specific capital level means that Legacy Bank may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. 1831 and 12 C.F.R. Part 6 pursuant to 12 C.F.R. 6.4(b)(1)(iv).

Legacy Bank’s risk-based capital ratios, shown below as of September 30, 2006 and December 31, 2005, have been computed in accordance with regulatory accounting policies.

	Minimum	Legacy
September 30, 2006	Requirements	Bank
Tier 1 Capital	4%	14.6%
Total Capital	8%	15.9%
Leverage Ratio	4%	13.3%

For the first nine months ended September 30, 2006, the return on average assets was .43%, the return on average equity was 3.27%, and the average equity to average assets was 14.7%.

	Minimum	Legacy
December 31, 2005	Requirements	Bank
Tier 1 Capital	4%	14.6%
Total Capital	8%	15.8%
Leverage Ratio	4%	13.7%

For 2005, the return on average assets was (1.31)%, the return on average equity was (8.91)%, and the average equity to average assets was 14.7%.

Effects of Inflation

The financial statements and related financial information presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.  Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.  Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

Impact of New Accounting Pronouncements

See Note A of the NOTES TO FINANCIAL STATEMENTS for information concerning recent accounting pronouncements.  Except as discussed in Note A, Legacy Bank believes there are no new accounting pronouncements that will have a material impact on Legacy Bank.

Comparison of Shareholder Rights

The following discusses some of the similarities and some of the differences in the rights of shareholders of Legacy Bank and United Security.  This discussion is applicable to those shareholders of Legacy Bank who will receive United Security common stock in the merger and become shareholders of United Security.

Comparison of Corporate Structure

Legacy Bank has authorized 10,000,000 shares of common stock, $5.00 par value and United Security has authorized 20,000,000 shares of common stock, no par value.  The shares of common stock of Legacy Bank are fully paid and assessable by order of the OCC, while the shares of common stock of United Security are fully paid and nonassessable.  There are no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions.

After completion of the merger, Legacy Bank will cease to exist and will be merged into United Security Bank, a subsidiary of United Security.  Thus, after completion of the merger, matters requiring the approval of United Security Bank’s shareholders, such as amendments to United Security Bank’s articles of incorporation or approval of a merger with another corporation, will be subject to the approval of United Security as United Security Bank’s sole shareholder.  Legacy Bank’s present shareholders who become shareholders of United Security will be entitled to vote on similar matters pertaining to United Security but will not be entitled to vote on matters affecting United Security Bank or United Security’s other subsidiaries.

With respect to their charter documents, under National Bank Law amendments to Legacy Bank’s articles of association require the approval of the OCC, in addition to any shareholder approvals which may be required.  Amendments to United Security’s articles of incorporation only require the approval of United Security’s shareholders.

Voting Rights

Legacy Bank and United Security have different voting rights.  Although as a general rule shareholders of Legacy Bank and United Security are entitled to one vote for each share of common stock held, Legacy Bank has supermajority voting provisions specific to national banks with respect to approval of certain corporate matters, including the vote on this merger, while United Security does not have any supermajority voting provisions.

Dividends

One of the most important differences between Legacy Bank and United Security involves dividends. Under California law, United Security would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend (i) the sum of United Security’s assets would be at least equal to 125% of its liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, the current assets of United Security would be at least equal to 125% of its current liabilities.  The primary source of funds with which dividends will be paid to shareholders will come from cash dividends received by United Security from United Security Bank.

United Security Bank as a state-chartered bank is subject to dividend restrictions set forth in California state banking law, and administered by the DFI. Under such restrictions, United Security Bank may not pay cash dividends in an amount which exceeds the lesser of the retained earnings of United Security Bank or United Security Bank’s net income for the last three fiscal years (less the amount of distributions to shareholders during that period of time).  If the above test is not met, cash dividends may only be paid with the prior approval of the DFI, in an amount not exceeding United Security Bank’s net income for its last fiscal year or the amount of its net income for the current fiscal year.  Such restrictions do not apply to stock dividends, which generally require neither the satisfaction of any tests nor the approval of the DFI.  Notwithstanding the foregoing, if the DFI finds that the shareholders’ equity is not adequate or that the declarations of a dividend would be unsafe or unsound, the DFI may order the state bank not to pay any dividend.  The FRB may also limit dividends paid by United Security Bank.

Legacy Bank as a national bank is subject to dividend restrictions set forth by the OCC.  Under such restrictions, Legacy Bank may not, without the prior approval of the OCC, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years, provided that Legacy Bank’s surplus fund is a least equal to its common capital.  If the capital surplus falls below the balance of the common capital account, then further restrictions apply.

Number of Directors

Legacy Bank’s bylaws provide for a range of five to twenty-five directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Legacy Bank’s Board of directors or shareholders.  Legacy Bank has currently fixed the number of its directors at eleven.  United Security’s bylaws provide for a range of eight to fifteen directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by United Security’s Board of Directors or shareholders.  United Security has currently fixed the number of its directors at ten.

Indemnification of Directors and Officers

The articles of incorporation of United Security and bylaws of Legacy Bank authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance.  In addition, United Security’s articles of incorporation eliminate directors’ liability for monetary damages to the fullest extent permissible under California law.  Both Legacy Bank and United Security have directors’ and officers’ liability insurance, and United Security has also entered into indemnification agreements with its directors and executive officers.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling United Security under the foregoing provisions, United Security has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Supervision and Regulation

Introduction

Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC’s insurance fund, and facilitate the conduct of sound monetary policy.  In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry.  Consequently, the growth and earnings performance of United Security, United Security Bank and Legacy Bank can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

•                                          the FRB;

•                                          the FDIC;

•                                          the Office of the Comptroller of the Currency, or OCC; and

•                                          the DFI.

The system of supervision and regulation applicable to United Security, its banking subsidiaries, and Legacy Bank governs most aspects of their business, including:

•                                          the scope of permissible business;

•                                          investments;

•                                          reserves that must be maintained against deposits;

•                                          capital levels that must be maintained;

•                                          the nature and amount of collateral that may be taken to secure loans;

•                                          the establishment of new branches;

•                                          mergers and consolidations with other financial institutions; and

•                                          the payment of dividends.

The following summarizes the material elements of the regulatory framework that apply to United Security, United Security Bank, and Legacy Bank.  It does not describe all of the statutes, regulations and regulatory policies that are applicable.  Also, it does not restate all of the requirements of the statutes, regulations and regulatory policies that are described.  Consequently, the following summary is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies discussed in this proxy statement-prospectus.  Any change in these applicable laws, regulations or regulatory policies may have a material effect on the business of United Security, United Security Bank and Legacy Bank.

United Security

United Security is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with, and subject to the supervision of, the Federal Reserve Board.  United Security is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require under the Bank Holding Company Act.  The Federal Reserve Board may conduct examinations of bank holding companies and their subsidiaries.

United Security is required to obtain the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, United Security would own or control more than 5% of the voting shares of such bank.  Prior approval of the Federal Reserve Board is also required for the merger or consolidation of United Security and another bank holding company.

United Security is prohibited by the Bank Holding Company Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries.  However, United Security may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be acceptable.

The Federal Reserve Board may require that United Security terminate an activity or terminate control of or liquidate or divest subsidiaries or affiliates when the Federal Reserve Board determines that the activity or the control or the subsidiary of affiliates constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.  The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceiling and reserve requirements on such debt.  Under certain circumstances, United Security must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

Under the Federal Reserve Boards’ regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe and unsound manner.  In addition, it is the Federal Reserve Board’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks.  A bank holding company’s failure to meet it obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board’s regulations or both.  Under certain conditions, the FRB may conclude that certain actions of a bank holding company, such as payment of cash dividends, would constitute unsafe and unsound banking practices because they violate the FRB’s “source of strength” doctrine.

A bank holding company and its subsidiaries are prohibited from certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services.  For example, with certain exceptions, a bank may not condition an extension of credit on a promise by its customer to obtain other services by it, its holding company or other subsidiaries, or on a promise by its customer not to obtain services from a competitor.  In addition, federal law imposes certain restrictions between United Security and its subsidiaries, including United Security Bank.  As an affiliate of United Security Bank, United Security is subject, with certain exceptions, to provisions of federal law imposing limitations on, and requiring collateral for, extensions of credit by United Security Bank to its affiliates.

As a public company, United Security Bancshares is subject to the Sarbanes-Oxley Act of 2002.  The Sarbanes-Oxley Act amends certain parts of the Securities and Exchange Act of 1934, and is intended to protect investors by, among other things, improving the reliability of financial reporting, increasing management accountability, and increasing the independence of Directors and United Security’s external accountants.

United Security is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, which include but are not limited to the filing of annual, quarterly and other current reports with the SEC.

United Security Bank and Legacy Bank

General

United Security Bank, as a California-chartered bank which is a member of the Federal Reserve System, is subject to regulation, supervision, and regular examination by the DFI and the FRB.  Legacy Bank, as a nationally chartered banking association, is also a member of the Federal Reserve System and is subject to regulation, supervision and regular examination by the OCC.  United Security Bank’s and Legacy Bank’s deposits are insured by the FDIC in an amount up to $100,000 per customer, and, as such, both United Security Bank and Legacy Bank are subject to the regulations of the FDIC and the Federal Deposit Insurance Act.  California law exempts all banks from usury limitations on interest rates.  As a consequence of the extensive regulation of commercial banking activities in California and the United States, United Security Bank’s and Legacy Bank’s businesses are particularly susceptible to changes in California and federal legislation and regulation, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

United Security Bank is a member of the Federal Home Loan Bank System.  Among other benefits, each Federal Home Loan Bank serves as a reserve or center bank for its members within its assigned region.  Each Federal Home Loan Bank makes available to its members loans (i.e., advances) in accordance with the policies and procedures established by the Board of Directors of the individual Federal Home Loan Bank.

From time to time legislation is enacted which has the effect of increasing the cost of doing business and changing the competitive balance between banks and other financial and nonfinancial institutions.  Various federal laws enacted over the past several years have provided, among other things, for:

•                                          the maintenance of mandatory reserves with the Federal Reserve Bank on deposits by depository institutions;

•                                          the phasing-out of the restrictions on the amount of interest which financial institutions may pay on certain types of accounts; and

•                                          the authorization of various types of new deposit accounts, such as “NOW” accounts, “Money Market Deposit” accounts and “Super NOW” accounts, designed to be competitive with money market mutual funds and other types of accounts and services offered by various financial and non-financial institutions.

The lending authority and permissible activities of certain nonbank financial institutions such as savings and loan associations and credit unions have been expanded, and federal regulators have been given increased enforcement authority.  These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions.

Recent Legislation

The FRB in November 2005 approved amendments to Regulation CC that define “remotely created checks” and create transfer and presentment warranties that shift liability for an unauthorized remotely created check to the institution where it is first deposited.  In place of a signature, a remotely created check generally bears a statement that the customer authorized the check or bears the customer’s printed or typed name, such as when a debtor authorizes a credit card company to create a remotely created check by telephone so that the debtor may pay a credit card bill in a timely manner.  Since the remotely created checks are vulnerable to fraud Regulation CC creates transfer and presentment warranties under which any bank that transfers or presents a remotely created check would warrant that the check is authorized by the person on whose account the check is drawn.  The warranties would apply only to banks and would ultimately shift liability for losses attributable to an unauthorized remotely created check to the depositary bank.  These amendments would not affect the rights of checking account customers, as they are not liable for unauthorized checks drawn on their accounts.  The amendments to Regulation CC became effective on July 1, 2006.

On August 2, 2005, the OCC, FDIC, and the FRB adopted a final rule to revise their Community Reinvestment Act (CRA) regulations.  The effective date of the final rule was September 1, 2005.  Major points of the final rule include:

•                                          increasing the asset-size threshold for a “small bank” to $1 billion.  Small banks are not subject to certain data collection and reporting requirements and are eligible for evaluation under the small bank lending test.

•                                          creating a new category of “intermediate small banks” for purposes of evaluation under the CRA.  Intermediate small banks are those with at least $250 million but less than $1 billion in assets.  The overall CRA rating for an intermediate small bank will be based both on the rating from the small bank lending test and the rating from a new community development test.

•                                          Revising the definition of “community development” to increase the number and kinds of rural tracts in which bank activities are eligible for community development consideration.

•                                          Revising the regulation to address the impact on a bank’s CRA rating of evidence of discrimination or other illegal credit practices.

In May 2005, the FRB adopted a final rule to amend Regulation DD and the related official staff interpretations, to improve the uniformity and adequacy of information to consumers about certain services provided by banks to their deposit customers.  These services are commonly referred to as “bounced-check protection” or “courtesy overdraft protection” services (overdraft services).  These amendments became effective on July 1, 2006.  These amendments require banks to disclose information about overdraft fees on periodic statements and account-opening disclosures, and to include certain disclosures in advertisements for overdraft services.  Regulation DD generally requires that banks disclose the amount of any fee that may be imposed in connection with the account and the conditions under which a fee may be imposed.  The final rule amends the official staff interpretations to state that, in satisfying this requirement with respect to fees for overdraft services, a bank must specify the categories of transactions for which an overdraft fee may be imposed.

The FRB issued a final rule on March 1, 2005 that amends Regulation H and Regulation Y to limit restricted core capital elements (including trust preferred securities) which count as Tier 1 capital to 25 percent of all core capital elements, net of goodwill less any associated deferred tax liability.  Internationally active bank holding companies, defined as those with consolidated assets greater than $250 billion or on-balance-sheet foreign exposure greater than $10 billion, will be subject to a 15 percent limit, but they may include qualifying mandatory convertible preferred securities up to the generally applicable 25 percent limit.  Amounts of restricted core capital elements in excess of these limits generally may be included in Tier 2 capital.  The final rule provides a five-year transition period, ending March 31, 2009, for application of the quantitative limits.

During July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002.  The purpose of the Sarbanes-Oxley Act is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

The Sarbanes-Oxley Act amends the Securities Exchange Act of 1934 to prohibit a registered public accounting firm from performing specified nonaudit services contemporaneously with a mandatory audit.  The Sarbanes-Oxley Act also vests the audit committee of an issuer with responsibility for the appointment, compensation, and oversight of any registered public accounting firm employed to perform audit services.  It requires each committee member to be a member of the board of directors of the issuer, and to be otherwise independent.  The Sarbanes-Oxley Act further requires the chief executive officer and chief financial officer of an issuer to make certain certifications as to each annual or quarterly report filed with the SEC.

In addition, the Sarbanes-Oxley Act requires officers to forfeit certain bonuses and profits under certain circumstances.  Specifically, if an issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer as a result of misconduct with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer of the issuer shall be required to reimburse the issuer for (1) any bonus or other incentive-based or equity-based compensation received by that person from the issuer during the 12-

month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement; and (2) any profits realized from the sale of securities of the issuer during that 12-month period.

The Sarbanes-Oxley Act also instructs the SEC to require by rule:

•                                          disclosure of all material off-balance sheet transactions and relationships that may have a material effect upon the financial status of an issuer; and

•                                          the presentation of pro forma financial information in a manner that is not misleading, and which is reconcilable with the financial condition of the issuer under generally accepted accounting principles.

The Sarbanes-Oxley Act also prohibits insider transactions in a company’s stock during lock out periods of the company’s pension plans, and any profits on such insider transactions are to be disgorged.  In addition, there is a prohibition of company loans to its executives, except in certain circumstances.  The Sarbanes-Oxley Act also provides for mandated internal control report and assessment with the annual report and an attestation and a report on such report by the company’s auditor.  The SEC is also required to issue a code of ethics for senior financial officers of the company.  Further, the Sarbanes-Oxley Act adds a criminal penalty of fines and imprisonment of up to 10 years for securities fraud.

The FRB on October 31, 2002 approved a final Regulation W that comprehensively implements sections 23A and 23B of the Federal Reserve Act.  Sections 23A and 23B and Regulation W restrict loans by a depository institution to its affiliates, asset purchases by a depository institution from its affiliates, and other transactions between a depository institution and its affiliates.  Regulation W unifies in one public document the FRB’s interpretations of sections 23A and 23B.  Regulation W had an effective date of April 1, 2003.

In December of 2001 and January of 2002, the OCC, the FRB and the FDIC adopted final rules governing the regulatory capital treatment of equity investments in nonfinancial companies held by banks, bank holding companies and financial holding companies.  The final rules became effective on April 1, 2002.  The capital requirements apply symmetrically to equity investments made by banks and their holding companies in nonfinancial companies under the legal authorities specified in the final rules.  Among others, these include the merchant banking authority granted by the Gramm-Leach-Bliley Act and the authority to invest in small business investment companies (“SBICs”) granted by the Small Business Investment Act.  Covered equity investments will be subject to a series of marginal Tier 1 capital charges, with the size of the charge increasing as the organization’s level of concentration in equity investments increases.  The highest marginal charge specified in the final rules requires a 25 percent deduction from Tier 1 capital for covered investments that aggregate more than 25 percent of an organization’s Tier 1 capital.  Equity investments through SBICs will be exempt from the new charges to the extent such investments, in the aggregate, do not exceed 15 percent of the banking organization’s Tier 1 capital.  The new charges would not apply to individual investments made by banking organizations prior to March 13, 2000.  Grandfathered investments made by state banks under section 24(f) of the Federal Deposit Insurance Act also are exempted from coverage.

The terrorist attacks in September 2001, have impacted the financial services industry and led to federal legislation that attempts to address certain issues involving financial institutions.  On October 26, 2001, President Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLA”).  IMLA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions.  These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country.  In addition, IMLA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.  IMLA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours.  IMLA also amends the Bank Holding Company Act and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.

IMLA became effective July 23, 2002.  Additional regulations establish minimum standards to verify customer identity, to encourage cooperation among financial institutions, federal banking agencies, and law enforcement authorities regarding possible money laundering or terrorist activities, to prohibit the anonymous use of “concentration accounts,” and to require all covered financial institutions to have in place a Bank Secrecy Act compliance program.

It is impossible to predict what effect the enactment of certain of the above-mentioned legislation will have on United Security or Legacy Bank.  Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.

Recent Accounting Developments

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109.  FIN 48 clarifies SFAS No. 109, Accounting for Income Taxes, to indicate a criterion that an individual tax position would have to meet for some or all of the income tax benefit to be recognized in a taxable entity’s financial statements.  Under the guidelines of the Interpretation, an entity should recognize the financial statement benefit of a tax position if it determines that it is more likely than not that the position will be sustained on examination.  The term “more likely than not” means “a likelihood of more than 50 percent.”  In assessing whether the more-likely-than-not criterion is met, the entity should assume that the tax position will be reviewed by the applicable taxing authority.

The scope of FIN 48 is broad and includes all tax positions accounted for in accordance with SFAS No. 109.  Additionally, besides business enterprises, FIN 48 applies to pass-through entities, and entities whose tax liability is subject to 100 percent credit for dividends paid (such as real estate investment trusts).

FIN 48 will be effective for United Security and Legacy Bank beginning after January 1, 2007. Any cumulative effect of applying FIN 48 would be reported as an adjustment to retained earnings at the beginning of the period in which the Interpretation is adopted.  Neither United Security nor Legacy Bank has yet determined what impact FIN 48 will have on their respective financial statements.

Impact of Monetary Policies

Banking is a business which depends on rate differentials.  In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank’s earnings.  These rates are highly sensitive to many factors which are beyond the bank’s control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB.  The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

•                                          its open-market dealings in United States government securities;

•                                          adjusting the required level of reserves for financial institutions subject to reserve requirements;

•                                          placing limitations upon savings and time deposit interest rates; and

•                                          adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates.  The nature and timing of any future changes in such policies and their impact on United Security and Legacy Bank cannot be predicted; however, depending on the degree to which their respective interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing their respective net interest margin, while decreases in interest rates would have the opposite effect.  In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting United Security’s or Legacy Bank’s net income or other operating costs.

Validity of United Security’s Common Stock

The validity of the shares of United Security common stock to be issued in the merger has been reviewed by the firm of Bullivant Houser Bailey, P.C., 1415 L Street, Suite 1000, Sacramento, California 95814.  Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained in this proxy statement-prospectus, or the suitability of United Security common stock for any of Legacy Bank’s shareholders.

Experts

The audited consolidated financial statements of United Security as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included in the 2005 10-K for United Security by incorporation by reference in this proxy statement-prospectus in reliance on the reports of Moss Adams LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.  The audited financial statements of Legacy Bank as of December 31, 2005 and 2004, and for each of the years in the two-year period ended December 31, 2005, have been included in this proxy statement-prospectus in reliance on the reports of Vavrinek, Trine, Day & Co., LLP, independent certified public accountants, included in this proxy statement-prospectus, and upon the authority of said firms as experts in accounting and auditing.

Where You Can Find More Information

United Security is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.  In accordance with the Exchange Act, United Security files reports, proxy statements and other information with the Securities and Exchange Commission, or SEC.  You may inspect these reports, proxy statements and other information United Security has filed with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.  You may also retrieve these materials at the SEC’s Internet Web site at http://www.sec.gov.

United Security has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act of 1933, as amended, referred to as the Securities Act, covering the shares of United Security common stock issuable in the merger.  This proxy statement-prospectus does not contain all the information contained in the registration statement.  Any additional information may be obtained from the SEC’s principal office in Washington, D.C. or through the SEC’s Internet Web site.  Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows United Security to “incorporate by reference” into this document, which means that United Security can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document.  United Security incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the election deadline date.

SEC Filings (File No. 000-1137547)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2005
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2006
Quarter ended June 30, 2006
Quarter ended September 30, 2006

Current Reports on Form 8-K	January 18, 2006, January 31, 2006,
March 8, 2006, March 28, 2006,
April 12, 2006, July 17, 2006,
October 10, 2006, October 11, 2006
November 8, 2006 and December 5, 2006

Accompanying this proxy statement-prospectus is United Security’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.  You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning United Security at the following address and telephone number:

United Security Bancorp

2126 Inyo Street

Fresno, California 93721

Attention: Kenneth Donahue, Chief Financial Officer

(559) 248-4944

To obtain timely delivery, you should request desired information no later than ten business days prior to the date of the special meeting, or by January 29, 2007.

You should rely only on the information contained or incorporated by reference in this document.  United Security has not authorized anyone else to provide you with information that is different from that which is contained in this document.  Moreover, United Security is not making an offer to sell or soliciting an offer to buy any securities other than the United Security common stock to be issued by United Security in the merger, and neither United Security nor Legacy Bank is making an offer of such securities in any state where the offer is not permitted.  The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

LEGACY BANK, N.A.

STATEMENTS OF FINANCIAL CONDITION

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from banks	$4,018,971	$3,711,146
Federal funds sold	5,360,000	6,550,000
Interest bearing deposits in other financial institutions	500,000	102,583
TOTAL CASH AND CASH EQUIVALENTS	9,878,971	10,363,729

Investment securities, available-for-sale	7,634,607	8,019,215
Loans, net	63,656,818	62,313,504
Premises and equipment, net	803,508	912,237
Correspondent bank stock, at cost	785,700	519,100
Accrued interest receivable and other assets	586,257	467,245
TOTAL ASSETS	$83,345,861	$82,595,030

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	17,758,540	20,520,942
Interest bearing demand	5,159,463	2,129,021
Money market	7,600,201	9,005,502
Savings	27,298,719	9,761,950
Time, $100,000 or more	9,739,541	8,327,358
Other time deposits	4,755,662	19,192,702
TOTAL DEPOSITS	72,312,126	68,937,475

Other borrowings	—	3,000,000
Accrued interest payable and other liabilities	348,256	375,470

TOTAL LIABILITIES	72,660,382	72,312,945

Commitments and contingencies	—	—

Shareholders’ Equity:
Common stock - 10,000,000 shares authorized, $5.00 par value, 1,672,373 issued	8,361,865	8,361,865
Surplus	8,169,910	8,055,152
Accumulated deficit	(5,728,930)	(5,987,860)
Accumulated other comprehensive income	(117,366)	(147,072)
TOTAL SHAREHOLDERS’ EQUITY	10,685,479	10,282,085
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$83,345,861	$82,595,030

The accompanying notes are an integral part of these interim financial statements.

LEGACY BANK, N.A.

STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$1,527,075	$994,700	$4,370,329	$2,504,527
Interest on investment securities	72,481	79,418	219,558	246,464
Interest on federal funds sold	72,835	41,244	190,245	103,578
Other interest income	30,037	26,618	72,881	83,548
TOTAL INTEREST AND DIVIDEND INCOME	1,702,428	1,141,980	4,853,013	2,938,117
INTEREST EXPENSE
Interest on deposits	461,211	217,263	1,230,220	588,176
Interest on other borrowings	705	—	20,529	-
TOTAL INTEREST EXPENSE	461,916	217,263	1,250,749	588,176
NET INTEREST INCOME	1,240,512	924,717	3,602,264	2,349,941
Provision for loan losses	—	136,020	124,877	169,020
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	1,240,512	788,697	3,477,387	2,180,921
NONINTEREST INCOME
Service charges and other noninterest income	57,257	29,990	212,415	73,091
Gain on sale of SBA loans	104,190	—	401,661	—
SBA Fee Income	18,066	—	21,245	—
TOTAL NONINTEREST INCOME	179,513	29,990	635,320	73,091
NONINTEREST EXPENSE
Salaries and benefits	668,511	749,553	2,227,424	1,746,004
Occupancy expense	148,310	119,144	443,513	311,625
Data processing expense	164,296	103,415	378,308	276,029
Professional services	133,378	111,818	331,111	373,760
Marketing	37,295	58,889	81,410	154,606
Other expenses	100,418	110,374	391,211	315,770
TOTAL NONINTEREST EXPENSE	1,252,208	1,253,193	3,852,977	3,177,794
INCOME (LOSS) BEFORE INCOME TAXES	167,817	(434,506)	259,730	(923,782)
Income taxes	—	838	800	838
NET INCOME (LOSS)	$167,817	$(435,344)	$258,930	$(924,620)

NET INCOME (LOSS) PER SHARE - BASIC AND DILUTED	$0.10	$(0.26)	$0.16	$(0.61)

The accompanying notes are an integral part of these interim financial statements.

LEGACY BANK, N.A.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
OPERATING ACTIVITIES
Net income (loss)	$258,930	$(924,620)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	157,903	206,841
Amortization and accretion on securities	(6,576)	(11,391)
Provision for loan losses	124,877	169,020
Gain on sale of loans	(402,601)	—
Stock based compensation expense	114,760	—
Net change in accrued interest receivable and other assets	(119,012)	(129,450)
Net change in accrued interest payable and other liabilities	(27,215)	45,140
NET CASH USED BY OPERATING ACTIVITIES	101,066	(644,460)
INVESTING ACTIVITIES
Purchases of securities available-for-sale	(659,016)	1,185,691
Proceeds of matured and called securities available-for-sale	1,079,906	(21,321,186)
Net change in loans	(7,919,743)	(846,170)
Proceeds from sale of loans	6,854,153	—
Purchase of premises and equipment	(49,174)	(103,750)
Purchase of correspondent bank stock	(266,600)	(60,975)
NET CASH USED BY INVESTING ACTIVITIES	(960,474)	(21,146,390)
FINANCING ACTIVITIES
Net changes in deposits	3,374,650	7,790,718
Net changes in other borrowings	(3,000,000)	—
Proceeds from sale of common stock, net	—	4,540,000
Organizational expense	—	—
NET CASH USED BY FINANCING ACTIVITIES	374,650	12,330,718
DECREASE IN CASH AND CASH EQUIVALENTS	(484,758)	(9,460,132)
Cash and cash equivalents at beginning of year	10,363,729	14,191,680
Cash and cash equivalents at end of the period	$9,878,972	$4,731,548

Supplemental disclosures of cash flow information:
Interest paid	$399,436	$593,160
Income taxes paid	$800	$—

Supplemental disclosure of noncash activities:
Net change in unrealized gains and losses on available-for-sale securities	$29,706	$(90,410)
Net change in deferred taxes on unrealized gains and losses on available-for-sale securities	$—	$—

The accompanying notes are an integral part of these interim financial statements.

LEGACY BANK, N.A.
NOTES TO FINANCIAL STATEMENTS

(Unaudited)

1.                                      Nature of Business

Legacy Bank, National Association (the “Bank”) was approved to open for business on October 1, 2003, in the State of California operating under the laws of a National Association (“N.A.”) regulated by the Office of the Comptroller of the Currency.  Legacy Bank, N.A. is a community based business bank that focuses on small and medium-sized businesses, professional firms, real estate professionals and investors, and sophisticated individuals residing principally in the San Francisco Bay Area.  The Bank provides a wide range of banking services to meet the financial needs of the local residential community, with an orientation primarily directed towards owners and employees of our business client base.  The Bank is subject to both the regulations and periodic examinations by the Office of the Comptroller of the Currency.

2.                                      Summary of Significant Accounting Policies

The unaudited financial information included herein has been prepared in conformity with the accounting principles and practices disclosed in Note A to the Bank’s audited financial statements as of December 31, 2005.  The accompanying interim consolidated financial statements contained herein are unaudited.  However, in the opinion of the management of the Bank, all adjustments, consisting of normal recurring items necessary for a fair presentation of the operating results for the periods shown, have been made.

3.                                      Basis of Presentation

The accompanying unaudited financial statements of Legacy Bank, N.A. (the “Bank”) have been prepared in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the SEC.  Certain information and note disclosures normally included in annual financial statements have been omitted pursuant to SEC rules and regulations; however, the Bank believes the disclosures made are adequate to ensure that the information presented is not misleading.  The results of operations for the nine months ended September 30, 2006, are not necessarily indicative of the result of operations that may be expected for any other interim period or for the year ending December 31, 2006.

The comparative balance sheet information as of December 31, 2005 is derived from the audited financial statements.

4.                                      Stock Based Compensation

Prior to January 1, 2006, the Bank accounted for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”.  No compensation expense has been recognized in the financial statements for employee stock option arrangements, as the Bank’s stock option plan provides for the issuance of options at a price of no less than the fair market value at the date of the grant.

Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”, requires the disclosure of pro forma net income and earnings per share had the Bank adopted the fair value method at the grant date of all stock options.  Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Bank’s stock option awards.  Those models also require subjective assumptions, which greatly affect the calculated values.  In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment.” SFAS No. 123 (R) is a revision of SFAS No. 123 and supersedes APB No. 25, and amends SFAS No. 95, “Statement of Cash Flows” and SFAS No. 128, “Earnings Per Share.”  SFAS No. 123 (R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method.  The Bank adopted SFAS No. 123 (R), as required, on January 1, 2006, using the modified prospective method.

During the first nine months of 2006, the Bank recorded stock based compensation expense of $115.0 thousand.  Amount of unrecognized stock based compensation at September 30, 2006 was $397.1 thousand.  The following table illustrates the effect on net income and earnings per share for the three and nine months ended September 30, 2005 if the fair value-based method under SFAS No. 123 had been applied to stock options granted.

	Three Months	Nine Months
	Ended September 30,	Ended September 30,
	2005	2005

Net income (loss):
As reported	$(435,344)	$(924,620)
Stock-based compensation using Intrinsic value method	—	—
Stock-based compensation that would have been reported using the Fair Value Method of SFAS 123	(25,727)	(77,181)

Pro forma	$(461,071)	$(1,001,801)

Basic loss per share:
As reported	$(0.26)	$(0.61)
Pro forma	$(0.28)	$(0.66)

The fair value of these options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of 89 months; risk free rate of 4.32%; no dividends; and disregarding any stock price volatility.

5.                                      Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued.  For all periods presented all potentially dilutive securities outstanding were anti-dilutive.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income (loss)	$167,817	$(435,344)	$258,930	$(924,620)

Weighted average shares used in computing:
Basic earnings per share	1,654,195	1,672,373	1,666,247	1,525,285
Effect of dilutive securities	—	—	—	—

Total average shares and equivalents	1,654,195	1,672,373	1,666,247	1,525,285

Basic EPS	$0.10	$(0.26)	$0.16	$(0.61)

Diluted EPS	$0.10	$(0.26)	$0.16	$(0.61)

Vavrinek, Trine, Day & Co., LLP Certified Public Accountants & Consultants	VALUE THE DIFFERENCE

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
Legacy Bank, N.A.

We have audited the accompanying statements of financial condition of Legacy Bank, N.A. as of December 31, 2005 and 2004, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legacy Bank, N.A., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Pleasanton, California
February 22, 2006

LEGACY BANK N.A.

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$3,711,146	$1,648,680
Federal funds sold	6,550,000	8,880,000
Interest bearing deposits in other financial institutions	102,583	3,663,000
TOTAL CASH AND CASH EQUIVALENTS	10,363,729	14,191,680

Investment securities available-for-sale	8,019,215	8,721,470
Loans, net	62,313,504	35,045,492
Premises and equipment, net	912,237	973,753
Federal Reserve Bank stock, at cost	323,100	224,400
Accrued interest receivable and other assets	663,245	437,127
TOTAL ASSETS	$82,595,031	$59,593,922

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing accounts	20,520,942	9,178,967
Interest-bearing accounts	2,129,021	1,722,145
Money market	9,005,502	6,717,221
Savings	9,761,950	24,229,985
Time, $100,000 or more	8,327,358	4,035,348
Other time deposits	19,192,702	6,699,175
TOTAL DEPOSITS	68,937,476	52,582,841

Other borrowings	3,000,000	—
Accrued interest payable and other liabilities	375,470	253,038

TOTAL LIABILITIES	72,312,946	52,835,879

Commitments and contingencies - Note D and J	—	—

Shareholders’ Equity:
Common stock - 10,000,000 shares authorized, $5.00 par value, 1,672,373 and 1,217,373 shares issued and outstanding, respectively	8,361,865	6,086,865
Surplus	8,055,152	5,789,050
Accumulated deficit	(5,987,860)	(5,125,649)
Accumulated other comprehensive income	(147,072)	7,778
TOTAL SHAREHOLDERS’ EQUITY	10,282,085	6,758,044
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$82,595,031	$59,593,922

LEGACY BANK, N.A.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004

	2005	2004
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$3,810,023	$1,170,907
Interest on investment securities	331,420	143,521
Interest on federal funds sold	150,156	129,393
Other interest income	85,993	54,095
TOTAL INTEREST AND DIVIDEND INCOME	4,377,591	1,497,916
INTEREST EXPENSE
Interest on deposits	915,140	403,094
Interest on other borrowings	6,044	—
TOTAL INTEREST EXPENSE	921,184	403,094
NET INTEREST INCOME	3,456,407	1,094,822
Provision for loan losses	260,832	781,000
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,195,575	313,822
NONINTEREST INCOME
Service charges and other noninterest income	118,620	37,745
Gain on sale of SBA loans	109,820	—
TOTAL NONINTEREST INCOME	228,439	37,745
NONINTEREST EXPENSE
Salaries and benefits	2,373,111	1,649,754
Occupancy expense	445,730	350,317
Data processing expense	375,924	253,654
Professional services	484,094	199,228
Marketing	178,870	162,050
Other expenses	425,548	265,260
TOTAL NONINTEREST EXPENSE	4,283,276	2,880,263
LOSS BEFORE INCOME TAXES	(859,262)	(2,528,696)
Income taxes	2,949	800
NET LOSS	$(862,211)	$(2,529,496)

NET LOSS PER SHARE - BASIC	$(0.55)	$(2.08)

LEGACY BANK, N.A.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2005 and 2004

						Accumulated
						Other
	Comprehensive	Common Stock		Paid In	Accumulated	Comprehensive
	Income	Shares	Amount	Surplus	Deficit	Income
Balance at December 31, 2003		1,217,373	$6,086,865	$5,789,050	$(2,596,153)	$—
Comprehensive income:
Net loss	$(2,529,496)	—	—	—	(2,529,496)	—
Other comprehensive income:
Unrealized holding gain on securities available- for-sale arising during the year	7,778	—	—	—	—	7,778
Total Comprehensive Income	$(2,521,718)
Balance at December 31, 2004		1,217,373	6,086,865	5,789,050	(5,125,649)	7,778
Common stock offering, net of offering cost of $8,898		450,000	2,250,000	2,241,102	—	—
Exercise of stock option		5,000	25,000	25,000	—	—
Comprehensive income:
Net loss	$(862,211)	—	—	—	(862,211)	—
Other comprehensive income:
Unrealized holding loss on securities available- for-sale arising during the year	(154,850)	—	—	—	—	(154,850)
Total Comprehensive Income	$(1,017,061)
Balance at December 31, 2005		1,672,373	$8,361,865	$8,055,152	$(5,987,860)	$(147,072)

LEGACY BANK, N.A.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES
Net loss	$(862,211)	$(2,529,496)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	183,839	159,781
Amortization and accretion on securities	(21,194)	(2,598)
Provision for loan losses	260,832	781,000
Gain on Sale of Loans	(109,820)	—
Net change in accrued interest receivable and other assets	(226,117)	(397,639)
Net change in accrued interest payable and other liabilities	122,432	96,094
NET CASH USED BY OPERATING ACTIVITIES	(652,239)	(1,892,858)
INVESTING ACTIVITIES
Purchases of securities available-for-sale	(1,689,458)	(8,899,046)
Proceeds of matured and called securities available-for-sale	2,258,057	187,951
Net change in loans	(29,527,580)	(32,760,765)
Proceeds from Sale of Loans	2,108,556	—
Purchase of premises and equipment	(122,324)	(95,923)
Redemption (purchase) of Federal Reserve Bank stock	(98,700)	140,850
NET CASH USED BY INVESTING ACTIVITIES	(27,071,449)	(41,426,933)
FINANCING ACTIVITIES
Net changes in deposits	16,354,635	48,226,195
Net changes in other borrowings	3,000,000	—
Proceeds for sale of common stock, net	4,491,102	—
Exercise of stock options	50,000	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	23,895,737	48,226,195
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,827,951)	4,906,404
Cash and cash equivalents at beginning of year	14,191,680	9,285,276
Cash and cash equivalents at end of year	$10,363,729	$14,191,680
Supplemental disclosures of cash flow information:
Interest paid	$892,569	$367,098
Income taxes paid	$2,949	$800
Supplemental disclosure of noncash activities:
Net change in unrealized gains and losses on available-for-sale securities	$(154,850)	$7,778
Net change in deferred taxes on unrealized gains and losses on available-for-sale securities	$—	$—

The accompanying notes are an integral part of these financial statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Legacy Bank, N.A. (the Bank) received its first organizational funds on October 18, 2001, was organized as a national association under the laws of the United States of America on November 12, 2002, and commenced business on October 1, 2003.  The bank is subject to regulation, supervision, and regular examination by the office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.  The regulations of these agencies govern most aspects of the Bank’s business.  The financial statements of the Bank are prepared in conformity with accounting principles generally accepted in the United States of America and general practice within the financial institution industry.  The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Nature of Operations

The Bank has been organized as a single operating segment and operates one full-service office in Campbell, California.  The Bank offers depository and lending services, including deposit accounts consisting of interest-bearing and non-interest bearing accounts, savings accounts and time deposits.  The Bank’s lending activities are directed primarily towards granting real estate and commercial loans to predominately small and middle-market business and individuals.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold, and interest bearing deposits due from banks.  Generally, federal funds are sold for one-day periods.

Cash and Due From Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank.

The Bank maintains amounts due from banks, which may exceed federally insured limits.  The Bank has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value.  Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity.  Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method.  Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value.  The related write-downs are included in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Reserve and Federal Home Loan Bank stock are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Loans on which the accrual of interest has been discontinued are designated as non-accrual loans.  The accrual of interest on loans is discontinued when principal or interest is past due 90 days or when, in the opinion of management, there is reasonable doubt as to collectibility.  When loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income.  Income on non-accrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible.  Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement.  Measurement of impairment is based on the expected future cash flows of an impaired loan, which are discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan.  The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.  The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on non-accrual loans.

The Bank has adopted SFAS  No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.  Under this Statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

To calculate the gain (loss) on sale of loans, the Bank’s investment in the loan is allocated among the retained portion of the loan, the servicing retained, the interest-only strip and the sold portion of the loan, based on the relative fair market value of each portion.  That portion of the excess servicing  fees that represents contractually specified servicing fees (contractual servicing) is reflected as a servicing asset which is amortized over an estimated  life using a method approximating the level yield method.  The portion of excess servicing fees in excess of the contractual servicing fees is reflected as an interest-only (I/O) strip receivable, which is classified as available for sale and carried at fair value.  The gain (loss) on the sold portion of the loan is recognized at the time of sale based on the difference between the sale proceeds and the allocated investment.  As result of the relative fair value allocation, the carrying value of the retained portion is discounted, with the discount accreted to interest income over the life of the loan.

Allowance for Loan Losses

The allowance for loan losses is adjusted by charges to income and decreased by charge-offs (net of recoveries).  Management’s periodic evaluation of the adequacy of the allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures.  Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.

Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements.  A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized.  Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Comprehensive Income

Statement of Financial Accounting Standard (“SFAS”) No. 130, “Reporting Comprehensive Income”, requires the disclosure of comprehensive income and its components.  At December 31, 2005 and 2004, the only component of other comprehensive income was the unrealized gain on available-for-sale securities.

Financial Instruments

In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note J.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.  Weighted-average shares used in the computation of basic earnings per share were 1,562,373 in 2005 and 1,217,373 in 2004.  Diluted EPS reflects the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.  The Bank had no dilutive securities as of December 31, 2005 and 2004 as well as an operating loss, therefore, only basic EPS is reported.

Operating Segments

Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management desegregates a company for making operating decisions and assessing performance.  The Bank has determined that its business is comprised of a single operating segment.

Stock-Based Compensation

The Bank accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. No compensation expense has been recognized in the financial statements for employee stock option arrangements, as the Company’s stock option plan provides for the issuance of options at a price of no less than the fair market value at the date of the grant.

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income and earnings per share had the Bank adopted the fair value method at the grant date of all stock options. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Bank’s stock option awards. Those models also require subjective assumptions, which greatly affect the calculated values.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”. This Statement requires that compensation costs related to share-based payment transactions be recognized in the financial statements. Measurement of the cost of employee service will be based on the grant-date fair value of the equity or liability instruments issued. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Additionally, liability awards will be remeasured each reporting period. Statement 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. This Statement is effective for interim periods beginning after June 15, 2005 and requires adoption using a modified prospective application or a modified retrospective application. However, on April 14, 2005, the SEC issued rule 2005-57, which allows companies to delay the implementation of the statement to the beginning of the next fiscal year. The Bank has not yet concluded on the method of adoption allowed by the Statement and is currently evaluating the impact of this accounting guidance on its financial condition and results of operations.

Had compensation expense for the Bank’s stock-based awards been determined under the requirements of SFAS No. 123 the Bank’s pro forma net loss and loss per common share for the year ended December 31, 2005 and 2004 would have been as follows:

	2005	2004
Net Loss:
As Reported	$(862,211)	$(2,529,496)
Stock-Based Compensation using Intrinsic Value Method	—	—
Stock-Based Compensation that would have been reported using the Fair Value Method of SFAS 123	(139,903)	(105,077)
Pro Forma	$(1,002,115)	$(2,634,573)

Basic Loss Per Share:
As Reported	$(0.55)	$(2.08)
Pro Forma	$(0.64)	$(2.16)

Disclosure of Fair Value of Financial Instruments

SFAS No. 107 specifies the disclosure of the estimated fair value of financial instruments.  The Bank’s estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.

However, considerable judgment is required to develop the estimates of fair value.  Accordingly, the estimates are not necessarily indicative of the amounts the Bank could have realized in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Reclassifications

Certain amounts in 2004 have been reclassified to conform with the 2005 presentation.

NOTE B – INVESTMENT SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are as follows:

	December 31, 2005
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Government agency securities	$2,000,000	$—	$(41,600)	$1,958,400
Mortgage backed securities	5,737,847	—	(105,472)	5,632,375
Money market mutual fund	428,440	—	—	428,440
	$8,166,287	$—	$(147,072)	$8,019,215

	December 31, 2004
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. Government agency securities	$2,000,000	$—	$(4,400)	$1,995,600
Mortgage backed securities	6,713,692	12,178		6,725,870
	$8,713,692	$12,178	$(4,400)	$8,721,470

Information pertaining to securities with gross unrealized losses at December 31, 2005 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follow:

	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2005
U.S. Government agency securities	$—	$—	$1,958,400	$(41,600)	$1,958,400	$(41,600)
Mortgage backed securities	4,067,270	(45,931)	1,565,106	(59,541)	5,632,375	(105,472)
	$4,067,270	$(45,931)	$3,523,506	$(101,141)	$7,590,775	$(147,072)

	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
December 31, 2004
U.S. Government agency securities	$1,995,600	$(4,400)	$—	$—	$1,995,600	$(4,400)
Mortgage backed securities	—	—	—	—	—	—
	$1,995,600	$(4,400)	$—	$—	$1,995,600	$(4,400)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of December 31, 2005, $101,141 in unrealized losses was attributable to securities positioned for the period greater than 12 months.  The unrealized losses on two investments which have been in an unrealized loss position for one year or longer as of December 31, 2005, were caused by market interest rate increases subsequent to the purchase of the securities.  Because the Bank has the ability to hold these investments until a recovery in fair value, which may be maturity, the unrealized losses on these investments are not considered to be other-than-temporarily impaired as of December 31, 2005.

The amortized cost and fair value of investment securities by contractual maturity at December 31, 2005 are shown below.  Over certain interest rate environments, some, or all of these securities may be called for redemption by their issuers prior to scheduled maturities.  Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or retire obligations with or without prepayment penalties.

	Securities Available-for-Sale
	Amortized	Fair
	Cost	Value

Due in one year or less	$428,440	$428,440
Due from one to five years	2,000,000	1,958,400
Mortgage backed securities	5,737,847	5,632,375
	$8,166,287	$8,019,215

Securities may be pledged to meet collateral requirements imposed as a condition of receipt of deposits of public funds and other purposes.  At December 31, 2005, the total market value of securities pledged was $3.5 million.  At December 31, 2004, the Bank had not pledged any securities.

NOTE C - LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within Santa Clara County, California.  Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries.

The loan portfolio consisted of the following at December 31:

	2005	2004
Commercial	$29,528,917	$18,318,860
Real estate construction	9,495,433	1,791,718
Real estate other	21,772,802	11,581,490
Installment and other	2,697,705	4,334,762
Gross Loans	63,494,858	36,026,830
Deferred loan fees and costs, net	(339,007)	(161,338)
Allowance for loan losses	(842,346)	(820,000)
Net Loans	$62,313,504	$35,045,492

A summary of the changes in the allowance for loan losses follows:

	2005	2004

Balance, beginning of year	$820,000	$39,000
Provision for loan losses	260,832	781,000
Loans charged-off	(273,020)	—
Loan recoveries	34,534	—
Balance, end of year	$842,346	$820,000

As of December 31, 2005, the Bank had one nonperforming loan totaling $300 thousand which was past due for ninety days or more and still accruing interest.  There was no specific loan loss allowance related to the nonperforming loan.  There were no loans on nonaccrual at December 31, 2005.  The average recorded investment in impaired loans during the year was $449 thousand.  There were no nonperforming loans at December 31, 2004.  The Bank had no other real estate owned at December 31, 2005 and 2004.

NOTE D - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2005	2004

Leasehold improvements	$630,663	$630,663
Furniture, fixtures, and equipment	441,380	341,118
Software licenses	221,831	199,770
	1,293,874	1,171,551
Less: Accumulated depreciation and amortization	(381,638)	(197,798)
	$912,237	$973,753

Depreciation expense for the 2005 year was $183,839 and for the 2004 year was $159,781.

The Bank leases certain facilities under non-cancelable operating leases.  The original terms of the leases range from one to five years. The leases contain options to extend for periods to fifteen years.  The cost of the remaining unexercised options to extend has not been included in the following schedule.  Rent expense for the years ended December 31, 2005 and 2004, under these lease agreements was $241 thousand and $189 thousand, respectively.  Minimum non-cancelable future lease payments at December 31, 2005 are as follows:

Year	Amount
2006	$348,168
2007	—
$348,168

NOTE E - DEPOSITS

At December 31, 2005 the scheduled maturities of time deposits are as follows:

2005

Maturing within one year	$26,787,789
Maturing in one year through two years	732,271
$27,520,060

NOTE F - CREDIT ARRANGEMENTS

At December 31, 2005, federal funds line of credit arrangements aggregating $2.3 million were available from a corresponding banking institution.  There are no commitment fees and compensated balances are not required.

NOTE G - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within 90 days from the transaction date.  Securities sold under these agreements are reflected at the amount of cash received in connection with the transaction and are classified as secured borrowings.  The Bank may be required to provide additional collateral based on the fair value of the underlying securities.  At December 31, 2005, the Bank had outstanding $3.0 million in agreements to repurchase with an interest rate of 4.5%.

NOTE H - INCOME TAXES

The tax benefit related to the operating loss incurred during these years was not recognized, as realization of the benefit is dependent upon future income.

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.  The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition at December 31:

	2005	2004
Deferred tax assets:
Pre-opening expenses	$407,000	$506,000
Net operating loss carryforwards	1,828,000	1,284,000
Allowance for loan losses	230,000	268,000
Other	48,000	94,000
	2,513,000	2,152,000

Valuation allowance	(2,359,000)	(2,027,000)

Deferred tax liabilities:
Depreciation differences	(125,000)	(96,000)
Other	(29,000)	(29,000)
	(154,000)	(125,000)
Net deferred tax assets	$—	$—

The valuation allowance was established because the Bank has not reported earnings sufficient enough to support the recognition of the deferred tax assets.  The Bank has net operating loss carryforwards of approximately $4,400,000 for tax purposes.  Net operating loss carryforwards, to the extent not used, will expire in 2025 for federal and 2015 for California.

NOTE I - OTHER EXPENSES

Other expenses as of December 31 are comprised of the following:

	2005	2004
Office expense	$87,651	$98,448
Correspondent banking charges	74,133	5,110
Insurance and regulatory costs	70,477	50,823
Other expenses	193,287	110,879
	$425,548	$265,260

NOTE J – COMMITMENTS AND CONTIGENCIES

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers.  These financial commitments include commitments to extend credit and standby letters of credit.  Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank’s financial statements.

The Bank’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2005	2004

Commitments to extend credit	$18,395,000	$10,488,000
Standby Letters of Credit	1,728,186	250,000
	$20,123,186	$10,738,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.  The Bank evaluates each client’s credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer.  The majority of the Bank’s commitments to extend credit and standby letters of credit are secured by real estate or cash held on deposit.

The Bank is subject to claims and lawsuits that arise primarily in the ordinary course of business.  It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank.

NOTE K - STOCK OPTION PLAN

The Bank’s 2002 Stock Plan was approved by its shareholders on September 26, 2003.  Under the terms of the 2002 Stock Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options.  The Plan provides for options to purchase 365,211 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:  risk free rate between 3.93% and 4.50% in 2005 and 4.41% in 2004, expected lives of 7.5 years in 2005 and 10 years 2004, no dividends, and a 20% stock price volatility in 2005.

A summary of the activity in the Bank’s fixed stock option plan for 2005 and 2004 is presented below:

	2005		2004
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding, beginning of year	255,086	$10.00	205,586	$10.00
Granted	98,000	$10.00	49,500	$10.00
Cancelled	(25,250)	$10.00	—	$—
Exercised	(5,000)	$10.00	—	$—
Outstanding, end of year	322,836	$10.00	255,086	$10.00

Options exercisable	177,186	$10.00	169,574	$10.00

Weighted-average fair value of options granted during the year	$3.50		$3.56

The following table summarizes information about fixed options outstanding at December 31, 2005:

Options Outstanding			Options Exercisable
	Weighted-	Weighted-		Weighted-
	Average	Average		Average
Options	Remaining	Exercise	Options	Exercise
Outstanding	Contractual Life	Price	Exercisable	Price
322,836	7.3 years	$10.00	177,186	$10.00

NOTE L - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Office of the Comptroller of the Currency (the “OCC”) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category).  To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below.  The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		To Be Adequately Capitalized		To Be Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005:
Total capital to risk-weighted assets	$11,237	15.8%	$5,692	8.0%	$7,115	10.0%
Tier 1 capital to risk-weighted assets	$10,395	14.6%	$2,846	4.0%	$4,269	6.0%
Tier 1 capital to average assets	$10,395	13.7%	$3,036	4.0%	$3,795	5.0%

As of December 31, 2004:
Total capital to risk-weighted assets	$7,319	16.2%	$3,640	8.0%	$4,551	10.0%
Tier 1 capital to risk-weighted assets	$6,750	14.9%	$2,269	4.0%	$2,730	6.0%
Tier 1 capital to average assets	$6,750	11.9%	$1,820	4.0%	$2,836	5.0%

In addition to these capital requirements, the FDIC requires the Bank to maintain its Tier 1 capital to average assets at 8% during its first three years of operations.

The Bank is restricted as to the amount of dividends, which can be paid.  Dividends declared by national banks that exceed net income (as defined by OCC regulations) for the current year plus retained net income for the preceding two years must be approved by the OCC.  Also, the Bank may not pay dividends that would result in capital levels being reduced below the minimum requirements shown above.

NOTE M - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has accepted deposits from and granted loans to certain directors and the companies with which they are associated.  In the Bank’s opinion, all loans and loan commitments to such parties are made on substantially the same terms including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons.  Deposits from such related parties at December 31, 2005 and 2004 totaled $2,560,970 and $1,369,779, respectively.  Loans outstanding as of December 31, 2005 and 2004 were $2,453,131 and $1,897,111, respectively.  During 2005, total principal additions to related party loans were $4,580,122 and total repayments on loans were $4,024,102.

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature, involve uncertainties and matters of judgment, and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances, and Bank acceptances outstanding are considered to approximate fair value.  Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with Banks.  The fair values of investment securities, including available-for-sale, are generally based on quoted market prices.  The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value.  For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.  The fair value of long term debt is based on rates currently available to the Bank for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.  The fair value of these financial instruments are not deemed to be material.

The estimated fair value of financial instruments at December 31, 2005 and 2004 is summarized as follows:

	2005
	Carrying	Fair
(dollars in thousands)	Value	Value
Financial Assets:
Cash and Due From Banks	$3,711	$3,711
Federal Funds Sold	6,550	6,550
Interest earning deposits in other instituitions	103	103
Investment Securities	8,019	8,019
Loans	63,495	63,421
Federal Reserve Bank Stock	323	323

Financial Liabilities:
Deposits	$68,937	$68,929
Other Borrowings	3,000	3,000

	2004
	Carrying	Fair
	Value	Value
Financial Assets:
Cash and Due From Banks	$1,649	$1,649
Federal Funds Sold	8,880	8,880
Interest earning deposits in other instituitions	3,663	3,663
Investment Securities	8,721	8,721
Loans, net	35,045	35,045
Federal Reserve Bank Stock	224	224

Financial Liabilities:
Deposits	52,583	52,583

Appendix A

Agreement and Plan of Reorganization and Merger

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This Agreement and Plan of Reorganization and Merger (the “Agreement”) is entered into as of October 6, 2006, by and among United Security Bancshares, a California corporation (“Bancshares”); United Security Bank, a California banking corporation and wholly-owned subsidiary of Bancshares (“USB”) and Legacy Bank, N.A. a national banking association (“Legacy”).

RECITALS:

WHEREAS, the respective Boards of Directors of Legacy and Bancshares have determined that it is in the best interests of Legacy and Bancshares and their respective shareholders for Legacy to be merged with USB, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code, national banking laws and other applicable laws;

WHEREAS, each of the Boards of Directors of Legacy, USB and Bancshares have approved this Agreement and the transactions contemplated hereby;

WHEREAS, Legacy’s Board of Directors has resolved to recommend approval of the Merger of Legacy and USB to its shareholders;

WHEREAS, upon the consummation of the Merger of Legacy with and into USB, USB shall remain a wholly-owned subsidiary of Bancshares; and

WHEREAS, it is the intention of the parties to the Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, Legacy, USB and Bancshares hereby agree as follows:

ARTICLE 1.  DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Event” shall mean any of the following:

(a)                                  Legacy’s Board of Directors shall have approved or Legacy shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than Bancshares or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below).  As used herein, the term “Acquisition Transaction” shall mean (i) a merger, consolidation or similar transaction involving Legacy, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of Legacy or any asset or assets of Legacy the disposition or lease of which would result in a material change in the business or business operations of Legacy; or (iii) the issuance, sale or other disposition by Legacy (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Legacy Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of Legacy Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 25% or more of the voting securities of Legacy; or

(b)                                 Prior to termination of this Agreement (i) any Person (other than a person who is a party to a Director Shareholder Agreement) shall have increased the number of shares of Legacy Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 5% of the then outstanding shares of Legacy Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 10% of the outstanding shares of Legacy Common Stock, or (ii) any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 10% of the then outstanding shares of Legacy Common Stock.

“Acquisition Proposal” shall have the meaning given such term in Section 6.2.5.

“Affiliate” or “affiliate” shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Affiliate Agreements” shall have the meaning given such term in Section 5.3.3.

“Average Closing Price” shall mean the average of the daily closing price of a share of Bancshares Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the Effective Time.

“Bancshares” shall mean United Security Bancshares.

“Bancshares Common Stock” shall mean the common stock, no par value per share, of Bancshares.

“Bancshares Filings” shall have the meanings given such term in Section 4.5.

“Bancshares Financial Statements” means the audited consolidated financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Bancshares and the related opinions thereon for the years ended December 31, 2003, 2004 and 2005 and the unaudited consolidated statements of financial condition and statements of operations and cash flow of Bancshares for the nine months ended September 30, 2006.

“Bancshares Schedules” shall have the meanings given such term in Section 5.7.

“Benefit Arrangement” shall have the meaning given such term in Section 3.21.4.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

“CDFI” shall mean the California Department of Financial Institutions.

“California Corporations Code” shall mean the General Corporation Law of the State of California.

“California Financial Code” shall mean the Financial Code of the State of California.

“Classified Assets” shall have the meaning given to such term in Section 6.1.14.

“Closing” shall have the meaning given to such term in Section 2.1.

“Closing Date” shall have the meaning given to such term in Section 2.1.

“Confidential Information” means all information exchanged heretofore or hereafter between Legacy and its affiliates and agents, on the one hand, and Bancshares and USB, their affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, company manuals, internal memoranda, strategic plans, budgets, forecasts/ projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participations purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board of directors meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby).  Notwithstanding the foregoing, “Confidential Information” shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the recipients or any of their officers, directors, employees or other representatives or agents), (ii) was available to the recipients on a nonconfidential basis from a source other than Persons responsible for furnishing the information, provided that such source is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

“Default” shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

“Derivatives Contract” shall have the meaning given such term in Section 3.25.

“Director-Shareholder Agreement” shall have the meaning given such term in Section 7.2.7.

“Dissenting Shares” shall mean shares of Legacy Common Stock held by “dissenting shareholders” within the meaning of Section 214a of the NBA.

“Effective Time” shall have the meaning given such term in Section 2.1.

“Employee Plan” shall have the meaning given such term in Section 3.21.3.

“Environmental Laws” shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

“Equity Securities” shall have the meaning given to such term in the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Wells Fargo Shareowner Services or such other Person as Bancshares shall have appointed to perform the duties set forth in Section 2.5.3.

“Exchange Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of Legacy Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of Legacy Common Stock.

“Exchange Ratio” means the number of shares of Bancshares Common Stock into which a share of Legacy Common Stock shall be converted which shall be equal to the amount (carried out to eight places) determined by dividing the Merger Consideration by the Average Closing Price of Bancshares Common Stock.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FDI Act” shall mean the Federal Deposit Insurance Act.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles accepted in the United States of America.

“Governmental Entity” shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

“Hazardous Substances” shall have the meaning given such term in Section 3.23.4.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Knowledge” shall mean, with respect to any representation or warranty contained in this Agreement, the actual knowledge, after reasonable inquiry, of any director or executive officer of Legacy, USB or Bancshares.

“Last Regulatory Approval” shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

“Legacy” shall mean Legacy Bank, N.A.

“Legacy Collateralizing Real Estate” shall have the meaning given such term in Section 3.23.1.

“Legacy Common Stock” shall mean the common stock, $5.00 par value, of Legacy.

“Legacy Fairness Opinion” shall have the meaning given to such term in Section 7.3.3.

“Legacy Filings” shall have the meaning set forth in Section 3.6.

“Legacy Financial Statements” means the audited financial statements (balance sheets, statements of income, statements of cash flow and statements of changes in financial position) and notes thereto of Legacy and the related opinions thereon for the years ended December 31, 2003, 2004 and 2005 and the unaudited statements of financial condition and statements of operations and cash flow of Legacy for the nine months ended September 30, 2006.

“Legacy Properties” shall have the meaning given such term in Section 3.23.1.

“Legacy Schedules” shall have the meaning set forth in Section 5.7.

“Legacy Stock Options” shall mean any options to purchase any shares of Legacy Common Stock or any other Equity Securities of Legacy granted on or prior to the Effective Time whether pursuant to the Legacy Stock Option Plan or otherwise.

“Legacy Stock Option Plan” shall mean Legacy’s written Stock Option Plan as described in Schedule 3.5.

“Legacy Superior Proposal” shall have the meaning set forth in Section 6.2.5.

“Legacy Warrants” shall mean any warrants to acquire shares of Legacy Common Stock outstanding on or prior to the Effective Time as described in Schedule 3.5.

“Material Adverse Effect” shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Agreement” shall have the meaning given to such term in Section 2.1.

“Merger Consideration” shall be the amount equal to the quotient of (A) the sum of (i) the product of $13.00 multiplied by 1,672,373 plus (ii) the aggregate dollar amount of capital added to Legacy’s shareholders’ equity account upon the exercise of the Legacy Stock Options or Legacy Warrants, as applicable, minus (iii) the costs associated with the cancellation of Legacy’s data processing/technology agreements as set forth on Schedule 3.18, divided by (B) the sum of (i) 1,672,373 plus (ii) the number of additional shares of Legacy Common Stock issued upon exercise of any Legacy Stock Option and/or Legacy Warrant, as applicable.

“NBA” means the National Bank Act.

“OCC” shall mean the Office of the Comptroller of the Currency.

“OREO” shall have the meaning given such term in Section 3.13.

“Perfected Dissenting Shares” shall mean Dissenting Shares as to which the record holder has made demand on USB in accordance with paragraph (b) of Section 214a of the NBA.

“Persons” or “persons” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

“Proxy Statement/Prospectus” shall have the meaning given to such term in Section 3.7.2.

“Registration Statement” shall have the meaning given to such term in Section 3.7.2.

“Regulatory Authority” shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1.2.

“Returns” shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term

“Return” means any one of the foregoing Returns.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall mean, with respect to any corporation (the “parent”), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning given to such term in Section 2.1.

“Taxes” shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Tax Filings” shall mean any applications, reports, statements or other Returns related to any Persons taxes required to be filed with any local, state or federal Governmental Entity before the Merger may become effective.

“Tender Offer” shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of Legacy Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of Legacy.

“Understanding” shall have the meaning set forth in Section 6.1.5.

“Updated Schedules” shall mean the schedules provided by Legacy to Bancshares, and the schedules provided by Bancshares to Legacy, immediately prior to the Closing as set forth in Section 5.7.

“USB” shall mean United Security Bank.

“Voting Securities” or “Voting Stock” shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

ARTICLE 2.  THE MERGER

Section 2.1  The Merger.  Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, Legacy shall be merged with USB, with USB being the Surviving Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the “Merger Agreement”) and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the “Merger”).  The closing of the Merger (the “Closing”) shall take place at a location and time and Business Day to be designated by Bancshares and reasonably concurred to by Legacy (the “Closing Date”) which shall be as soon as practicable and not later than thirty (30) days after receipt of the Last Regulatory Approval, expiration of all applicable waiting periods and Legacy shareholder approval.  The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI.  When used in this Agreement, the term “Effective Time” shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI, and “Surviving Corporation” shall mean USB.

Section 2.2  Effect of Merger.  By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of Legacy and USB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Legacy and USB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Legacy and USB immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either Legacy or USB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Legacy and USB shall be preserved unimpaired and all debts, liabilities and duties of Legacy and USB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

Section 2.3  Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of USB in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until amended and the name of the Surviving Corporation shall be “United Security Bank.”

Section 2.4  USB Stock.  The authorized and issued capital stock of USB immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of USB shall remain unchanged and shall be held by Bancshares.

Section 2.5  Conversion of Legacy Common Stock and Cancellation of Legacy Stock Options and Legacy Warrants.

2.5.1  Conversion of Legacy Common Stock.

At the Effective Time the conversion of each outstanding share of Legacy Common Stock shall proceed as follows:

(a)                                  Subject to the exceptions and limitations in Section 2.5.1(b), each outstanding share of Legacy Common Stock shall, without any further action on the part of Legacy or the holders of any such shares, be converted into the right to receive shares of Bancshares Common Stock in accordance with the Exchange Ratio.

(b)                                 Certain Exceptions and Limitations.  (A) Legacy Perfected Dissenting Shares shall not be converted into the right to receive shares of Bancshares Common Stock, but shall, after the Effective Time, be entitled only to such rights as are granted them by Section 214a of the NBA (each dissenting shareholder who is entitled to payment for his shares of Legacy Common Stock shall receive such payment in an amount as determined pursuant to Section 214a of the NBA), and (B) no fractional shares of Bancshares Common Stock shall be issued in the Merger and, in lieu thereof, each holder of Legacy Common Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to eight places) obtained by multiplying such fractional share interest by the Average Closing Price.

(c)                                  The holders of certificates formerly representing shares of Legacy Common Stock shall cease to have any rights as shareholders of Legacy, except such rights, if any, as they may have pursuant to national banking laws.  Except as provided above, until certificates representing shares of Legacy Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive shares of Bancshares Common Stock in accordance with the Exchange Ratio.

2.5.2  Reservation of Shares.  Prior to the Effective Time, the Board of Directors of Bancshares shall reserve for issuance a sufficient number of shares of Bancshares Common Stock for the purpose of issuing its shares to the shareholders of Legacy in accordance herewith.

2.5.3  Exchange of Legacy Common Stock.

(a)                                  As soon as reasonably practicable after the Effective Time, holders of record of certificates formerly representing shares of Legacy Common Stock (“Certificates”) shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Bancshares shall deliver or cause to be delivered to such holders.  Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Bancshares or the Exchange Agent.

(b)                                 After the Effective Time, each holder of a Certificate that surrenders such Certificate to Bancshares or the Exchange Agent will, upon acceptance thereof by Bancshares or the Exchange Agent, be entitled to receive shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof.

(c)                                  Bancshares or the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Bancshares or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Bancshares or the Exchange Agent may reasonably require.

(d)                                 Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to Bancshares or the Exchange Agent be deemed to evidence the right to receive shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof.

(e)                                  After the Effective Time, holders of Certificates shall cease to have rights with respect to the Legacy Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof.  At the Effective Time, Legacy shall deliver a certified copy of a list of its shareholders to Bancshares or the Exchange Agent.  After the Effective Time, there shall be no further transfer of Certificates on the records of Legacy, and if such Certificates are presented to Legacy for transfer, they shall be canceled against delivery of the shares of Bancshares Common Stock in accordance with Section 2.5.1 hereof.  Bancshares shall not be obligated to deliver any shares of Bancshares Common Stock to any holder of Legacy Common Stock until such holder surrenders the Certificates as provided herein.  No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Bancshares Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Bancshares Common Stock, at which time such dividends on whole shares of Bancshares Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored.  Certificates surrendered for exchange by any person constituting an “affiliate” of Legacy for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing Bancshares Common Stock until Bancshares has received a written agreement from such person as specified in Section 5.3.  Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of Legacy Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Bancshares and the Exchange Agent shall be entitled to rely upon the stock transfer books of Legacy to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of stock represented by any Certificate, Bancshares or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party or with a court of competent jurisdiction and thereafter be relieved with respect to any claims thereto.

(f)                                    If any shares of Bancshares Common Stock are to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Bancshares or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Bancshares or the Exchange Agent that such tax has been paid or is not applicable.

(g)                                 In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Bancshares or the Exchange Agent an affidavit stating such fact, in form satisfactory to Bancshares, and, at Bancshares’ discretion, a bond in such reasonable sum as Bancshares or the Exchange Agent may direct as indemnity against any claim that may be made against Bancshares or Legacy or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.  Upon such delivery, the owner shall have the right to receive the shares of

Bancshares Common Stock in accordance with Section 2.5.1 hereof with respect to the shares represented by the lost, stolen or destroyed Certificate.

2.5.4  Cancellation of Legacy Stock Options and Warrants.  Immediately prior to the Effective Time, each outstanding Legacy Stock Option and each outstanding Legacy Warrant will be cancelled and each optionee and warrantholder, as applicable, will receive payment by Legacy in an amount equal to (i) the difference between the Merger Consideration and the underlying exercise price of the Legacy Stock Option, or Legacy Warrant, as applicable, multiplied by (ii) the number of shares underlying the Legacy Stock Option, or Legacy Warrant, as applicable.

2.6  Dissenters’ Rights.  Shares of Legacy Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Section 214a of the NBA and have timely filed with USB a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to paragraph (b) of Section 214a of the NBA, are herein called “Dissenting Shares.”  Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters’ rights under paragraph (b) of Section 214a of the NBA (“Perfected Dissenting Shares”), shall not be converted pursuant to Section 2.5 but the holders thereof shall be entitled only to such rights as are granted by paragraph (b) of Section 214a of the NBA.  Each holder of Perfected Dissenting Shares who is entitled to payment for his or her Legacy Common Stock pursuant to the provisions of paragraph (b) of Section 214a of the NBA shall receive payment therefore from USB (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

Section 2.7  Board of Directors of Bancshares and USB following the Effective Time.  At the Effective Time, one director of Legacy shall be appointed as a director of Bancshares and USB.  The Legacy director will be selected by the then existing Board of Directors of Bancshares from a list of three candidates determined by Legacy.  All other directors of Bancshares shall remain as members of the Board of Directors, each to serve until the next annual meeting of shareholder of Bancshares and until such successors are elected and qualified, and all other directors of USB shall remain as members of the Board of Directors of the Surviving Corporation, each to serve until the next annual meeting of shareholder of USB and until such successors are elected and qualified.

Section 2.8  Executive Officers of Bancshares and USB following the Effective Time.  At the Effective Time, the then existing executive officers of Bancshares shall remain the executive officers of Bancshares.  At the Effective Time, the then existing executive officers of USB shall remain the executive officers of USB.

Section 2.9  Change of Structure.  Bancshares and Legacy agree that Bancshares may change the structure of the Merger so long as the consideration received by Legacy shareholders under Section 2.5 hereof is not modified and the Closing of the Merger is not materially delayed.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF LEGACY

Legacy represents and warrants to Bancshares as follows:

Section 3.1  Organization; Corporate Power; Etc.  Legacy is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  Legacy has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement.  Legacy has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Legacy will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.  Legacy deposits are insured by the FDIC in the manner and to the full extent provided by law.

Section 3.2  Licenses and Permits.  Except as disclosed on Schedule 3.2, Legacy has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Legacy or on the ability of Legacy to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of Legacy are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

Section 3.3  Subsidiaries.  Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which Legacy owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

Section 3.4  Authorization of Agreement; No Conflicts.

3.4.1  The execution and delivery of this Agreement and the Merger Agreement by Legacy, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Legacy, subject only to the approval of this Agreement, the Merger Agreement and the Merger by Legacy’s shareholders.  This Agreement has been duly executed and delivered by Legacy and constitutes a legal, valid and binding obligation of Legacy, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Legacy, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D).

3.4.2  Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Association or Bylaws of Legacy, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Legacy or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Legacy, or on Bancshares following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time.

3.4.3  No consent, waiver, approval, order, permit or other authorization of, or registration, declaration or filing with any Governmental Entity is required with respect to Legacy in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby, except for (a) the applicable requirements, if any, of the Securities Act, the Exchange Act, the NBA and State securities laws, the filing of the Merger Agreement with the Secretary of the State of California and the CDFI, and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have an effect on the legality, validity or enforceability of this Agreement.

Section 3.5  Capital Structure.  The authorized capital stock of Legacy consists of 10,000,000 shares of Legacy Common Stock, $5.00 par value per share.  On the date of this Agreement, 1,672,373 shares of Legacy Common Stock were outstanding, 211,556 shares of Legacy Common Stock were reserved for issuance pursuant to outstanding Legacy Stock Options under the Legacy Stock Option Plan, and 450,000 shares of Legacy Common Stock were reserved for issuance pursuant to outstanding Legacy Warrants.  All outstanding shares of Legacy Common Stock are validly issued, fully paid and nonassessable (except as set forth in 12 U.S.C. 55), and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person, and have been issued in compliance with applicable federal, state and foreign securities laws.  Except for the Legacy Stock Options and Legacy Warrants described on Schedule 3.5 to this Agreement, Legacy does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Legacy is a party or by which it is bound obligating Legacy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Legacy or obligating Legacy to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Schedule 3.5 to this Agreement contains a description of the Legacy Stock Option Plan and list of all Legacy Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.  In addition, Schedule 3.5 also contains a description of each Legacy Warrant outstanding.

Section 3.6  Legacy Filings.  Except as disclosed on Schedule 3.6, since January 1, 2003, Legacy has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the OCC; or (b) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings, and all reports sent to Legacy’s shareholders during the three-year period ended December 31, 2005 and the nine months ended September 30, 2006 (whether or not filed with any Regulatory Authority), are collectively referred to as the “Legacy Filings”.  Except to the extent prohibited by law, copies of the Legacy Filings have been made available to

Bancshares.  As of their respective filing or mailing dates, each of the past Legacy Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7  Accuracy of Information Supplied.

3.7.1  No representation or warranty of Legacy contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Legacy to Bancshares in connection herewith and none of the information supplied or to be supplied by Legacy to Bancshares hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.7.2  None of the information supplied or to be supplied by Legacy or relating to Legacy and approved by Legacy which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by Bancshares in connection with the issuance of shares of Bancshares Common Stock in the Merger (including the Proxy Statement of Legacy and the Prospectus of Bancshares (“Proxy Statement/Prospectus”) constituting a part thereof, the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Legacy through the date of the meeting of shareholders of Legacy to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Bancshares Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement/Prospectus (except for such portions thereof that relate only to Bancshares and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations there under.

3.7.3  Legacy has delivered or will deliver to Bancshares copies of the Legacy Financial Statements, and Legacy will hereafter until the Closing Date deliver to Bancshares copies of additional financial statements of Legacy as provided in Sections 5.1.1(iii) and 6.1.11(iii).  The Legacy Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Legacy as of the respective dates indicated and the results of operations, cash flows and changes in shareholders’ equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).  In addition, Legacy has delivered or made available to Bancshares copies of all management or other letters delivered to Legacy by its independent accountants in connection with any of the Legacy Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of Legacy issued at any time since January 1, 2003, and will make available for inspection by Bancshares or its representatives, at such times and places as Bancshares may reasonably request, reports and working papers produced or developed by such accountants or consultants.

Section 3.8  Compliance with Applicable Laws.  Except as disclosed on Schedule 3.8, to the Knowledge of Legacy, the business of Legacy is not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Legacy.  Except as set forth in Schedule 3.8, to the Knowledge of Legacy no investigation or review by any Governmental Entity with respect to Legacy, other than regular bank examinations, is pending or threatened, nor has any Governmental Entity indicated to Legacy an intention to conduct the same.

Section 3.9  Litigation.  Except as set forth in Schedule 3.9, to the Knowledge of Legacy there is no suit, action or proceeding or investigation pending or threatened against or affecting Legacy which, if adversely determined, would have a Material Adverse Effect on Legacy; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Legacy that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefore, of all pending litigation in which Legacy is a named party of which Legacy has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Legacy’s prior business practices.

Section 3.10  Agreements with Banking Authorities.  Except as set forth in Schedule 3.10, Legacy is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

Section 3.11  Insurance.  Legacy has in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets.  Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by Legacy.  Legacy is not in default under any such policy of insurance or bond such that it can be canceled and all material current claims outstanding there under have been filed in timely fashion.  Legacy has filed claims with, or given notice of claim to, their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

Section 3.12  Title to Assets other than Real Property.  Except as disclosed on Schedule 3.12, Legacy has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), used in its business, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sub-lessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the Legacy Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use, or the ability of Legacy or its Subsidiary to sell or otherwise dispose of the property subject thereto or affected thereby; and (e) other matters as described in Schedule 3.12.  To Legacy’s Knowledge, all such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

Section 3.13  Real Property.  Schedule 3.13 is an accurate list and general description of all real property owned or leased by Legacy, including Other Real Estate Owned (“OREO”).  Legacy has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sub-lessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of Legacy to dispose, of Legacy’s interest in the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13.  Legacy has valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sub-lessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13.  To the best of Legacy’s Knowledge, the activities of Legacy with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity.  Except as set forth in Schedule 3.13, Legacy enjoys quiet possession under all material leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  To Legacy’s Knowledge, materially all buildings and improvements on real properties owned or leased by Legacy are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

Section 3.14  Taxes.

3.14.1  Filing of Returns.  Except as set forth on Schedule 3.14.1, Legacy has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of Legacy or any of their properties, income and/or operations on or prior to the Closing Date.  As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon.  Except as set forth on Schedule 3.14.1, no extension of time within which Legacy may file any Return is currently in force.

3.14.2  Payment of Taxes.  Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on Legacy or for which Legacy is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of Legacy to taxing authorities or others on or before the date hereof have been paid.

3.14.3  Audit History.  Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of Legacy currently in progress of which Legacy has Knowledge.  Except as disclosed on Schedule 3.14.3, Legacy has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of Legacy for any period.  Legacy currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Legacy or any Subsidiaries filed for fiscal years ended on or after December 31, 1999 through the Closing Date, nor to the Knowledge of Legacy is there reason to believe that any material deficiency will be assessed.

3.14.4  Statute of Limitations.  Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of Legacy for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax.  No closing agreements or compromises exist concerning Taxes of Legacy.

3.14.5  Withholding Obligations.  Except as set forth on Schedule 3.14.5, Legacy has withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld there from by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

3.14.6  Tax Liens.  There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by Legacy except for liens for Taxes that are not yet due and payable.

3.14.7  Tax Reserves.  Legacy has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed.  The Legacy Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the Legacy Financial Statements and all periods prior thereto.

3.14.8  IRC Section 382 Applicability.  Legacy, including any party joining in any consolidated return to which Legacy is not a member, has not undergone an “ownership change” as defined in IRC Section 382(g) within the “testing period” (as defined in IRC Section 382)

ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

3.14.9  Disclosure Information.  Within 45 days of the date of this Agreement, Legacy will deliver to Bancshares a schedule setting forth the following information with respect to Legacy and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) Legacy’s basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Legacy; and (c) the amount of any deferred gain or loss allocable to Legacy and arising out of any deferred intercompany transactions.

Section 3.15  Performance of Obligations.  Except as disclosed on Schedule 3.15, Legacy has performed all material obligations required to be performed by it to date and Legacy is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Legacy.  To the Knowledge of Legacy, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom Legacy has an agreement that is of material importance to the businesses of Legacy is in default there under.

Section 3.16  Loans and Investments.  Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of Legacy are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  Except as described on Schedule 3.16, as of September 30, 2006, no loans or investments held by Legacy are:  (i) more than ninety (90) days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as “loss,” “doubtful,” “substandard” or “specially mentioned” by Legacy or any banking regulators; or (iii) on a nonaccrual status in accordance with Legacy’s loan review procedures.  Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations there under or state securities laws and pledges or security interests given in connection with government deposits.  All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by Legacy to any Affiliates of Legacy are disclosed on Schedule 3.16.  For outstanding loans or extensions of credit where the original principal amounts are in excess of $100,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to Legacy and to Legacy’s Knowledge, is still in full force and effect.

Section 3.17  Brokers and Finders.  Except as set forth on Schedule 3.17, Legacy is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.  Legacy agrees to indemnify and hold harmless Bancshares and its affiliates, and to defend with counsel selected by Bancshares and reasonably satisfactory to Legacy, from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section 3.17.

Section 3.18  Material Contracts.  Schedule 3.18 to this Agreement contains a complete and accurate written list of all agreements, obligations or understandings exceeding $10,000, written and oral, to which Legacy is a party as of the date of this Agreement, except for loans and other extensions of credit made by Legacy in the ordinary course of its business and those items specifically disclosed in the Legacy Financial Statements.

Section 3.19  Absence of Material Adverse Effect.  Since September 30, 2006, the business of Legacy has been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Legacy.

Section 3.20  Undisclosed Liabilities.  Except as disclosed on Schedule 3.20, to Legacy’s Knowledge Legacy has no liabilities or obligations, either accrued, contingent or otherwise, that are material to Legacy and that have not been:  (a) reflected or disclosed in the Legacy Financial Statements; or (b) incurred subsequent to September 30, 2006 in the ordinary course of business.  Legacy has no Knowledge of any basis for the assertion against Legacy of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Legacy that is not fully and fairly reflected and disclosed in the Legacy Financial Statements or on Schedule 3.20.

Section 3.21  Employees; Employee Benefit Plans; ERISA.

3.21.1  All material obligations of Legacy for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the Legacy Financial Statements and paid when due.  To Legacy’s Knowledge, and except as disclosed on Schedule 3.21.1, all material obligations of Legacy, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the Legacy Financial Statements for the periods covered thereby and paid when due.  To Legacy’s Knowledge, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of Legacy, attempts to unionize or controversies threatened between Legacy or any of its Affiliates and or relating to, any of their employees that are likely to have a Material Adverse Effect on Legacy, taken as a whole.  Legacy is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, Legacy is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of Legacy which are not terminable by Legacy without liability on not more than thirty (30) days’ notice.  Except as disclosed in the Legacy Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents.  Except as set forth on Schedule 3.21.1, no director, officer or employee of Legacy is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement.  To Legacy’s Knowledge, Legacy has materially complied with all applicable federal and state statutes and regulations which govern workers’ compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

3.21.2                  Legacy has delivered as Schedule 3.21.2 a complete list of:

(a)                                  All current employees of Legacy together with each employee’s tenure with Legacy, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

(b)                                 All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

3.21.3  Except as disclosed on Schedule 3.21.3, Legacy does not maintain, administer or otherwise contribute to any “employee benefit plan,” as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of Legacy or any of its Subsidiaries (any such plan being herein referred to as an “Employee Plan”).  True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to Bancshares, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of Legacy or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan.  None of the Employee Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as covered in Section 412(c) of the IRC, and Legacy has not been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years.  None of the Employee Plans of Legacy is, or for the last five years has been, subject to Title IV of ERISA.  Each Employee Plan that is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and Legacy is not aware of any fact which has occurred that would cause the loss of such qualification or exemption.

3.21.4  Except as disclosed in Schedule 3.21.4, Legacy does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of Legacy or for any class or classes of such directors, officers or employees.  Except as disclosed in Schedule 3.21.4, Legacy does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of Legacy, whether active or retired, or for any class or classes of such directors, officers or employees.  Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to Bancshares, shall be herein referred to as a “Benefit Arrangement.”

3.21.5  To Legacy’s Knowledge, all Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangement, materially comply with or will be amended to materially comply with applicable legal requirements.  Neither Legacy, nor any Employee Plan nor any trusts created there under, nor any trustee, administrator nor any other fiduciary thereof has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject Legacy or Bancshares to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each “plan official” within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to Legacy’s Knowledge, no employee of Legacy, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject Legacy or any of its Subsidiaries to liability if Legacy or any such Subsidiary is obligated to indemnify such Person against liability.  Except as disclosed in Schedule 3.21.5, Legacy has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

3.21.6  Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan.  Except as set forth on Schedule 3.21.6, to Legacy’s Knowledge there is no pending or threatened legal action, proceeding or investigation against any Employee Plan that could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

3.21.7  To Legacy’s Knowledge, each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

3.21.8  Except as disclosed in Schedule 3.21.8, Legacy does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by Legacy or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of Legacy or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

Section 3.22  Powers of Attorney.  No power of attorney or similar authorization given by Legacy thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

Section 3.23  Hazardous Materials.  Except as set forth on Schedule 3.23:

3.23.1  Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of Legacy and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the Legacy Properties (as defined below), Legacy has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law.  To Legacy’s Knowledge, no material amount of Hazardous Substances has been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 2003, or which is currently or during the past three years was leased, by Legacy, including OREO (collectively, the “Legacy Properties”), or to Legacy’s Knowledge, on or in any real property in which Legacy now holds any security interest, mortgage or other lien or interest (“Legacy Collateralizing Real Estate”), except for (i) matters disclosed on Schedule 3.23; and (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such Legacy Properties.  To Legacy’s Knowledge, no activity has been undertaken on any of the Legacy Properties since January l, 2003, and to the Knowledge of Legacy no activities have been or are being undertaken on any of the Legacy Collateralizing Real Estate, that would cause or contribute to:

(a)                                  any of the Legacy Properties or Legacy Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

(b)                                 a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

(c)                                  the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the Legacy Property or Legacy Collateralizing Real Estate involved.

3.23.2  Except as disclosed on Schedule 3.23, to the Knowledge of Legacy, there are not, and never have been, any underground storage tanks located in or under any of the Legacy Properties or the Legacy Collateralizing Real Estate.

3.23.3  Legacy has not received any written notice of, and to the Knowledge of Legacy has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the Legacy Properties or Legacy Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the Legacy Properties or Legacy Collateralizing Real Estate is listed on the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites, or, to the Knowledge of Legacy, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

3.23.4  “Hazardous Substances” shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

Section 3.24  Parachute Payments.  The consummation of the Merger will not entitle any director, officer or employee of Legacy to any payment that would constitute a parachute payment under IRC 280G.

Section 3.25  Risk Management Instruments.  Neither Legacy nor any Subsidiary of Legacy is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generally as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance and listed on Schedule 3.25.

Section 3.26  Liability Under Regulation C, Truth in Lending Law and HMDA.  To Legacy’s Knowledge, and except as disclosed in Schedule 3.26, Legacy has no liabilities or obligations either accrued, contingent or otherwise, that have a Material Adverse Effect on Legacy with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

Section 3.27  Bank Secrecy Act.  Legacy has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as

Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

Section 3.28  Community Reinvestment Act.  Legacy received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.  Legacy has not been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

Section 3.29  Accounting Records.  Legacy maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.  Such records, to the extent they contain material information pertaining to Legacy which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.  Legacy has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Legacy, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Legacy are being made only in accordance with appropriate authorizations of management and the board of directors of Legacy, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Legacy that could have a material effect on Legacy’s financial statements.  Legacy has no Knowledge of, and Legacy’s independent auditors have not identified to Legacy, (i) any significant deficiency or material weakness in the system of internal accounting controls used by Legacy which are reasonably likely to adversely affect Legacy’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves Legacy’s management or other current or former employees, consultants or directors of Legacy who have a role in the preparation of financial statements or the internal accounting controls utilized by Legacy, or (iii) any claim or allegation regarding any of the foregoing.

Section 3.30  Corporate Records.  The minute books of Legacy accurately reflect all material actions taken by the respective shareholders, board of directors and committees of Legacy.

Section 3.31  Accounting and Tax Matters.  Legacy has not through the date hereof taken or agreed to take any action that would prevent Legacy from qualifying the Merger as a reorganization within the meaning of Section 368 of the IRC.

Section 3.32  Foreign Corrupt Practices Act.  Legacy (including any of its officers, directors and, to the Knowledge of Legacy, its representatives) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF BANCSHARES

Bancshares and USB, jointly and severally, represent and warrant to Legacy that:

Section 4.1  Organization; Corporate Power; Etc.  Each of Bancshares and USB is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement.  Bancshares is a bank holding company registered under the BHCA.  Each of Bancshares’ Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Bancshares taken as a whole or the ability of Bancshares to consummate the transactions contemplated by this Agreement.  Bancshares has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, Bancshares will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby.  Bancshares is the sole shareholder of USB.  USB is a state chartered banking corporation licensed to conduct banking business in California.  USB is a member of the Federal Reserve System.  USB’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

Section 4.2  Licenses and Permits.  Except as disclosed on Schedule 4.2, Bancshares and USB have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on Bancshares taken as a whole, or on the ability of Bancshares to consummate the transactions contemplated by this Agreement.

Section 4.3  Authorization of Agreement; No Conflicts.

4.3.1  The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Bancshares and USB.  No approval from the shareholders of Bancshares of this Agreement, the Merger Agreement, or the transactions contemplated in those agreements is required.  This Agreement has been duly executed and delivered by Bancshares and USB, and constitutes a legal, valid and binding obligation of Bancshares and USB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.  The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of Bancshares and USB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

4.3.2  Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of Bancshares and USB, or any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bancshares or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on Bancshares taken as a whole; or (ii) will be cured or waived prior to the Effective Time.

Section 4.4  Capital Structure of Bancshares.  The authorized capital stock of Bancshares consists of 20,000,000 shares of Bancshares Common Stock, no par value per share.  On September 30, 2006, 11,309,698 shares of Bancshares Common Stock were outstanding and 299,500 shares of Bancshares Common Stock have been granted and are unexercised pursuant to employee stock option and other employee stock plans (the “Bancshares Stock Plans”).  All outstanding shares of Bancshares Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person.  The issuance of the shares of Bancshares Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of Bancshares, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of Bancshares Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person.  As of the date of this Agreement, and except for this Agreement and the Bancshares Stock Plans, Bancshares does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which Bancshares is a party or by which it is bound obligating Bancshares to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Bancshares or obligating Bancshares to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 4.5  Bancshares Filings.  Since January 1, 2003, Bancshares has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve or any Federal Reserve Bank; (b) the CDFI; (c) the SEC; and (d) any other applicable federal, state or local governmental or regulatory authority.  All such reports, registrations and filings including the Bancshares Financial Statements are collectively referred to as the “Bancshares Filings”.  Except to the extent prohibited by law, copies of the Bancshares Filings have previously been made available to Legacy.  As of their respective filing or mailing dates, each of the past Bancshares Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6  Accuracy of Information Supplied.

4.6.1  No representation or warranty of Bancshares and USB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of Bancshares or any of its Subsidiaries to Legacy in connection herewith and none of the information supplied or to be supplied by Bancshares to Legacy hereunder contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6.2  None of the information supplied or to be supplied by Bancshares or relating to Bancshares which is included or incorporated by reference in (i) the Registration Statement in connection the issuance of shares of Bancshares Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of Legacy through the date of the meeting of shareholders of Legacy to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or “blue sky” authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of Bancshares Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Registration Statement (except for such portions thereof that relate only to Legacy) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations there under.

4.6.3  Bancshares has delivered or will deliver to Legacy copies of the Bancshares Financial Statements.  The Bancshares Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of Bancshares and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount).

Section 4.7  Compliance With Applicable Laws.  Except as disclosed on Schedule 4.7, to the Knowledge of Bancshares, the respective businesses of Bancshares and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole.  No investigation or review by any Governmental Entity with respect to Bancshares is pending or, to the Knowledge of Bancshares, threatened, nor has any Governmental Entity indicated to Bancshares an intention to conduct the same, other than regular bank examinations and those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole.

Section 4.8  Performance of Obligations.  Each of Bancshares and USB has performed all material obligations required to be performed by them to date, and each of Bancshares and USB is not in material default under or in material breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on Bancshares.  To Bancshares’ Knowledge, and except as disclosed on Schedule 4.8, no party with whom Bancshares or its Subsidiaries has an agreement that is of material importance to the business of Bancshares is in default there under.

Section 4.9  Absence of Material Adverse Effect.  Since December 31, 2005, no event or circumstance has occurred or is expected to occur which to Bancshares’ Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole.

Section 4.10  Undisclosed Liabilities.  Except as disclosed on Schedule 4.10, none of Bancshares or any of its Subsidiaries to Bancshares’ Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to Bancshares and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the Bancshares Financial Statements; or (b) incurred subsequent to September 30, 2006 in the ordinary course of business.  Bancshares has no Knowledge of any basis for the assertion against Bancshares or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on Bancshares and its Subsidiaries, taken as a whole, that is not fairly reflected in the Bancshares Financial Statements or on Schedule 4.10.

Section 4.11  Litigation.  Except as set forth in Schedule 4.11, to the Knowledge of Bancshares there is no suit, action or proceeding or investigation pending or threatened against or affecting Bancshares which, if adversely determined, would have a Material Adverse Effect on Bancshares, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Bancshares or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect.  Schedule 4.11 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefore, of all pending litigation in which Bancshares or its Subsidiaries, is a named party of which Bancshares has Knowledge, and except as disclosed on Schedule 4.11, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with Bancshares’ prior business practices.

Section 4.12  Agreements with Banking Authorities.  Neither Bancshares nor USB is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity, nor is any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity threatened.

Section 4.13  Bank Secrecy Act.  Neither Bancshares nor USB has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.

Section 4.14  Brokers and Finders.  Except as set forth on Schedule 4.14, neither Bancshares nor USB is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, or the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.  Bancshares agrees to indemnify and hold harmless Legacy, and to defend with counsel selected by Legacy and reasonably satisfactory to Bancshares, from and against any liability, cost or expense, including attorneys’ fees, incurred in connection with a breach of this Section 4.14.

Section 4.15  Community Reinvestment Act.  USB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.  Neither Bancshares nor USB has been advised of any concerns regarding compliance with the Community Reinvestment Act by any Governmental Entity or by any other Person.

Section 4.16  Accounting Records.  Each of Bancshares and USB maintains accounting records which fairly and validly reflect, in all material respects, its transactions and accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with GAAP.  Such records, to the extent they contain material information pertaining to Bancshares or USB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

Section 4.17  Nasdaq Listing.  As of the date hereof, Bancshares Common Stock is quoted on the Nasdaq National Market.  Bancshares has taken no action to delist Bancshares Common Stock and, to the Knowledge of Bancshares, there are no existing orders nor pending investigations by a Governmental Entity or any stock exchange which might lead to the delisting of Bancshares Common Stock.

Section 4.18  Accounting and Tax Matters.  Bancshares and USB have not through the date hereof taken or agreed to take any action that would prevent Bancshares from qualifying the Merger as a reorganization within the meaning of Section 368 of the IRC.

Section 4.19  Corporate Records.  The minute books of Bancshares and USB accurately reflect all material actions taken by the respective shareholders, board of directors and committees of Bancshares and USB.

ARTICLE 5.  ADDITIONAL AGREEMENTS

Section 5.1  Access to Information

5.1.1  Upon reasonable notice, Legacy shall permit Bancshares and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to Bancshares as soon as practicable, (i) a copy of each of Legacy’s Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of Legacy shall be furnished to Bancshares at least 7 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of Bancshares, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by Legacy during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Legacy as of the end of such month; and (iv) all other information concerning Legacy’s business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Bancshares may reasonably request.

5.1.2  Until the Effective Time, a representative of Bancshares shall be entitled and shall be invited to attend meetings of the Board of Directors of Legacy and of the Loan Committee of Legacy, and at least five (5) days’ prior written notice of the dates, times and places of such meetings shall be given to Bancshares except that in the case of special meetings Bancshares shall receive the same number of days’ prior notice as Legacy’s directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by Legacy, (ii) involve discussions between such Board of Directors or such Loan Committee and legal counsel for Legacy that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of Bancshares, or (iii) constitute an executive session of any Board of Directors meeting.

5.1.3  Bancshares and USB shall furnish or provide access to Legacy as soon as practicable, (i) a copy of each of Bancshares’ or USB’s Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of Bancshares shall be furnished to Legacy prior to the proposed date of filing thereof and shall not be filed without the prior approval of Legacy, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by Bancshares or USB during such period with any Regulatory Authority, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of Bancshares as of the end of such month; and (iv) all other information concerning Bancshares’ and USB’s business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as Legacy may reasonably request.

5.1.4  Bancshares and Legacy each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys, accountants and consultants of each who have a need to receive such information and other than as may be required by law) any information received from the other, unless and until such documents and other information otherwise becomes publicly available or unless the disclosure of such information is authorized by each party.  In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all nonpublic documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

Section 5.2  Shareholder Approval.  Legacy shall promptly call a meeting of its shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is declared effective by the SEC, but in no event later than January 31, 2007, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger.  Subject to its fiduciary duties, Legacy’s Board of Directors will recommend to the shareholders approval of this Agreement, the Merger Agreement and the Merger.

Section 5.3  Taking of Necessary Action.

5.3.1  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of Legacy’s or Bancshares’ Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement.  Without limiting the foregoing, Bancshares and Legacy will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of Bancshares or Legacy advisable for the consummation of the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Legacy, the proper officers or directors of Bancshares, USB or Legacy, as the case may be, shall take all such necessary action.

5.3.2  The obligations of Legacy contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or Legacy’s receipt of a Legacy Superior Proposal (defined below) and any Default under Section 6.2.5 by Legacy shall entitle Bancshares to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party’s Board of Directors and officers to its shareholders.

5.3.3  Legacy shall use its best efforts to cause each director, executive officer and other person who is an “Affiliate” of Legacy (for purposes of Rule 145 under the Securities Act) to deliver to Bancshares, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the “Affiliates Agreement”).

Section 5.4  Registration Statement and Applications.

5.4.1  Bancshares and Legacy will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement.  Each of Bancshares and Legacy shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Legacy shall thereafter mail the Proxy Statement/Prospectus to the shareholders of Legacy.  Each party will furnish all financial or other information, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

5.4.2  Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals; (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement; and (iii) written summaries of all oral communications between the other party and any state securities law regulatory authorities, the SEC or other appropriate bank regulatory authorities regarding the Requisite Regulatory Approvals.

Section 5.5  Expenses.

5.5.1  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same.

5.5.2  Legacy shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Closing Date and that such expenses are properly reflected on the books of Legacy.

Section 5.6  Notification of Certain Events.

5.6.1  Legacy shall provide to Bancshares, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.2  Bancshares shall provide to Legacy, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

5.6.3  Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

5.6.4  Legacy and Bancshares shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof.  Bancshares shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act.  If the amendment or supplement so required relates to information concerning or provided by Legacy, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by Legacy.

Section 5.7  Updated Schedules.  Legacy has delivered to Bancshares on or before the date of this Agreement all of the Schedules to this Agreement which Legacy is required to deliver to Bancshares hereunder (the “Legacy Schedules”).  Bancshares has delivered to Legacy on or before the date of this Agreement all of the Schedules to this Agreement which Bancshares is required to deliver to Legacy hereunder ( the “Bancshares Schedules”).  Immediately prior to the Closing Date, Legacy shall have prepared updates of the Legacy Schedules provided for in this Agreement and shall deliver to Bancshares revised schedules containing the updated information (or a certificate signed by Legacy’s Chief Executive Officer stating that there have been no changes on the applicable schedules); and Bancshares shall have prepared updates of the Bancshares Schedules provided for in this Agreement and shall deliver to Legacy revised schedules containing updated information (or a certificate signed by Bancshares’ Chief Executive Officer stating that there has been no change on the applicable schedules).

Section 5.8  Additional Accruals/Appraisals.  Immediately prior to the Closing Date, at Bancshares’ request, Legacy shall, consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be necessary to conform Legacy’s accounting and credit and OREO loss reserve practices and methods to those of Bancshares, provided, however, that no accrual or reserve made by Legacy pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Legacy resulting from Legacy’s compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

Section 5.9  Employee Plans.  Immediately prior to the Closing Date, at Bancshares’ request, Legacy shall terminate any Employment Plan or Benefit arrangement, provided, however, that no accrual or reserve made by Legacy as a result of a termination requested by Bancshares pursuant to this Section 5.9, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on Legacy resulting from Legacy’s compliance with this Section 5.9, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE 6.  CONDUCT OF BUSINESS

Section 6.1  Affirmative Conduct of Legacy.  During the period from the date of execution of this Agreement through the Effective Time, Legacy shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all national banking associations and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

6.1.1  Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.1.2  Advise Bancshares promptly in writing of any change that would have a Material Adverse Effect on it, or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.1.3  Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries;

6.1.4  Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify Bancshares in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

6.1.5  Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an “Understanding”) or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on Legacy;

6.1.6  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Legacy;

6.1.7  Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

6.1.8  Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices;

6.1.9  Promptly advise Bancshares in writing of any event or any other transaction within the Knowledge of Legacy, whereby any Person or related group of Persons acquires, or proposes to acquire, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of Legacy Common Stock either prior to or after the record date fixed for the Legacy shareholders’ meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

6.1.10                  (a)                                  Maintain a reserve for loan and lease losses (“Loan Loss Reserve”) at a level that is consistent with Legacy’s past practices and methodology as in effect on the date of the execution of this Agreement and in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

(b)                                 Charge off all loans, receivables and other assets, or portions thereof, deemed by Legacy, its outside loan portfolio reviewer, the OCC, or its independent auditors, to be uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as “loss” or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by Legacy, Legacy has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

6.1.11  Furnish to Bancshares, as soon as practicable, and in any event within fifteen (15) days after it is prepared: (i) a copy of any report submitted to the Board of Directors of Legacy and access to the working papers related thereto, provided, however, that Legacy need not furnish Bancshares any materials relating to deliberations of Legacy’s Board of Directors with respect to its approval of this Agreement, communications of Legacy’s legal counsel with the Board of Directors or officers of Legacy regarding Legacy’s rights against or obligations to Bancshares or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys’ work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to Legacy or filed with or received from the OCC or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders’ equity for Legacy and quarterly unaudited balance sheets, statements of income and changes in shareholders’ equity for Legacy, in each case prepared on a basis consistent with past practice; and (iv) such other reports as Bancshares may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to Legacy;

6.1.12  Legacy agrees that through the Effective Time, as of their respect dates, (i) each Legacy Filing will be true and complete in all material respects; and (ii) each Legacy Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such Legacy Filings that is intended to present the financial position of Legacy during the periods involved to which it relates will fairly present in all material respects the financial position of Legacy and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

6.1.13  Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

6.1.14  Inform Bancshares of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority as “Specially Mentioned,” “Renegotiated,” “Substandard,” “Doubtful,” “Loss” or any comparable classification (“Classified Assets”).  Legacy will furnish to Bancshares, as soon as practicable, and in any event within fifteen (15) days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

6.1.15  Furnish to Bancshares, upon Bancshares’ request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by Legacy to any director or officer (at or above the Vice President level) of Legacy or to any Person holding 5% or more of the capital stock of Legacy, including, with respect to each such loan or lease, the identity and, to the best Knowledge of Legacy, the relation of the borrower to Legacy, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000); and

6.1.16  Make available to Bancshares copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $250,000 or more (on a noncumulative basis) for secured loans or secured extensions of credit, $100,000 in the case of unsecured loans or unsecured extensions of credit, and renewals of any classified or criticized loans which are considered by Legacy after the date of this Agreement, concurrently with submission to Legacy’s loan committee.

Section 6.2  Negative Covenants of Legacy.  Between the date hereof and the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Legacy shall not, without prior written consent of Bancshares (which consent shall not be unreasonably withheld and which consent, except with respect to subparagraph (10) of this Section 6.2, shall be deemed granted if within five (5) Business Days of Bancshares’ receipt of written notice of a request for prior written consent, written notice of objection is not received by Legacy):

6.2.1 (a)  Declare or pay any dividend or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

6.2.2  Take any action that would or might result in any of the representations and warranties of Legacy set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.2.3  Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of Legacy or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing;

6.2.4  Amend its Articles of Association or Bylaws, except as required by applicable law or by the terms of this Agreement;

6.2.5  Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than Bancshares, and its representatives) concerning any such solicited Acquisition Proposal.  Legacy shall notify Bancshares immediately if any inquiry regarding an Acquisition Proposal is received by Legacy, including the terms thereof.  For purposes of this Section 6.2.5, “Acquisition Proposal” shall mean any (a) proposal pursuant to which any Person other than Bancshares would acquire or participate in a merger or other business combination or reorganization involving Legacy; (b) proposal by which any Person or group, other than Bancshares, would acquire the right to vote ten percent (10%) or more of the capital stock of Legacy entitled to vote for the election of directors; (c) acquisition of the assets of Legacy other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of Legacy, other than as contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Legacy or Legacy’s Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of Legacy, if and only to the extent that (A) the Board of Directors of Legacy has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to Legacy’s shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Legacy Superior Proposal”) and Legacy’s Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for Legacy to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, Legacy’s Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between Legacy and Bancshares, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

6.2.6  Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to Legacy, other than in the ordinary course of business consistent with prior practice;

6.2.7  Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to Legacy, except in the ordinary course of business consistent with prior practice and after notice to and consultation with Bancshares.  Bancshares shall respond to Legacy within five (5) business days of notice by Legacy which contains all appropriate documents;

6.2.8  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Legacy or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

6.2.9  Enter into any Understanding, except:  (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

6.2.10  Make or enter into a commitment to make any loan or other extension of credit in a secured amount in excess of $100,000, and an unsecured amount in excess of $50,000 and a renewal of any criticized or classified loan; provided further for purposes of this Section 6.2.10, if Bancshares has not provided written objection to Legacy within two (2) days of Notice by Legacy, Bancshares shall have consented to such commitment, loan or extension of credit. notice by Legacy for this Section 6.2.10 shall mean Bancshares’ receipt of all written material presented to Legacy’s loan committee or other persons authorized to approve such loans.  Any objection of Bancshares for any loan or extension of credit under this Section 6.2.10 shall be in writing and shall include a full description of the rationale for objection.  Further provided that Bancshares shall not object to any commitment, loan or extension of credit that is made by Legacy in the ordinary course of business and consistent with safe and sound underwriting practices.  In case of any disagreement with respect to approval of a loan or extension of credit made under this Section 6.2.10, the disagreement shall be referred to Legacy’s third party loan review consultant, whose decision shall bind the parties;

6.2.11  Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

6.2.12  Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

6.2.13  Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2005 or reduce the amount of the Loan Loss Reserves or any other reserves for potential losses or contingencies;

6.2.14  Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $15,000 in the aggregate;

6.2.15  Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

6.2.16  Acquire any investment security except for federal funds or obligations of the United States Treasury; or in the ordinary course of business and consistent with past or established practices;

6.2.17  Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by Bancshares, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to Bancshares for its approval, which it shall not unreasonably withhold or delay;

6.2.18  Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

6.2.19  Change its fiscal year or methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting principles as concurred to by Legacy’s independent public accountants or by Section 5.8 of this Agreement;

6.2.20  Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

6.2.21  Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to Bancshares prior to taking such property into OREO;

6.2.22  Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by Legacy.  Bancshares shall be deemed to have consented in writing to any election Legacy shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of Bancshares in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii)

Bancshares shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election; or

6.2.23  Materially change its pricing practices on loans or deposit products.

Section 6.3  Affirmative Conduct of Bancshares.  During the period from the date of execution of this Agreement through the Effective Time, Bancshares shall carry on its business in a reasonable manner consistent with applicable laws and use all commercially reasonable efforts to preserve intact its business organization and preserve its relationships with customers; and, to these ends, shall fulfill each of the following:

6.3.1  Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

6.3.2  Advise Legacy promptly in writing of any change that would have a Material Adverse Effect on it or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

6.3.3  Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on Bancshares or USB;

6.3.4  Duly and timely file as and when due all material regulatory reports and Returns required to be filed with any Governmental Entity;

6.3.5  File all necessary applications with the OCC, Federal Reserve and CDFI for the transaction as soon as possible, but no later than November 15, 2006 and furnish to Legacy, as soon as practicable, and in any event within fifteen days after it has prepared all applications to be submitted to the OCC, Federal Reserve and CDFI for approval of the Merger;

6.3.6  Bancshares agrees that through the Effective Time, as of their respect dates, (i) each Bancshares Filing will be true and complete in all material respects; and (ii) each Bancshares Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  Any financial statement contained in any of such Bancshares Filings that is intended to present the financial position of Bancshares during the periods involved to which it relates will fairly present in all material respects the financial position of Bancshares and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and banking regulations, except as stated therein;

6.3.7  Insurance.

(a)                                  Bancshares and USB shall permit Legacy to use commercially reasonable efforts to (i) extend the discovery period of its directors’ and officers’ liability insurance for a period of up to 48 months with respect to all matters arising from facts or events which occurred before the Effective Time for which Legacy would have had an obligation to indemnify its directors and officers or (ii) buy “peace of mind” coverage from the California Bankers’ Association; provided, however, that the total costs to Legacy, Bancshares and USB of the premiums for either of such alternatives shall not exceed $50,000.  If Legacy is unable to maintain or obtain the insurance called for by this Section 6.3.7 as a result of the preceding provision, Legacy shall use commercially reasonable efforts to obtain as much comparable insurance as is available for $50,000 with respect to acts or omissions occurring prior to the Effective Time of the Merger by such directors and officers in their capacities as such.  If Bancshares shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Bancshares shall assume the obligations set forth in this Section 6.3.7.  The provisions of the penultimate sentence of this Section are intended to be for the benefit of each director or officer of Legacy and shall be enforceable by such director or officer and his or her heirs and representatives.

(b)                                 For a period of four years after the Effective Time, Bancshares shall, and shall cause its subsidiaries to, maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Association and Bylaws of Legacy, or any indemnification agreement, as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or regulatory authorities.

(c)                                  The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each director or officer of Legacy and his or her heirs and representatives.

6.3.8  Rule 144 Compliance.  From and after the Effective Time of the Merger, Bancshares shall file timely all reports with the SEC necessary to permit the shareholders of Legacy who may be deemed “underwriters” (within the meaning of Rule 145 under the Securities Act) of Legacy Common Stock to sell Bancshares Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Bancshares is otherwise obligated to file such reports with the SEC.

6.3.9  Blue Sky.  Bancshares agrees to use commercially reasonable efforts to have the shares of Bancshares Common Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of Legacy reside.

6.3.10  Reservation, Issuance and Registration of Bancshares Common Stock.  Bancshares shall reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of Bancshares Common Stock to be issued to the shareholders of Legacy in the Merger pursuant to Article 2 hereof.

6.3.11  Nasdaq Listing.  Bancshares shall use its commercially reasonable efforts to cause the shares of Bancshares Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market System, subject to official notice of issuance, prior to the Effective Time of the Merger.

6.3.12  Compliance with Rules.  Bancshares and USB shall comply with the requirements of all applicable Rules, the noncompliance with which would have a Material Adverse Effect on the assets, liabilities, business, financial condition or results of operations or prospects of Bancshares and USB.

6.3.13  Agreement of Merger.  As soon as practicable, Bancshares and USB shall execute the Agreement of Merger.

6.3.14  Legacy Employees.  Within seventy-five (75) days from the date of this Agreement, Bancshares shall provide written notice to Legacy of Bancshares’ intentions with regard to its retention of Legacy employees.  Bancshares shall use its best efforts to retain (whether through reassignment or otherwise) Legacy employees, and in particular shall retain all branch and loan center personnel.

6.3.15  Approval by Bancshares.  In its capacity as the sole shareholder of USB, Bancshares shall formally approve this Agreement and further agreements and transactions contemplated by this Agreement.  Such approval shall be granted by vote at a properly convened meeting of the sole shareholder of USB or by unanimous written consent.

Section 6.4  Negative Covenants of Bancshares.  During the period from the date of execution of this Agreement through the Effective Time, except as contemplated by this Agreement, and subject to requirements of law and regulation generally applicable to banks, Bancshares shall not, without Legacy’s prior written consent (which consent shall not be unreasonably withheld and which consent shall be deemed granted if within five (5) Business Days of Legacy’s receipt of written notice of a request for prior written consent, written notice of objection is not received by Bancshares):

6.4.1  Declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to the shareholders of Bancshares, or split, combine or reclassify any shares of its capital stock, Bancshares Common Stock, or other Equity Securities of Bancshares, except for cash dividends payable by Bancshares to its shareholders in accordance with past practice;

6.4.2  Take any action that would or might result in any of the representations and warranties of Bancshares or USB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied or otherwise materially delay or impair completion of the Merger, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

6.4.3  Take or cause to be taken any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

6.4.4  Change its fiscal year or methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting principles as concurred to by Bancshares’ independent public accountants or by Section 5.8 of this Agreement; or

6.4.5.  Take any action which would or is reasonably likely to (i) adversely affect the ability of Bancshares or USB to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Bancshares’ or USB’s ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Bancshares’ or USB’s obligations hereunder, as set forth in Article 7 herein, not being satisfied

Section 6.5  Access to Operations and Employees.

6.5.1  Within fifteen (15) Business Days of the Closing Date, Legacy shall afford to USB and its authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to Legacy for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger.  USB shall give reasonable notice for access to Legacy, and the date and time of such access with then be mutually agreed to by USB and Legacy.  USB’s access shall be conducted in a manner which does not unreasonably interfere with Legacy’s normal operations, customers and employee relations and which does not interfere with the ability of Legacy to consummate the transactions contemplated by this Agreement.

6.5.2  USB shall have the right, but not the obligation, within fifteen (15) Business Days of the Closing Date, to provide training to employees of Legacy who will become employees of USB.  Such training shall be at the expense of USB and shall be conducted during normal business hours, or, if the foregoing is not possible, after business hours at a location reasonably requested by USB.  At the request of USB, USB shall compensate employees, in accordance with Legacy’s customary policies and practices, for the employee’s time spent being trained by USB.  Legacy shall cooperate with USB to make such employees available for such training prior to the Closing. Training shall not exceed 40 hours per employee.  All travel and other reimbursable expense incurred by the employee for training are USB’s responsibility.  Nothing in this Section 6.5.2 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than USB, Bancshares or Legacy.

ARTICLE 7.  CONDITIONS PRECEDENT TO CLOSING

Section 7.1  Conditions to the Parties’ Obligations.  The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

7.1.1  This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of two-thirds of the outstanding shares of Legacy Common Stock entitled to vote;

7.1.2  All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), without the imposition of any condition which in the reasonable good faith judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation;

7.1.3  There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by Bancshares of any material asset or of a material portion of the business of Bancshares; or (iii) imposes any condition upon Bancshares or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of Bancshares and Legacy would be materially burdensome;

7.1.4  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect.  No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

7.1.5  Bancshares and Legacy shall have received an opinion from Bullivant, Houser, Bailey, PC, dated the Effective Time, subject to customary assumptions, exceptions and written representations of Bancshares, USB and Legacy, which the parties agree to provide as reasonably requested by such counsel, and such opinion shall be in a form and substance reasonably satisfactory to Bancshares, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that Bancshares, USB and Legacy will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

7.1.6  The Average Closing Price shall not be more than $25.00, nor less than $20.00;

7.1.7  No action, suit or proceeding shall have been instituted or threatened by any Governmental Entity before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions; and

7.1.8  The sale of Bancshares Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or “blue sky” regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked.

Section 7.2  Conditions to Bancshares’ Obligations. The obligations of Bancshares to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Bancshares) of each of the following conditions:

7.2.1  Except as otherwise provided in this Section 7.2, (a) the representations and warranties of Legacy contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated hereby; (b) Legacy shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Legacy, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Bancshares to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Legacy shall have delivered to Bancshares certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer and Chief Financial Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

7.2.2  There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which Legacy is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on Legacy, the Surviving Corporation or Bancshares at or following the Effective Time, or on the transactions contemplated by this Agreement;

7.2.3  Legacy shall have delivered its Updated Schedules to Bancshares on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the Legacy Schedules (or in the Legacy Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on the business, conditions, properties or capitalization of Legacy, the Surviving Corporation or Bancshares at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.2.4  Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Legacy, and Bancshares shall have received a certificate signed on behalf of Legacy by the President and Chief Executive Officer of Legacy to such effect;

7.2.5  Legacy shall have delivered to Bancshares not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

7.2.6  Legacy shall deliver resignations of all of the directors and executive officers of Legacy effective at the Effective Time;

7.2.7  All of Legacy’s director-shareholders shall have delivered to Bancshares on the date of this Agreement the Director-Shareholder Agreements in the form attached hereto as Exhibit 7.2.7; and

7.2.8  The number of shares of Legacy Common Stock which are eligible to be Perfected Dissenting Shares pursuant to Section 214a of the NBA shall not exceed an amount which, when combined with other cash amounts payable in connection with the Merger, would result in the Merger being disqualified from a tax free reorganization pursuant to Section 368 of the IRC.

Section 7.3  Conditions to Legacy’s Obligations.  The obligations of Legacy to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by Legacy) of each of the following conditions:

7.3.1  Except as otherwise provided in this Section 7.3, (a) the representations and warranties of Bancshares contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on the business, conditions, capitalization or properties of Bancshares or upon consummation of the transactions contemplated hereby; (b) Bancshares shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on the business, conditions, capitalization or properties of Bancshares, taken as a whole, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling Legacy to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) Bancshares shall have delivered to Legacy certificates dated the date of the Effective Time and signed by the Chief Executive Officer and Chief Financial Officer of Bancshares and USB to the effect set forth in Subsections 7.3.1(a), (b) and (c);

7.3.2  Bancshares shall have delivered its Updated Schedules to Legacy on the day immediately preceding the Closing Date and none of such Updated Schedules shall reflect any item that was not on the Bancshares Schedules (or in the Bancshares Financial Statements) delivered on the date of execution of this Agreement that has had, or would have, or could be reasonably likely to have, a Material Adverse Effect on the business, conditions, properties or capitalization of Bancshares and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

7.3.3  The fairness opinion (the “Legacy Fairness Opinion”) commissioned by Legacy’s Board of Directors shall provide as of the date of mailing the Proxy Statement/Prospectus to Legacy’s shareholders that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Legacy, and shall not have been revoked, at any time prior to the meeting of Legacy’s shareholders at which the Merger is to be voted on.  Bancshares shall be provided immediate notification by Legacy of the revocation of the Legacy Fairness Opinion; and

7.3.4  Bancshares shall offer each director of Legacy who is not selected to serve as a member of Bancshares’ and USB’s Boards of Directors, the title of Director Emeritus which includes a monthly stipend of $400 as long as the director continues to hold at least 50% of the shares of Bancshares Common Stock issued to the director at the consummation of the Merger, and takes no actions construed as detrimental to the Surviving Corporation.

ARTICLE 8.  TERMINATION, AMENDMENTS AND WAIVERS

Section 8.1  Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated hereby including the Merger may be terminated at any time before the Effective Time, whether before or after approval by the shareholders of Legacy as follows, and in no other manner:

8.1.1  By mutual consent of Bancshares and USB, on the one hand, and Legacy, on the other;

8.1.2  By Bancshares or Legacy, (i) if any conditions set forth in Section 7.1 shall not have been met by March 31, 2007, or (ii) upon the expiration of 20 Business Days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transaction contemplated by this Agreement unless, within said 20 Business Day period after such denial or refusal, all Parties hereto agree to resubmit the application to the Governmental Entity that has denied, or refused to grant the approval, consent or authorization requested;

8.1.3  By Bancshares, if any conditions set forth in Section 7.2 shall not have been met, or by Legacy, if any conditions set forth in Section 7.3 shall not have been met, by March 31, 2007, or such earlier time as it becomes apparent that such condition cannot be met;

8.1.4  By Bancshares if there shall have been (i) a breach of any of the representations or warranties of Legacy set forth in this Agreement, (ii) a default in the observance or in the due and timely performance of any of its covenants and agreements herein contained, which breach or default, in the reasonable opinion of Bancshares, by its nature cannot be cured or is not cured prior to the Closing and which breach or default would, in the reasonable opinion of Bancshares, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Legacy or upon the consummation of the transactions contemplated hereby.

8.1.5  By Legacy if there shall have been (i) a breach of any of the representations or warranties of Bancshares or USB set forth in this Agreement, (ii) a default in the observance or in the due and timely performance of any of their covenants and agreements herein contained, which breach or default, in the reasonable opinion of Legacy, by its nature cannot be cured or is not cured prior to the Closing and which breach or default would, in the reasonable opinion of Legacy, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on Bancshares, USB or upon the consummation of the transactions contemplated hereby; or

8.1.6  By Bancshares or Legacy, if an Acquisition Event involving Legacy shall have occurred.

Section 8.2  Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties hereto under this Agreement shall terminate without further liability of any Party to another; provided, however, that no termination of this Agreement under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any Party from its obligations under Sections 8.5, 10.5 or 10.6, hereof and notwithstanding the foregoing if such termination shall result from the willful failure of a Party to fulfill a condition to the performance of the obligations of any other Party or to perform a covenant of such Party in this Agreement, such Party shall, subject to the provision of Section 8.5, be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees sustained or incurred by the other Party or Parties in connection with negotiating and implementing the transactions contemplated in this Agreement).

Section 8.3  Waiver of Conditions.  If any of the conditions specified in Section 7.2 have not been satisfied, Bancshares and USB may nevertheless, at their election, proceed with the transactions contemplated in this Agreement.  If any of the conditions specified in Section 7.3 have not been satisfied, Legacy may nevertheless, at its election, proceed with the transactions contemplated in this Agreement.  If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Effective Time shall be deemed to be satisfied, as evidence by a certificate delivered by the electing Party.

Section 8.4  Force Majeure.  Bancshares and Legacy agree that, notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, neither Party shall be obligated to the other Party to this Agreement for any expenses or otherwise be liable hereunder.

Section 8.5  Expenses.

8.5.1  Legacy hereby agrees that if this Agreement is terminated by Bancshares (i) pursuant to Section 8.1.2, because of the failure of Legacy shareholders to approve the Agreement and the transactions contemplated hereby following the withdrawal or modification in any manner adverse to Bancshares of the Board of Directors of Legacy’s recommendation of the Agreement and the transactions contemplated hereby, (ii) pursuant to Section 8.1.3 because of the failure of the condition set forth in Section 7.2, (iii) pursuant to Section 8.1.4, or (iv) pursuant to Section 8.1.6, Legacy shall promptly, and in any event within seven Business Days after such termination, pay Bancshares all Expenses (as defined below) of Bancshares and USB but not to exceed $200,000.

8.5.2  Bancshares and USB hereby agree that if this Agreement is terminated by Legacy (i) pursuant to Section 8.1.3 because of the failure of the condition set forth in Section 7.3, or (ii) pursuant to Section 8.1.5, Bancshares and USB shall promptly, and in any event within seven Business Days after such termination, pay Legacy all Expenses (as defined below) of Legacy but not to exceed $200,000.  The payment obligations of Bancshares and USB set forth in the preceding sentence shall be deemed to be joint and several.

8.5.3  Legacy hereby agrees that if this Agreement is terminated (a) by Legacy or Bancshares pursuant to Section 8.1.6, and (b) during the twelve (12) month period immediately following termination of this Agreement an Acquisition Event with Legacy is consummated, then, within seven (7) Business Days after the Acquisition Event is consummated, Legacy shall, in addition to any payment due under Section 8.5.1, pay Bancshares in immediately available funds $300,000, which amount the parties acknowledge as representing (i) Bancshares and USB’s direct costs and expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement; (ii) Bancshares and USB’s indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement and (iii)

Bancshares and USB’s loss as a result of the transactions contemplated by this Agreement not being consummated.

8.5.4  Except as otherwise provided herein and in Section 5.5.1, all Expenses incurred by Bancshares/USB or Legacy in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the Parties or its affiliates, shall be borne solely and entirely by the Party which has incurred the same.

8.5.5  “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

Section 8.6  Effect of Termination; Survival.  Except as provided in Section 8.5, no termination under Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party’s material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

ARTICLE 9.  EMPLOYEE BENEFITS AND INSURANCE

Section 9.1  Employee Benefits.  To the extent permissible under ERISA and similarly applicable laws and regulations, all employees of Legacy at the Effective Time, shall be entitled to participate in all Bancshares and USB Benefit Arrangements on substantially the same basis as other similarly situated employees of Bancshares and USB.  Each of these employees will be credited for eligibility, participation and vesting purposes with such employee’s respective years of past service with Legacy (or other prior service so credited by Legacy) as though they had been employees of Bancshares and USB, except with respect to Bancshares’ Employee Stock Option Plan and 401(k) Plan.

ARTICLE 10.  GENERAL PROVISIONS

Section 10.1  Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

Section 10.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to Legacy at:	Legacy Bank, N.A.
125 East Campbell Avenue
Campbell, California 95008
Fax No. (408) 341-1022
Attention: Thomas E. Ray, Chief Executive Officer

with a copy to:	Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, California 92806
Fax No. (714) 630-7910
Attention: Gary Steven Findley, Esq.

If to Bancshares at:	United Security Bancshares
1525 E. Shaw Avenue
Fresno, California 93710
Fax No. (559) 248-5088
Attention: Dennis R. Woods, Chairman, President/CEO

with a copy to:	Bullivant, Houser, Bailey, PC
1415 L. Street, Suite 1000
Sacramento, California 95814
Fax No. (916) 930-2501
Attention: Daniel Eng, Esq.

Section 10.3  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.4  Entire Agreement/No Third Party Rights/Assignment.  This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

Section 10.5  Nondisclosure of Agreement.  Bancshares and Legacy agree, except as required by law or the rules of NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

Section 10.6  Confidentiality.  All Confidential Information disclosed heretofore or hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Commissioner, the FDIC, the FRB, the SEC or any other Governmental Entity having jurisdiction over any of the Parties or as may be otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party.  Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article 8.  In the event of such termination and on request of another Party, each Party shall use all reasonable efforts to (1) return to the other Parties all documents (and reproductions thereof) received from such other Parties that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (2) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that included Confidential Information.

Section 10.7  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

Section 10.8  Headings/Table of Contents.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.9  Enforcement of Agreement.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

Section 10.10  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.11  Attorneys’ Fees.  If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Section 10.12  Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of Legacy; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

IN WITNESS WHEREOF, Bancshares, USB and Legacy have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

UNITED SECURITY BANCSHARES		LEGACY BANK, N.A.

By:	/s/ Dennis R. Woods	By:	/s/ Gary L. Hong
Name: Dennis R. Woods		Name: Gary L. Hong

By:	/s/ Kenneth L. Donahue	By:	/s/ Thomas E. Ray
Name: Kenneth L. Donahue		Name: Thomas E. Ray

UNITED SECURITY BANK

By:	/s/ Dennis R. Woods
Name: Dennis R. Woods

By:	/s/ Kenneth L. Donahue
Name: Kenneth L. Donahue

FIRST AMENDMENT TO THE

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

This First Amendment (“Amendment”) to the Agreement and Plan of Reorganization and Merger dated October 6, 2006 (the “Original Agreement”) is entered as of December 1, 2006, by and among United Security Bancshares, a California corporation (“Bancshares”); United Security Bank, a California banking corporation and wholly-owned subsidiary of Bancshares (“USB”) and Legacy Bank, N.A. a national banking association (“Legacy”).

RECITALS:

WHEREAS, Bancshares, USB and Legacy entered into the Original Agreement, and the parties desire to amend the Original Agreement by this Amendment to lift the $25 cap on the Average Closing Price as defined in the Original Agreement.

NOW, THEREFORE, in consideration of these premises and mutual covenants herein contained, Bancshares, USB and Legacy hereby agree as follows:

1.                                       Definition of Average Closing Price.  The definition of “Average Closing Price” in the Definitions section of Article I of the Original Agreement is amended in its entirety as follows:

“Average Closing Price” shall mean the average of the daily closing price of a share of Bancshares Common Stock reported on the NASDAQ Global Select Market during the 20 consecutive trading days ending at the end of the fifth trading day immediately preceding the Effective Time, provided that in no event shall the Average Closing Price be more than $25.00.

2.                                       Condition to Closing.  Section 7.1.6 of the Original Agreement is amended to read in its entirety as follows:

7.1.6  The Average Closing Price shall not be less than $20.00.

3.                                       References.  Upon execution and delivery of this Amendment, all references in the Original Agreement to the “Agreement,” and the provisions thereof, shall be deemed to refer to the Original Agreement, as amended by this Amendment.

4.                                       No Other Amendments or Changes.  Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Original Agreement shall remain unchanged and in full force and effect.

5.                                       Definitions.  All capitalized terms used herein and not otherwise defined or amended shall have the meanings given to them in the Original Agreement.

IN WITNESS WHEREOF, Bancshares, USB and Legacy have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

United Security Bancshares		Legacy Bank

By:	/s/ Ronnie D. Miller	By:	Gary L. Hong
Name:	Ronnie D. Miller	Name:	Gary L. Hong

By:	/s/ Dennis R. Woods	By:	Thomas E. Ray
Name:	Dennis R. Woods	Name:	Thomas E. Ray

United Security Bank

By:	/s/ Ronnie D. Miller
Name:	Ronnie D. Miller

By:	/s/ Dennis R. Woods
Name:	Dennis R. Woods

Appendix B

APPENDIX B

 12 U.S.C. Sec. 214a, Procedure for conversion, merger, or consolidation; vote of stockholders

SEC. 214a [Act of August 17, 1950, Sec. 2] A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

Approval of board of directors; publication of notice of stockholders’ meeting; waiver of publication; notice by registered or certified mail

(a) The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders’ meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks: Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

Rights of dissenting shareholders

(b) A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders’ meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or

B-1

consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

B-2

Appendix C

Fairness Opinion of Howe Barnes Hoefer & Arnett, Inc.

October 6, 2006

Board of Directors
Legacy Bank, N.A.
125 E. Campbell Avenue
Campbell, California 95008

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Legacy Bank, N.A., Campbell, California (“Legacy”) of the consideration to be received by Legacy in the merger (the “Merger”) of Legacy with and into United Security Bancshares, Fresno, California (“Bancshares”), pursuant to the draft of the Agreement and Plan of Reorganization and Merger, dated October 6, 2006, by and between Bancshares and Legacy (the “Merger Agreement”).

At the Effective Time of the Merger, subject to the exceptions and limitations in Section 2.5.1(b) of the Merger Agreement, each outstanding share of Legacy Common Stock (other than shares as to which statutory dissenters’ appraisal rights have been exercised) shall be converted into shares of Bancshares Common Stock in accordance with the Exchange Ratio.  “Exchange Ratio” means the number of shares of Bancshares Common Stock into which a share of Legacy Common Stock shall be converted which shall be equal to the amount determined by dividing the Merger Consideration by the Average Closing Price of Bancshares Common Stock.  “Merger Consideration” is defined in the Merger Agreement to be the amount equal to the quotient of (A) the sum of (i) the product of $13.00 multiplied by 1,672,373 plus (ii) the aggregate dollar amount of capital added to Legacy’s shareholders’ equity account upon the exercise of the Legacy Stock Option or Legacy Warrant, as applicable, minus (iii) the costs associated with the cancellation of Legacy’s data processing/technology agreements as set forth on Schedule 3.18 of the Merger Agreement, divided by (B) the sum of (i) 1,672,373 plus (ii) the number of additional shares of Legacy Common Stock issued upon exercise of any Legacy Stock Option and/or Legacy Warrant, as applicable.  All capitalized items used in this paragraph shall have the meanings ascribed to them in the Merger Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.               Participated in discussions with representatives of Legacy and Bancshares concerning Legacy’s and Bancshares’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2.               Reviewed the terms of the Merger Agreement;

3.               Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Legacy and Bancshares, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years;

4.               Held discussions with members of senior management of Legacy Bank regarding financial forecasts and projections of Legacy, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

5.               Held discussions with members of senior management of Legacy and Bancshares regarding past and current business operations, regulatory matters, financial condition and future prospects of the respective companies;

6.               Reviewed reported market prices and historical trading activity of Legacy and Bancshares common stock;

7.               Reviewed certain aspects of the financial performance of Legacy and Bancshares and compared such financial performance of Legacy and Bancshares, together with stock market data relating to Legacy and Bancshares common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

8.               Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

9.               Reviewed the potential pro forma impact of the Merger.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Legacy, Bancshares, and their respective representatives, and of the publicly available information that was reviewed by us.  We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Legacy and

Bancshares at June 30, 2006 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.  We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Legacy or Bancshares, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Legacy or Bancshares, were not furnished with any such evaluation or appraisal, and did not review any individual credit files.  Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes.  In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Legacy and will receive a fee for our services.

Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Bancshares to holders of Legacy common stock in the Merger and does not address Legacy’s underlying business decision to proceed with the Merger.  We have been retained on behalf of the Board of Directors of Legacy, and our opinion does not constitute a recommendation to any director of Legacy as to how such director should vote with respect to the Merger Agreement.

This letter is addressed and directed to the Board of Directors of Legacy in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.  We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of Legacy common stock.

Sincerely,

Howe Barnes Hoefer & Arnett, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Bylaws of United Security Bancshares (“United Security”) provide that United Security shall, to the maximum extent and in the manner permitted by the California Corporations Code (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of United Security.  Furthermore, pursuant to United Security’s Articles of Incorporation and Bylaws, United Security has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of United Security.

Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

United Security’s Bylaws also provide that United Security shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of hem, whether or not United Security would have the power to indemnify them against such liability under provisions of applicable law or the provisions of United Security’s Bylaws.  Each of the directors and executive officers of United Security has an indemnification agreement with United Security that provides that United Security shall indemnify such person to the full extent authorized by the applicable provisions of the Code and further provide advances to pay for any expenses which would be subject to reimbursement.  United Security is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.

The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21.  Exhibits and Financial Statement Schedules

(a)	Exhibits

3.1	Articles of Incorporation of Registrant (1)

3.1.1	Amendment to Articles of Incorporation*

3.2	Bylaws of Registrant (1)

4.1	Specimen common stock certificate of United Security Bancshares (1)

5.1	Opinion re: legality

8.1	Opinion re: tax matters

10.1	Executive Salary Continuation Agreement for Dennis Woods (1)

10.2	Change in Control Agreement for Dennis Woods (1)

10.3	Executive Salary Continuation Agreement for Kenneth Donahue (1)

10.4	Change in Control Agreement for Kenneth Donahue (1)

10.5	Executive Salary Continuation Agreement for David Eytcheson (1)

10.6	Change in Control Agreement for David Eytcheson (1)

10.7	Executive Salary Continuation Agreement for Rhodlee Braa (1)

10.8	Change in Control Agreement for Rhodlee Braa (1)

10.9	Stock Option Agreement for Dennis Woods dated June 16, 1996 (1)

10.10	Stock Option Agreement for Dennis Woods dated July 21, 1997 (1)

10.11	Stock Option Agreement for Kenneth Donahue dated July 21, 1997 (1)

10.12	Stock Option Agreement for David Eytcheson dated July 21, 1997 (1)

10.13	Stock Option Agreement for Rhodlee Braa dated October 10, 1995 (1)

10.14	Stock Option Agreement for Rhodlee Braa dated July 21, 1997 (1)

10.15	USB 1995 Stock Option Plan. Filed as Exhibit 10.15 to the Company’s Registration Statement on Form S-4 (file number 333-58256) filed April 4, 2001 and incorporated herein by reference.

10.16	Amendment to USB 1995 Stock Option Plan. Filed as Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (file number 333-89362) filed May 28, 2002 and incorporated herein by reference.

10.17	Amended and Restated Declaration of Trust for USB Capital Trust I—dated July 16, 2001. Filed as Exhibit 10.1 to the Company’s Form 10-Q filed August 14, 2001.

10.18

Indenture Agreement between United Security Bancshares and Bank of New York for Junior Subordinated Securities—dated July 16, 2001. Filed as Exhibit 10.2 to the Company’s Form 10-Q filed August 14, 2001.

10.19	USB 2005 Stock Option Plan. Filed as Exhibit B to the Company’s 2005 Schedule 14A Definitive Proxy filed April 18, 2005 and incorporated herein by reference.

10.20	Stock Option Agreement for William F. Scarborough dated August 1, 2005. Filed as Exhibit 10.20 to the Company’s report on Form 10-K for 2005.

10.21	Executive Salary Continuation Agreement for William F. Scarborough. Filed as Exhibit 10.21 to the Company’s report on Form 10-K for 2005.

10.22	Stock Option Agreement for Dennis Woods dated February 6, 2006. Filed as Exhibit 10.1 to the Company’s report on Form 10-Q/A on November 7, 2006 with the SEC.

10.23	Employment Agreement for Dennis Woods dated March 8, 2006. Filed as Exhibit 10.1 to the Company’s report on Form 8-K on November 8, 2006 with the SEC.

10.24	Agreement and Plan of Reorganization and Merger for the merger of Legacy Bank and United Security Bank included as Exhibit A to the proxy statement-prospectus in Part I of this Registration Statement.

11.1	Computation of earnings per share.

See Note 16 to Financial Statements on page 67 of the Company’s report on Form 10-K for 2005 and Note 6 as to the Company’s report on Form 10-Q for the third quarter of 2006..

21

Subsidiaries of the Company. The following are the subsidiaries of the Registrant. All of the subsidiaries listed below are wholly-owned by the Company, except for USB Investment Trust, which is a wholly-owned subsidiary of United Security Bank. United Security Bank, a California banking corporation, USB Capital Trust I, a Delaware statutory business trust and USB Investment Trust, a Maryland real estate investment trust.

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm

23.2	Consent of Vavrinek, Trine, Day & Company, LLP, Independent Registered Public Accounting Firm

23.3	Consent of Howe Barnes Hoefer & Arnett, Inc. included in the Appendix C to Part I of this Registration Statement

23.4	Consent of Bullivant Houser Bailey, P. C. is contained in Exhibits 5.1 and 8.1

99.1	Form of Legacy Bank, N. A. proxy*

(1)	Previously filed on April 4, 2001 as an exhibit to the Company’s filing on Form S-4 (file number 333-58256).

*Filed with the original registration statement.

(b)	Financial statement schedules filed:

All financial statement schedules are omitted because they are not applicable or not required or because the information is included in the financial statements or notes thereto or is not material.

(c)	Opinions: The opinions of Howe Barnes Hoefer & Arnett, Inc. is attached as Appendix C of the proxy statement/prospectus

Item 22.  Undertakings

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                               To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)                                  That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)                                  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(7)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)                                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fresno, State of California, on January 5, 2007.

United Security Bancshares

By:	/s/ Kenneth L. Donahue
Kenneth L. Donahue
Senior Vice President
Principal Finance Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE AND TITLE	DATE

*	January 5, 2007
Robert G. Bitter, Secretary and Director

*	January 5, 2007
Stanley J. Cavalla, Director

/s/ Kenneth L. Donahue	January 5, 2007
Kenneth L. Donahue, Senior Vice President,
Principal Financial Officer

*	January 5, 2007
Tom Ellithorpe, Director

*	January 5, 2007
R. Todd Henry, Director

*	January 5, 2007
Ronnie D. Miller, Vice Chairman of the Board

*	January 5, 2007
Robert M. Mochizuki, Director

*	January 5, 2007
Walter Reinhard, Director

*	January 5, 2007
John Terzian, Director

*	January 5, 2007
Dennis R. Woods, Chairman of the Board,
President and Chief Executive Officer

*	January 5, 2007
Michael T. Woolf, D.D.S., Director

/s/ Richard Shupe	January 5, 2007
Richard Shupe, Vice President, Controller

*	/s/ Kenneth L. Donahue
Kenneth Donahue
as attorney - in - fact pursuant to a
power of attorney

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion re: legality
8.1	Opinion re: tax matters
23.1	Consent of Moss Adams LLP Independent Registered Public Accounting Firm
23.2	Consent of Vavrinek, Trine, Day & Company, LLP Independent Registered Public Accounting Firm